Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

CAESARS ENTERTAINMENT CORPORATION,

ELDORADO RESORTS, INC.

and

COLT MERGER SUB, INC.

Dated as of June 24, 2019

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EXHIBITS

Exhibit A-1	Articles of Incorporation of Parent
Exhibit A-2	Bylaws of Parent
Exhibit A-3	Certificate of Incorporation of the Surviving Corporation
Exhibit A-4	Bylaws of the Surviving Corporation
Exhibit B-1	Delaware Certificate of Incorporation
Exhibit B-2	Delaware Bylaws

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 24, 2019, is entered into by and among Caesars Entertainment Corporation, a Delaware corporation (the “Company”), Eldorado Resorts, Inc., a Nevada corporation (“Parent”), and Colt Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary (as defined below) of Parent (“Merger Sub”). The Company, Parent and Merger Sub are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Parties intend that Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that it is fair to, and in the best interests of, the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend the adoption of this Agreement by the stockholders of the Company and to submit this Agreement to the stockholders of the Company for adoption;

WHEREAS, the Board of Directors of Parent (the “Parent Board of Directors”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that it is fair to, and in the best interests of, Parent and its stockholders, and declared it advisable, to enter into this Agreement, (ii) adopted and approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the issuance of shares of Parent Common Stock (as defined below) in connection with the transactions contemplated by this Agreement (the “Share Issuance”), and (iii) resolved to recommend the approval by its stockholders of the Share Issuance, the Delaware Conversion and the Parent A&R Charter and to submit the Share Issuance, the Delaware Conversion and the Parent A&R Charter to the stockholders of Parent for approval;

WHEREAS, the Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that it is fair to, and in the best interests of, Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend the adoption of this Agreement by the sole stockholder of Merger Sub and to submit this Agreement to such stockholder for adoption, and Parent, as the sole stockholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and has adopted this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent to enter into this Agreement, the Company Significant Stockholder is entering into a voting agreement (the “Company Stockholder Voting Agreement”) with Parent pursuant to which the Company Significant Stockholder has agreed, on the terms and subject to the conditions set forth in the Company Stockholder Voting Agreement, to, among other things, vote all of its shares of Company Common Stock to adopt this Agreement in accordance with the DGCL (as defined below);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, the Parent Family Stockholder is entering into a voting agreement (the “Parent Stockholder Voting Agreement,” and together with the Company Stockholder Voting Agreement, the “Voting Agreements”) with the Company pursuant to which the Parent Family Stockholder has agreed, on the terms and subject to the conditions set forth in the Parent Stockholder Voting Agreement, to, among other things, vote all of its shares of Parent Common Stock in favor of the Share Issuance, the Delaware Conversion and the Parent A&R Charter; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

Section 1.1    Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“2012 Plan” means the Caesars Entertainment Corporation 2012 Performance Incentive Plan (as amended).

“2014 Plan” means the Caesars Acquisition Company 2014 Performance Incentive Plan.

“2017 Plan” means the Caesars Entertainment Corporation 2017 Performance Incentive Plan (as amended).

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.3(c).

“Action” has the meaning set forth in Section 5.8(b).

“Adverse Recommendation Change” has the meaning set forth in Section 5.3(e).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise.

“Aggregate Cash Amount” has the meaning set forth in Section 3.1(c)(iv)(A).

“Aggregate Company Share Amount” has the meaning set forth in Section 3.1(c)(iv)(B).

“Aggregate Parent Share Amount” has the meaning set forth in Section 3.1(c)(iv)(C).

“Agreement” has the meaning set forth in the Preamble.

“Alternate Financing” has the meaning set forth in Section 5.16(e).

“Antitrust Laws” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Approvals” has the meaning set forth in Section 5.5(a).

“Articles of Conversion” has the meaning set forth in Section 5.18(a).

“Assumed Company Option” has the meaning set forth in Section 3.6(c)(ii).

“Assumed Company Performance Unit Award” has the meaning set forth in Section 3.6(b)(ii)(C).

“Assumed Company Restricted Unit Award” has the meaning set forth in Section 3.6(a).

“Benefit Arrangement” means, with respect to any Person, each “employee benefit plan” (within the meaning of section 3(3) of ERISA), and all stock purchase, stock option, other equity or equity-related severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, health and welfare, supplemental retirement benefits, paid time-off benefits and all other employee benefit or compensation plans, agreements, programs, policies or other arrangements, and any amendments thereto, in each case whether or not subject to ERISA and whether or not in writing, (a) under which any Employee of such Person or any current or former directors, agents, or individual independent contractors of such Person or its Subsidiaries has any present or future right to benefits, (b) sponsored or maintained by such Person or such Person’s Subsidiaries (including an ERISA Affiliate of such Person), or (c) under which such Person or such Person’s Subsidiaries (including an ERISA Affiliate of such Person) has had or may have any present or future liability, contingent or otherwise, including to any Employee of such Person or any current or former directors, agents or individual independent contractors of such Person or its Subsidiaries.

“Book-Entry Shares” has the meaning set forth in Section 3.1(e).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Cancelled Shares” has the meaning set forth in Section 3.1(b).

“Cash Election” has the meaning set forth in Section 3.1(c)(i).

“Cash Election Consideration” has the meaning set forth in Section 3.1(c)(i).

“Cash Election Share” has the meaning set forth in Section 3.1(c)(i).

“Ceased to Serve” means that such individual is not at a member of the Parent Board of Directors at the Effective Time because such individual has resigned or otherwise been removed as a member of the Parent Board of Directors (a) due to a final and binding determination by a Governmental Entity that such individual is not suitable to serve, or otherwise may not serve, as a member of the Parent Board of Directors or (b) because a Governmental Entity is likely to determine that such individual is not suitable to serve, or otherwise may not serve, as a member of the Parent Board of Directors.

“Certificate” has the meaning set forth in Section 3.1(e).

“Certificate of Conversion” has the meaning set forth in Section 5.18(a).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Transaction Value” has the meaning set forth in Section 3.1(c)(iv)(D).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company 2025 Note Indenture” has the meaning set forth in Section 5.13(b).

“Company 2025 Notes” has the meaning set forth in Section 5.13(b).

“Company Board of Directors” has the meaning set forth in the Recitals.

“Company Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company Credit Agreements” means, collectively, (a) that certain Credit Agreement, dated as of December 22, 2017, by and among Caesars Resort Collection, LLC, the other borrowers from time to time party thereto, the lenders party thereto, and Credit Suisse, AG, Cayman Islands Branch, as administrative agent, and (b) that certain Credit Agreement, dated as of October 6, 2017 (as amended by Amendment No. 1 thereto, dated as of April 16, 2018), by and among Caesars Entertainment Operating Company, Inc., CEOC, LLC, the lenders party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., as joint lead arrangers, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Barclays Bank PLC, Citigroup Global Markets Inc., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc. and UBS Securities LLC, as joint bookrunners, and Credit Suisse Securities (USA) LLC, as syndication agent and documentation agent, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in a manner not inconsistent with the terms of this Agreement.

“Company Credit Agreements Payoff” has the meaning set forth in Section 5.13(a).

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement.

“Company Employees” has the meaning set forth in Section 5.15(b).

“Company Equity Awards” means, collectively, the Company Options, the Company PSUs and the Company RSUs.

“Company Expense Payment” has the meaning set forth in Section 7.3(d)(ii).

“Company Intervening Event” means any material event or development or material change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, first occurring or arising after the date of this Agreement and prior to the Company Stockholder Approval if and only if such event, development or change in circumstances was neither known nor reasonably foreseeable by the Company Board of Directors as of, or prior to, the date of this Agreement; provided, that in no event shall the following events, developments or changes in circumstances constitute a Company Intervening Event: (a) the receipt, existence or terms of a Takeover Proposal (which matters shall be addressed by and subject to Section 5.3), (b) events, occurrences, facts, conditions or changes arising out of, relating to or resulting from any steps taken by Parent described in Section 5.5(b), (c) changes in and of themselves in the market price or trading volume of Company Common Stock or (d) the fact in and of itself that the Company meets or exceeds or fails to meet or exceed internal or published projections, forecasts or revenue or earnings predictions for any period; provided, that the exceptions in clauses (c) and (d) shall not exclude any event, development or change in circumstance underlying any such change in market price or trading volume, or meeting or exceeding, or failure to meet or exceed such projections, forecasts or predictions.

“Company Market-PSU” has the meaning set forth in Section 3.6(b)(ii)(C).

“Company Option” means an option to purchase one or more shares of Company Common Stock granted under a Company Stock Plan.

“Company Option Consideration” has the meaning set forth in Section 3.6(c)(i).

“Company Option Net Shares” has the meaning set forth in Section 3.6(c)(i).

“Company Preferred Stock” means the preferred stock of the Company, par value $0.01 per share.

“Company PSU” means a restricted stock unit award granted under a Company Stock Plan that corresponds to one or more shares of Company Common Stock and which vests, in whole or in part, based on the achievement of performance or market-based conditions.

“Company Recommendation” has the meaning set forth in Section 4.5(b).

“Company RSU” means a restricted stock unit award granted under a Company Stock Plan that corresponds to one or more shares of Company Common Stock and which vests solely based on the passage of time.

“Company Significant Stockholder” means, collectively, Carl C. Icahn and certain of his Affiliates.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stock Plans” means (a) the 2012 Plan, (b) the 2017 Plan, (c) the 2014 Plan and (d) the Caesars Entertainment Corporation Management Equity Incentive Plan.

“Company Stockholder Approval” has the meaning set forth in Section 4.5(a).

“Company Stockholder Voting Agreement” has the meaning set forth in the Recitals.

“Company Stockholders’ Meeting” has the meaning set forth in Section 5.4(c).

“Company Termination Fee” has the meaning set forth in Section 7.3(e).

“Compliant” means, with respect to the Financing Information, (a) that such Financing Information does not contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Company and its Subsidiaries, necessary in order to make the statements contained in such Financing Information, in the light of the circumstances under which they were made, not misleading, (b) Deloitte & Touche LLP shall not have withdrawn its audit opinion with respect to the portion of such Financing Information constituting audited financial statements (it being understood that in the event that such opinion is withdrawn, the Financing Information shall not be thereafter deemed to be Compliant until the date that a new audit opinion is issued with respect to the audited Financing Information by Deloitte & Touche LLP, another “big four” accounting firm or another independent public accounting firm reasonably acceptable to Parent) and (c) the Company has not determined to restate its historical financial statements contained in such Financing Information (it being understood that in the event that the Company has so determined, the Financing Information shall not be thereafter deemed to be Compliant until the date such restatement has been completed or the Company has indicated that it has concluded or otherwise determined that no such restatement shall be required).

“Confidentiality Agreement” means that certain amended and restated confidentiality agreement, dated as of April 29, 2019, by and between the Company and Parent.

“Consent Solicitation” has the meaning set forth in Section 5.13(c)(i).

“Consent Solicitation Documents” has the meaning set forth in Section 5.13(c)(ii)(A).

“Contract” means, with respect to a Person, any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation, whether oral or written, that is binding on such Person under applicable Law.

“control,” “controlled by” and “under common control with” have the meaning set forth in the definition of “Affiliate.”

“Convertible Notes” has the meaning set forth in Section 3.1(c)(iv)(B).

“Convertible Notes Indenture” means the Indenture, dated as of October 6, 2017, by and between the Company and Delaware Trust Company, as Trustee, relating to the Convertible Notes.

“Convertible Notes Indenture Amendments” has the meaning set forth in Section 5.13(c)(i).

“Convertible Notes Supplemental Indenture” has the meaning set forth in Section 5.13(c)(ii)(C).

“Debt Financing” has the meaning set forth in Section 4.23(a).

“Debt Financing Commitment” has the meaning set forth in Section 4.23(a).

“Delaware Conversion” has the meaning set forth in Section 5.18(a).

“Delaware Conversion Approval” has the meaning set forth in Section 4.5(a).

“DGCL” has the meaning set forth in Section 2.1.

“DGCL 262” has the meaning set forth in Section 3.3(a).

“Discharge” has the meaning set forth in Section 5.13(b).

“Disclosure Schedules” means, collectively, the Company Disclosure Schedule and the Parent Disclosure Schedule.

“Dissenting Shares” has the meaning set forth in Section 3.3(a).

“Effective Time” has the meaning set forth in Section 2.3.

“Election Deadline” has the meaning set forth in Section 3.2(b).

“Election Form” has the meaning set forth in Section 3.2(a).

“Election Period” has the meaning set forth in Section 3.2(b).

“Eligible Members” means individuals who are members of the Company Board of Directors as of immediately prior to the Joint Proxy Statement/Prospectus Mailing Date and have agreed to serve as members of the Parent Board of Directors.

“Employees” means, with respect to any Person, the current and former employees of such Person and those of such Person’s Subsidiaries.

“End Date” has the meaning set forth in Section 7.1(b).

“Environment” means ambient air, vapors, surface water, groundwater, wetlands, drinking water supply, land surface, or subsurface strata and biota.

“Environmental Claims” means all written claims, demands or proceedings alleging liabilities (including all reasonable and documented out-of-pocket fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations, remediation and other response actions), fines, penalties and monetary damages arising under any Environmental Law.

“Environmental Laws” means all applicable and legally enforceable federal, state and local Laws relating to Hazardous Substances, pollution, restoration or protection of the Environment or health or safety (to the extent relating to exposure to Hazardous Substances), including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and other similar state and local Laws, in effect as of the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Trust Shares” means the shares of Company Common Stock held in escrow trust to satisfy unsecured claims pursuant to the Third Amended Joint Plan of Reorganization, filed with the U.S. Bankruptcy Court for the Northern District of Illinois in Chicago on January 13, 2017, at Docket No. 6318.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all regulations and rules issued thereunder, or any successor Law.

“Exchange Agent” has the meaning set forth in Section 3.4.

“Exchange Fund” has the meaning set forth in Section 3.5(a).

“Exchange Ratio” has the meaning set forth in Section 3.1(c)(iv)(E).

“Excluded Information” means (a) consolidated financial statements (to the extent not so provided in SEC filings), “segment reporting” (to the extent not so provided in SEC filings), separate Subsidiary financial statements and financial statements and data that would be required by Rule 3-05, 3-09, 3-10 or 3-16 of Regulation S-X (unless previously filed by the Company with the SEC), under the Securities Act, (b) information regarding officers or directors prior to consummation of the Merger (except biographical information if any of such persons will remain officers or directors after consummation of the Merger), executive compensation and related party disclosure or any Compensation Discussion and Analysis or information required by Item 302 (to the extent not so provided in SEC filings) or Item 402 of Regulation S-K under the Securities Act and any other information that would be required by Part III of Form 10-K (except to the extent previously filed with the SEC), (c) any description of all or any component of the Financing or the Related Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes” or “description of other indebtedness,” or other information customarily provided by the Financing Sources, Related Financing Sources or their respective counsel, (d) risk factors relating to all or any component of the Financing or the Related Financing, (e) information regarding affiliate transactions that may exist following consummation of the Merger (unless the Company or any of its Subsidiaries was party to any such transactions prior to consummation of the Merger), (f) information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments (excluding information that is historical financial information of the Company and is derivable by the Company from the books and records of the Company or any Subsidiary of the Company), (g) information necessary for the preparation of any projected or forward-looking financial statements, monthly financial statements or any other information, in each case, that is not readily available to the Company without undue effort or expense and, in the case of financial information, prepared or available in the ordinary course of its financial reporting practice or from its books and records and (h) in the case of a Rule 144A financing, other information customarily excluded from a Rule 144A offering memorandum.

“Expense Payments” has the meaning set forth in Section 7.3(d)(ii).

“Financing” means each of the Debt Financing and the Sale Leaseback Transaction.

“Financing Agreement” means any credit agreement, indenture, purchase agreement, note or similar agreement, in each case, evidencing or relating to (x) indebtedness to be incurred in connection with any Debt Financing or (y) the transactions proposed to be effected pursuant to the Sale Leaseback Transactions.

“Financing Information” means (a)(i) audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of, and related audited consolidated statements of operations, comprehensive income/(loss), stockholders’ equity/(deficit) and cash flows of the Company and its consolidated Subsidiaries for the fiscal years ended, December 31, 2016, December 31, 2017 and December 31, 2018, and (ii) if the Closing Date is to occur more than sixty (60) days after December 31, 2019 (or such longer period after December 31, 2019 as the Company is permitted to file such financial statements with the SEC under the Exchange Act), an audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of, and related audited consolidated statements of operations, comprehensive income/(loss), stockholders’ equity/(deficit) and cash flows of the Company and its consolidated Subsidiaries for the fiscal year ended, December 31, 2019, (b) an unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of the most recent fiscal quarter (other than the fourth fiscal quarter of any fiscal year), and the related unaudited consolidated statements of operations and comprehensive income/(loss), stockholders’ equity/(deficit) and cash flows of the Company and its consolidated Subsidiaries for the most recent three-, six- or nine-month, as applicable, interim fiscal period, if any, in each case, that has been completed after the most recent fiscal year for which an audited balance sheet has been provided pursuant to clause (a) above and at least forty (40) days prior to the Closing Date (or such longer period after the end of the applicable fiscal quarter as the Company is permitted to file such financial statements with the SEC under the Exchange Act), and including, in the case of the statements of operations and comprehensive income/(loss) and cash flows, comparative information for the same period in the prior fiscal year; (c) to the extent not already provided under clause (a) or (b) above, other financial data of the Company and its Subsidiaries (i) required by paragraph (b) of Schedule I to the Debt Financing Commitment (as of the date of this Agreement) or (ii) that would be necessary for the underwriters or initial purchasers for a Debt Financing or Related Financing that is an offering of securities to receive customary “comfort” (including “negative assurance” comfort) from the independent accountants of the Company with respect to the financial information of the Company and its Subsidiaries included in the offering memorandum or prospectus for such Financing or Related Financing and (d) solely in the event deemed necessary by the SEC in connection with the Joint Proxy Statement/Prospectus and Parent has provided the Company with prompt written notice of such SEC determination, “carve out” financial statements as of the dates specified in clauses (a) and (b) above for the Company, giving effect to any the sale, divestiture or disposition of the assets, properties or businesses of the Company or its Subsidiaries made in connection with the matters described in Section 5.5; provided, that nothing in clauses (a), (b) and (c) shall include or require any Excluded Information; provided, further, that, for purposes of determining whether the Financing Information has been received by Parent to commence the fifteen (15) consecutive Business Day period referenced in the definition of “Marketing Period,” the forty (40)-day or sixty (60)-day (or such longer period as the Company is permitted to file the applicable financial statements with the SEC under the Exchange Act), as applicable, period referenced therein shall be measured based on the last day of such fifteen (15) consecutive Business Day period and not the Closing Date. Parent hereby acknowledges receipt of (x) the financial statements referred to in clause (a)(i) above and (y) the financial statements referred to in clause (b) above as of, and for the fiscal quarter ended, March 31, 2019 and for the fiscal quarter ended March 31, 2018.

“Financing Sources” means (x) the Lenders and any other financial institutions that have committed to provide or have otherwise entered into agreements in connection with any part of the Debt Financing (including the parties to any joinder agreements, credit agreements or other definitive agreements relating thereto), Financing Agreements or other Contracts entered into pursuant thereto or relating thereto, and, to the extent Alternate Financing from alternative Persons is obtained in accordance with this Agreement, such other Persons and (y) Real Estate Financing Sources and, in the case of (x) and (y), their respective former, current and future direct or indirect Affiliates and each of their and their Affiliates’ representatives, shareholders, members, managers, controlling persons, general or limited partners, management companies, investment vehicles, officers, directors, employees, agents and representatives and each of their respective successors and assigns; provided, however, in no event shall Parent or any of its Affiliates be a “Financing Source.”

“First Extended End Date” has the meaning set forth in Section 7.1(b).

“Foreign Corrupt Practices Act” has the meaning set forth in Section 4.10(e).

“Form S-4” has the meaning set forth in Section 4.25.

“Former Company Employees” has the meaning set forth in Section 5.15(d).

“GAAP” means generally accepted accounting principles in the United States.

“Gaming” or “Gaming Activities” means the conduct of gaming and gambling activities, race or sports books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, race track, card club or other enterprise, including slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, online real money gaming, online real money poker, poker tournaments, inter-casino linked systems and related and associated equipment, supplies and systems.

“Gaming Approvals” means all licenses, permits, approvals, Orders, authorizations, registrations, findings of suitability, determinations of qualification, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Authority or under any Gaming Laws that are required of the applicable Party.

“Gaming Authorities” means all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.

“Gaming Jurisdictions” means all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted, including all Gaming Jurisdictions in which any of the Parties or their respective Subsidiaries or Affiliates currently conducts or may in the future conduct Gaming Activities.

“Gaming Laws” means all Laws pursuant to which any Gaming Authority possesses regulatory, permit or licensing authority over the conduct of Gaming Activities, or the ownership or control of an interest in a Person that conducts Gaming Activities, in any Gaming Jurisdiction, all written and unwritten policies of any Gaming Authority and all written and unwritten interpretations by any Gaming Authority of such Laws or policies.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or that govern any Person’s internal affairs. For example, the “Governing Documents” of a corporation are its certificate or articles of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation or articles of organization.

“Governmental Entities” means, in any jurisdiction, any (a) federal, state, local, tribal, foreign or international government, (b) court, arbitral or other tribunal, (c) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity) or (d) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any Gaming Authority.

“Hazardous Substance” means any pollutant, chemical, substance or waste that is subject to regulation, control or remediation under applicable Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” has the meaning set forth in Section 5.8(b).

“Initial End Date” has the meaning set forth in Section 7.1(b).

“Intellectual Property” means all intellectual property of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, procedures, technologies, discoveries, apparatus, know-how, Trade Secrets, trademarks, trademark registrations and applications, domain name registrations, social media addresses and accounts, trade dress, service marks, service mark registrations and applications, trade names, and all goodwill associated with the foregoing, copyright registrations, copyrightable and copyrighted works, data and databases, software, rights of publicity, rights of privacy, moral rights, rights to personal information, customer lists and confidential marketing and customer information.

“IRS” means the U.S. Internal Revenue Service.

“Joint Proxy Statement/Prospectus” means a proxy statement to be filed with the SEC for the purpose of obtaining the Company Stockholder Approval at the Company Stockholders’ Meeting and the Parent Stockholder Approval at the Parent Stockholders’ Meeting, as amended or supplemented from time to time.

“Joint Proxy Statement/Prospectus Mailing Date” has the meaning set forth in Section 5.4(a).

“knowledge” means, with respect to Parent or the Company, the actual knowledge of the individuals listed in Section 1.1(a) of the Parent Disclosure Schedule or of the Company Disclosure Schedule, as applicable.

“Labor Contract” has the meaning set forth in Section 4.14(e).

“Law” means all laws, principles of common law, statutes, constitutions, treaties, rules, regulations, ordinances, codes, rulings, Orders, decisions, subpoenas, verdicts and licenses of all Governmental Entities.

“Leased Property” has the meaning set forth in Section 4.12.

“Lenders” has the meaning set forth in Section 4.23(a).

“Letter of Transmittal” has the meaning set forth in Section 3.5(b).

“Licensed Parties” has the meaning set forth in Section 4.9(b).

“Licensing Affiliates” has the meaning set forth in Section 4.9(b).

“Lien” means any mortgage, deed of trust, pledge, encumbrance, option, right of first refusal or first offer, conditional sale, lien, security interest, conditional or installment sale agreement, charge, proxy, voting trust or agreement, transfer restriction or other restriction on the use, voting, receipt of income or other exercise of any attribution of ownership under any stockholder or similar agreement.

“Mailing Date” has the meaning set forth in Section 3.2(a).

“Marketing Period” means the first period of fifteen (15) consecutive Business Days (a) commencing no earlier than the date that is three (3) Business Days after the date on which Parent shall have received the Financing Information and such Financing Information is Compliant (it being understood and agreed that if the Financing Information is not Compliant at any time during such fifteen (15) consecutive Business Day period, the Marketing Period shall terminate and restart when such Financing Information is Compliant) and (b) throughout and at the end of which Parent shall have the Financing Information and such Financing Information is Compliant (it being understood and agreed that if the Financing Information is not Compliant at any time during such fifteen (15) consecutive Business Day period, the Marketing Period shall terminate and restart when such Financing Information is Compliant); provided, that if the Company shall in good faith reasonably believe it has provided the Financing Information and such Financing Information is Compliant (it being understood and agreed that if the Financing Information is not Compliant at any time during such fifteen (15) consecutive Business Day period, the Marketing Period shall terminate and restart when such Financing Information is Compliant), it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case Parent shall be deemed to have such Financing Information and such Financing Information shall be deemed to be Compliant unless Parent in good faith reasonably believes the Company has not completed the delivery of the Financing Information or that such Financing Information is not Compliant and, within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Financing Information the Company has not delivered or what is not Compliant). Notwithstanding anything to the contrary herein, (i) July 5th of 2019 shall be excluded from the determination of the Marketing Period, (ii) if such fifteen (15) consecutive Business Day period has not ended by August 16, 2019, then such fifteen (15) consecutive Business Day period will not commence until September 3, 2019, (iii) November 28th and 29th of 2019 shall be excluded from the determination of the Marketing Period, and (iv) if such fifteen (15) consecutive Business Day period has not ended by December 18, 2019, then such fifteen (15) consecutive Business Day period will not commence until January 2, 2020, (v) July 3rd of 2020 shall be excluded from the determination of the Marketing Period, (vi) if such fifteen (15) consecutive business day period has not ended by August 21, 2020, then such fifteen (15) consecutive business day period will not commence until September 8, 2020 and (vii) November 26th and 27th of 2020 shall be excluded from the determination of the Marketing Period.

“Master Transaction Agreement” means the Master Transaction Agreement, dated as of the date hereof, by and between Parent and VICI Properties, L.P., as the same may be amended or modified from time to time.

“Material Adverse Effect” means, with respect to the Company or Parent, any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or (b) the ability of the Company or Parent, as the case may be, to consummate the transactions contemplated hereby; provided, however, that, for the purposes of clause (a), a “Material Adverse Effect” shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (i) changes generally affecting the economy or financial or securities markets (including prevailing interest rates); (ii) the announcement of the transactions contemplated by this Agreement and each Party’s compliance with the terms and conditions of this Agreement and the transactions contemplated hereby, including actions taken by Parent pursuant to Section 5.5(b); (iii) any change in GAAP or applicable Law; (iv) any acts of terrorism, sabotage, military action, armed hostilities (whether foreign or domestic), acts of violence (whether foreign or domestic), acts of war (whether or not declared) or casualties, or any escalation or worsening thereof; (v) any damage, destruction, loss or casualty to any of the properties or assets of the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, that is covered by insurance; (vi) earthquakes, hurricanes, tornados, floods, mudslides, wildfires, other natural disasters, severe weather conditions or public health emergencies; (vii) the failure, in and of itself, to meet internal or published projections, forecasts, budgets or revenue, sales or earnings predictions for any period (but not the facts or circumstances underlying or contributing to any such failure); (viii) general conditions (or changes therein) in the travel, hospitality or gaming industries; (ix) actions taken, or omitted to be taken, with Parent’s (in the case of the Company) or the Company’s (in the case of Parent and Merger Sub) prior written consent; (x) any change, in and of itself, in the market price or trading volume of Parent Common Stock or Company Common Stock, as applicable, or in Parent’s or the Company’s credit ratings (but not the facts or circumstances underlying or contributing to any such change), or (xi) any Action commenced on behalf of the Company’s stockholders (in the case of the Company) or Parent’s stockholders (in the case of Parent) and arising from this Agreement or the transactions contemplated hereby (except as it relates to breaches of this Agreement by the Company or Parent, as applicable); provided, further, that any event, occurrence, fact, condition or change referred to in clauses (i), (iii), (iv), (vi) or (viii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred, or would reasonably be expected to occur, to the extent that such event, occurrence, fact, condition or change has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, compared to other participants in the industries in which the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, conduct their respective businesses.

“Material Contract” has the meaning set forth in Section 4.11(a).

“Maximum Amount” has the meaning set forth in Section 5.8(c).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 4.14(b).

“Nasdaq” means the Nasdaq Global Select Market.

“No Election Consideration” has the meaning set forth in Section 3.1(c)(iii).

“No Election Share” has the meaning set forth in Section 3.2(b).

“NRS” means the Nevada Revised Statutes.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative.

“Owned Property” has the meaning set forth in Section 4.12.

“Parent” has the meaning set forth in the Preamble.

“Parent A&R Charter” has the meaning set forth in Section 2.5(a).

“Parent Benefit Plans” has the meaning set forth in Section 5.15(c).

“Parent Board of Directors” has the meaning set forth in the Recitals.

“Parent Charter Amendment Approval” has the meaning set forth in Section 4.5(a).

“Parent Common Stock” means the common stock of Parent, par value $0.00001 per share.

“Parent Common Stock VWAP” has the meaning set forth in Section 3.1(c)(iv)(F).

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent to the Company concurrently with the execution and delivery of this Agreement.

“Parent Equity Award” means, collectively, the Parent Options, the Parent PSUs and the Parent RSUs.

“Parent Expense Payment” has the meaning set forth in Section 7.3(d)(i).

“Parent Family Stockholder” means Recreational Enterprises, Inc.

“Parent Intervening Event” means any material event or development or material change in circumstances with respect to Parent and its Subsidiaries, taken as a whole, first occurring or arising after the date of this Agreement and prior to the Parent Stockholder Approval if and only if such event, development or change in circumstances was neither known nor reasonably foreseeable by the Parent Board of Directors as of, or prior to, the date of this Agreement; provided, that in no event shall the following events, developments or changes in circumstances constitute a Parent Intervening Event: (a) the receipt, existence or terms of a Takeover Proposal (which matters shall be addressed by and subject to Section 5.3), (b) events, occurrences, facts, conditions or changes arising out of, relating to or resulting from any steps taken by Parent described in Section 5.5(b), (c) changes in and of themselves in the market price or trading volume of Parent Common Stock or (d) the fact in and of itself that Parent meets or exceeds or fails to meet or exceed internal or published projections, forecasts or revenue or earnings predictions for any period; provided, that the exceptions in clauses (c) and (d) shall not exclude any event, development or change in circumstance underlying any such change in market price or trading volume, or meeting or exceeding, or failure to meet or exceed such projections, forecasts or predictions.

“Parent Option” means an outstanding and unexercised option to purchase shares of Parent Common Stock granted under a Parent Stock Plan.

“Parent PSU” means a restricted stock unit award granted under a Parent Stock Plan that corresponds to one or more shares of Parent Common Stock and which vests, in whole or in part, based on the achievement of performance or market-based conditions.

“Parent Recommendation” has the meaning set forth in Section 4.5(c).

“Parent RSU” means a restricted stock unit award granted under a Parent Stock Plan that corresponds to one or more shares of Parent Common Stock and which vests solely based on the passage of time.

“Parent Stock Plans” means the (a) Isle of Capri Casinos, Inc. Second Amended and Restated 2009 Long-Term Stock Incentive Plan, (b) MTR Gaming Group, Inc. 2010 Long Term Incentive Plan, (c) Eldorado Resorts, Inc. 2015 Equity Incentive Plan and (d) Eldorado Resorts, Inc. Amended and Restated 2015 Equity Incentive Plan.

“Parent Stockholder Approval” has the meaning set forth in Section 4.5(a).

“Parent Stockholder Voting Agreement” has the meaning set forth in the Recitals.

“Parent Stockholders’ Meeting” has the meaning set forth in Section 5.4(d).

“Parent Termination Fee” has the meaning set forth in Section 7.3(e).

“Parties” and “Party” have the meaning set forth in the Preamble.

“Party Intellectual Property” means, with respect to any Party, all Intellectual Property owned by such Party or its Subsidiaries.

“Payoff Letter” has the meaning set forth in Section 5.13(a).

“Per Share Amount” has the meaning set forth in Section 3.1(c)(iv)(G).

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership (general or limited), limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Previously Disclosed” means, with respect to any specific section or subsection of this Agreement, the information set forth by a Party in (a) the corresponding section or subsection of its Disclosure Schedule, (b) any other section or subsection of its Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that the disclosure in such other section or subsection of its Disclosure Schedule is applicable to such specific section or subsection of this

Agreement, (c) such Party’s SEC Filings filed at least two (2) Business Days prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (d) in the case of Benefit Arrangements that are not material, a virtual data room established by the Company or Parent, as applicable; provided, that any such Benefit Arrangements shall be considered Previously Disclosed if form agreements with terms substantially comparable to the respective Benefit Arrangement have been provided in the applicable data room.

“Properties” and “Property” have the meaning set forth in Section 4.12.

“Qualifying Amendment” has the meaning set forth in Section 5.4(a).

“Real Estate Financing Sources” means any purchaser or lessor of real estate pursuant to any Sale Leaseback Transaction.

“Real Estate Purchase Agreements” means the Subject Property PSAs as defined in the Master Transaction Agreement.

“Regulatory Breach Termination” means a termination of this Agreement by either Parent or the Company pursuant to (a) Section 7.1(h), (b) Section 7.1(c) in connection with any Law relating to Antitrust Laws or (c) Section 7.1(b) and at the time of such termination pursuant to Section 7.1(b), any of the conditions set forth in Section 6.1(b) (if the applicable Law relates to Antitrust Laws) or Section 6.1(e)(i) shall not have been satisfied and the conditions in Section 6.1(a) and Section 6.3 have been satisfied or are capable of being satisfied at or prior to the Closing, in each case of (b) and (c), if at the time of such termination, Parent shall have been in willful and material breach of its obligations with respect to Antitrust Laws under Section 5.5(b).

“Related Financing” means any debt securities, credit facilities, other indebtedness for borrowed money, equity or equity-linked securities or other financing all or a portion of which is issued or incurred by any Real Estate Financing Source to fund the consideration payable by such Real Estate Financing Source in the Sale Leaseback Transaction.

“Related Financing Agreement” means any credit agreement, indenture, purchase agreement, note or similar agreement, in each case, evidencing or relating to indebtedness to be incurred in connection with any Related Financing.

“Related Financing Commitment” means the commitment letter(s) and fee letters, including all exhibits, schedules, annexes and joinders thereto, dated as of the date of this Agreement, among the Real Estate Financing Sources and the financial institutions party thereto, in the form delivered to the Company by the Real Estate Financing Sources.

“Related Financing Sources” means the financial institutions that have committed to provide or have otherwise entered into agreements in connection with any part of the Related Financing (including the parties to any joinder agreements, credit agreements or other definitive agreements relating thereto), and their respective former, current and future direct or indirect Affiliates and each of their and their Affiliates’ representatives, shareholders, members, managers, controlling persons, general or limited partners, management companies, investment vehicles, officers, directors, employees, agents and representatives and each of their respective successors and assigns.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.

“Requisite Gaming Approvals” means the Gaming Approvals set forth on Section 1.1(b) of the Parent Disclosure Schedule or of the Company Disclosure Schedule, as applicable.

“Reverse Termination Fee” has the meaning set forth in Section 7.3(e).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first Person.

“Sale Leaseback Transactions” means the transactions contemplated by the Real Estate Purchase Agreements and the Master Transaction Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Filings” has the meaning set forth in Section 4.7(a).

“Second Extended End Date” has the meaning set forth in Section 7.1(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Issuance” has the meaning set forth in the Recitals.

“Shortfall Number” has the meaning set forth in Section 3.1(d)(ii).

“Solvent” has the meaning set forth in Section 4.24.

“Specified Convertible Notes Indenture Amendments” has the meaning set forth in Section 5.13(c) of the Company Disclosure Schedule.

“Stock Conversion Number” has the meaning set forth in Section 3.1(d).

“Stock Election” has the meaning set forth in Section 3.1(c)(ii).

“Stock Election Consideration” has the meaning set forth in Section 3.1(c)(ii).

“Stock Election Number” has the meaning set forth in Section 3.1(d)(i).

“Stock Election Share” has the meaning set forth in Section 3.1(c)(ii).

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Superior Proposal” means, with respect to the Company or Parent, a bona fide written Takeover Proposal (a) that the Company Board of Directors or the Parent Board of Directors, as applicable, determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory, timing and other aspects of such proposal, including all conditions contained therein and the Person making such Takeover Proposal and (b) that the Company Board of Directors or the Parent Board of Directors, as applicable, determines in good faith after consultation with its outside financial advisor and outside legal counsel (taking into account any changes to this Agreement proposed by the other Party in response to such Takeover Proposal, and all financial, legal, regulatory, timing and other aspects of such Takeover Proposal, including all conditions contained therein and the Person making such proposal, and this Agreement) is more favorable to the stockholders of the Company or Parent, as applicable, from a financial point of view than the transactions contemplated by this Agreement. For purposes of this definition, “Takeover Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references to 20% shall be changed to 50%.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Laws” has the meaning set forth in Section 4.16.

“Takeover Proposal” means, with respect to the Company or Parent, as the case may be, (a) any inquiry, proposal or offer for or with respect to (or expression by any Person that it is considering or may engage in) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving such Party or any of its Subsidiaries whose assets, taken together, constitute 20% or more of such Party’s consolidated assets, (b) any inquiry, proposal or offer (including tender or exchange offers) to (or expression by any Person that it is considering or may seek to) acquire in any manner, directly or indirectly, in one or more transactions, 20% or more of the outstanding Company Common Stock or Parent Common Stock, as applicable, or securities of such Party representing 20% or more of the voting power of such Party or (c) any inquiry, proposal or offer to (or expression by any Person that it is considering or may seek to) acquire in any manner (including the acquisition of stock in any Subsidiary of such Party), directly or indirectly, in one or more transactions, assets or businesses of such Party or its Subsidiaries, including pursuant to a joint venture, representing 20% or more of the consolidated assets, revenues or net income of such Party, in each case, other than the Merger.

“Takeover Provisions” has the meaning set forth in Section 4.16.

“Tax” or “Taxes” means (a) all taxes, levies, imposts, duties and other similar assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, real property transfer, documentary transfer, controlling interest, transactions, intangibles, ad valorem, value-added, escheat, franchise, registration, title, license, capital, paid-

up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code), windfall profit or other tax, custom, duty or other like assessment, together with any interest, penalties, fines or additions to tax that may become payable in respect thereof imposed by any country, any Governmental Entity or subdivision or agency thereof, (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor, by Contract (other than any Contract entered into in the ordinary course of business consistent with past practice and the primary purpose of which is not the allocation or payment of Tax liability) or otherwise.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied or required to be supplied to, or filed or required to be filed with, a Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Termination Date” has the meaning set forth in Section 5.1(a).

“Termination Fee Payment” has the meaning set forth in Section 7.3(f).

“Third-Party Consents” has the meaning set forth in Section 5.5(g).

“Ticking Fee” has the meaning set forth in Section 3.1(c)(iv)(A).

“Trade Secrets” means all trade secrets, confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under the Code.

“UK Bribery Act” has the meaning set forth in Section 4.10(e).

“Voting Agreements” has the meaning set forth in the Recitals.

Section 1.2    Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. Whenever the word “or” is used in this Agreement, it shall not be deemed exclusive. References to “$” mean U.S. dollars. References to “written” or “in writing” include any writing in electronic form. The phrases “the Company and its Subsidiaries,” “Parent and its Subsidiaries” and words of similar import when used in this Agreement shall be deemed to be followed by the words “taken as a whole.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time may be amended, modified or supplemented, including by succession of comparable successor statutes (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). When used in reference to information or documents, other than with respect to any information or documents publicly available on the SEC’s Electronic Data Gathering and Retrieval System, the terms “made available,” “provided” and “delivered” mean that the information or documents referred to have been made available in the virtual data rooms established by the Company or Parent, as applicable, by no later than the day prior to the date of this Agreement. The inclusion of any item in the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

THE MERGER

Section 2.1    The Merger. At the Effective Time, upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement, and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its existence under the Laws of the State of Delaware as the surviving company in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

Section 2.2    Closing. The closing of the Merger (the “Closing”) shall take place by electronic exchange of documents on the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing), or at such other place, date and time as the Company and Parent may agree in writing: provided, however, that if the Marketing Period has not ended at such time, the Closing shall occur instead on (a) the earlier to occur of (i) any Business Day during the Marketing Period to be specified by Parent to the Company on no less than three (3) Business Days’ written notice and (ii) the third Business Day following the last day of the

Marketing Period or (b) such other date and time as agreed to in writing by Parent and the Company; provided, further, that if the End Date occurs on or prior to such third (3rd) Business Day, then the Closing shall occur on the End Date if the conditions set forth in Article VI are satisfied or waived (to the extent permitted by applicable Law and other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) as of the End Date and the Marketing Period has ended at such time. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3    Effective Time. Promptly following the Closing, the Company and Merger Sub shall cause to be filed with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed and filed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL, in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such other, later date and time as the Company and Parent may agree and specify in the Certificate of Merger, executed and filed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL (the time the Merger becomes effective, the “Effective Time”).

Section 2.4    Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, claims, obligations, liabilities and duties of the Company and Merger Sub shall become the debts, claims, obligations, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 2.5    Governing Documents.

(a)    In the event that the Delaware Conversion Approval is not obtained but subject to the receipt of the Parent Charter Amendment Approval, at the Effective Time, Parent shall cause its Governing Documents to be amended and restated in their entirety in the forms attached hereto as Exhibit A-1 (the “Parent A&R Charter”) and Exhibit A-2, and as so amended shall be the Governing Documents of Parent until thereafter amended in accordance with the provisions thereof and applicable Law. Notwithstanding the foregoing, if the Delaware Conversion Approval is obtained, then Section 5.18 shall apply.

(b)    At the Effective Time, the Governing Documents of the Surviving Corporation shall be amended and restated in their entirety in the forms attached hereto as Exhibit A-3 and Exhibit A-4, and as so amended shall be the Governing Documents of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 2.6    Further Assurances. If at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Parties and the Surviving Corporation and their respective officers and directors, as applicable, shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1    Effect on Capital Stock. At the Effective Time, by virtue of the Merger, and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares or securities of Parent or the Company:

(a)    Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)    Cancellation of Certain Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company, and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent, any of its Subsidiaries or Merger Sub, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist (any such shares, “Cancelled Shares”), and no consideration shall be delivered in exchange therefor or in respect thereof.

(c)    Conversion of Company Common Stock. Subject to the other provisions of this Article III, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Dissenting Shares), including the Escrow Trust Shares, shall be converted automatically into, and shall thereafter represent, the right to receive, at the election of the holder of such share of Company Common Stock pursuant to the procedures set forth in Section 3.2 and subject to any proration in accordance with Section 3.1(d), any of the following forms of consideration (the “Merger Consideration”):

(i)    Cash Election Shares. Each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been properly made and has not been properly revoked (each, a “Cash Election Share”) shall be converted into the right to receive the Per Share Amount in cash (without interest) (the “Cash Election Consideration”), subject to adjustment in accordance with Section 3.3(b).

(ii)    Stock Election Shares. Each share of Company Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) has been properly made and has not been properly revoked (each, a “Stock Election Share”) shall be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio, subject to adjustment in accordance with Section 3.3(b) (the “Stock Election Consideration”).

(iii)    No Election Shares. Each No Election Share shall be converted into the right to receive the Cash Election Consideration or the Stock Election Consideration as determined in accordance with Section 3.1(d), subject to adjustment in accordance with Section 3.3(b) (the “No Election Consideration”).

(iv)    Definitions.

(A) “Aggregate Cash Amount” means the product of (1) the Aggregate Company Share Amount and (2) the sum of (x) $8.40 plus (y) if the condition set forth in Section 6.1(e)(i) remains unsatisfied on March 25, 2020, an amount equal to $0.003333 (the “Ticking Fee”) multiplied by the number of days during the period beginning on March 25, 2020 and ending on the Closing Date; provided, however, that the Ticking Fee shall not apply during any day in which the condition set forth in Section 6.1(e)(i) shall have been satisfied and the condition set forth in Section 6.3(e) remains unsatisfied.

(B) “Aggregate Company Share Amount” means 682,161,838 shares of Company Common Stock; provided, however, that the “Aggregate Company Share Amount” shall be (1) increased by the number of shares of Company Common Stock that are issued, from and after the date hereof and prior to the Effective Time, pursuant to (A) the exercise of Company Options and other Company Equity Awards either (x) outstanding as of the date hereof or (y) issued after the date hereof pursuant to and in compliance with the terms of this Agreement or (B) conversion of the Company’s outstanding 5.00% Convertible Senior Notes due 2024 (the “Convertible Notes”) and (2) decreased in the event any shares of Company Common Stock become Cancelled Shares pursuant to Section 3.1(e).

(C) “Aggregate Parent Share Amount” means 61,326,350 shares of Parent Common Stock; provided, however, that the “Aggregate Parent Share Amount” shall be (1) increased by the number of shares of Company Common Stock that are issued, from and after the date hereof and prior to the Effective Time, pursuant to (A) the exercise of Company Options and other Company Equity Awards either (x) outstanding as of the date hereof or (y) issued after the date hereof pursuant to and in compliance with the terms of this Agreement or (B) conversion of the Convertible Notes and (2) decreased in the event any shares of Company Common Stock become Cancelled Shares pursuant to Section 3.1(e), in each case on a basis of 0.0899 additional shares of Parent Common Stock for each share of Company Common Stock so issued or cancelled.

(D) “Closing Transaction Value” means the sum of (1) the Aggregate Cash Amount and (2) the product of the Aggregate Parent Share Amount and the Parent Common Stock VWAP.

(E) “Exchange Ratio” means the quotient, rounded to the nearest one ten-thousandth, of (1) the Per Share Amount divided by (2) the Parent Common Stock VWAP.

(F) “Parent Common Stock VWAP” means the volume weighted average price of a share of Parent Common Stock for a ten (10) trading day period, starting with the opening of trading on the eleventh (11th) trading day prior to the anticipated Closing Date to the closing of trading on the second (2nd) to last trading day prior to the anticipated Closing Date, as reported by Bloomberg Finance L.P.

(G) “Per Share Amount” means the quotient, rounded to the nearest one-tenth of a cent, obtained by dividing (1) the Closing Transaction Value by (2) the Aggregate Company Share Amount.

(d)    Proration. Notwithstanding anything to the contrary in this Agreement, the total number of shares of Company Common Stock that will be converted into the Stock Election Consideration (the “Stock Conversion Number”) shall be equal to the quotient obtained by dividing (x) the Aggregate Parent Share Amount by (y) the Exchange Ratio. All other shares of Company Common Stock shall be converted into the right to receive the Cash Election Consideration (in each case, excluding Dissenting Shares and Cancelled Shares). Within ten (10) Business Days after the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive the Stock Election Consideration and the Cash Election Consideration as follows:

(i) If the aggregate number of shares of Company Common Stock with respect to which a Stock Election shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then (1) all Cash Election Shares and all No Election Shares of each holder thereof shall be converted into the right to receive the Cash Election Consideration, and (2) Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Election Consideration in respect of that number of Stock Election Shares equal to the product of (A) the number of Stock Election Shares held by such holder and (B) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Election Consideration.

(ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number, the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Election Consideration and the No Election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of No Election Shares, then (1) all Cash Election Shares shall be converted into the right to receive the Cash Election Consideration and (2) No Election Shares of each holder thereof shall convert into the right to receive the Stock Election Consideration in respect of that number of No Election Shares equal to the product of (x) the number of No Election Shares held by such holder and (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of No Election Shares, with the remaining number of such holder’s No Election Shares being converted into the right to receive the Cash Election Consideration; or

(B)    If the Shortfall Number exceeds the number of No Election Shares, then (1) all No Election Shares shall be converted into the right to receive the Stock Election Consideration and (2) Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Election Consideration in respect of that number of Cash Election Shares equal to the product of (x) the number of Cash Election Shares held by such holder and (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of No Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Election Consideration.

(e)    Treatment of Company Common Stock. From and after the Effective Time, all of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 3.1 shall no longer be outstanding, shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive (x) the Merger Consideration into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 3.1 and (y) any dividends or other distributions to which holders of Company Common Stock shall become entitled in accordance with Section 3.5(d).

Section 3.2    Election Procedure for Company Common Stock.

(a)    Election Form. Not less than thirty (30) days prior to the anticipated Effective Time or on such other date as Parent and the Company mutually agree (the “Mailing Date”), the Company shall mail an election form and other appropriate and customary transmittal materials, in such form mutually acceptable to Parent and the Company (the “Election Form”), to each holder of record of shares of Company Common Stock (other than any Cancelled Shares and any Dissenting Shares) as of a record date that is five (5) Business Days prior to the Mailing Date or such other date as mutually agreed to by Parent and the Company.

(b)    Choice of Election. Each Election Form shall permit the holder (or the beneficial owner through customary documentation and instructions) to specify (i) the number of shares of Company Common Stock with respect to which such holder elects to receive the Stock Election Consideration, (ii) the number of shares of Company Common Stock with respect to which such holder elects to receive the Cash Election Consideration or (iii) that such holder makes no election with respect to such holder’s shares of Company Common Stock. Any shares of Company Common Stock with respect to which the Exchange Agent does not receive a properly completed Election Form during the period (the “Election Period”) from the Mailing Date to 5:00 p.m., New York time, on the second (2nd) Business Day prior to the Effective Time or such other time as mutually agreed by Parent and the Company (the “Election Deadline”) shall be deemed to be No Election Shares. Parent shall publicly announce the anticipated Election Deadline at least five (5) Business Days prior to the Election Deadline. If the Effective Time is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date (which shall be the second (2nd) Business Day prior to the Effective Time or such other date as mutually agreed to by Parent and the Company), and Parent shall promptly announce any such delay and, when determined, the rescheduled Election Deadline. For the purposes of this Agreement, “No Election Share” means each share of Company Common Stock for which (i) no election to receive Cash

Election Consideration or Stock Election Consideration has been properly made, or no Election Form has been properly returned, in accordance with the terms of this Section 3.2, (ii) an Election Form specifies that the holder thereof makes no election with respect to such share or (iii) an election to receive Cash Election Consideration or Stock Election Consideration has been properly revoked in accordance with the terms of this Section 3.2. Shares of Company Common Stock that are Escrow Trust Shares at the Election Deadline shall be treated as No Election Shares.

(c)    New Holders. Parent shall make available one (1) or more Election Forms as may reasonably be requested from time to time by all Persons who become holders or beneficial owners of shares of Company Common Stock during the Election Period, and the Company shall provide the Exchange Agent all information reasonably necessary for it to perform its duties as specified herein.

(d)    Revocations; Exchange Agent. Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form during the Election Period. After a Cash Election or a Stock Election has been properly made with respect to any shares of Company Common Stock, any subsequent transfer of such shares of Company Common Stock shall automatically revoke such election. Any Election Form may be revoked or changed by the person submitting it, by written notice received by the Exchange Agent during the Election Period. In the event an Election Form is revoked during the Election Period, the shares of Company Common Stock represented by such Election Form shall be deemed to be No Election Shares, except to the extent a subsequent election is properly made during the Election Period. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of the Parties or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

Section 3.3    Payment for Securities; Exchange of Company Common Stock.

(a)    Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder of record who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such shares of Company Common Stock pursuant to, and who complies in all respects with, Section 262 of the DGCL (“DGCL 262” and any such shares meeting the requirement of this sentence, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but instead at the Effective Time shall be converted into the right to receive payment of such amounts as are payable in accordance with DGCL 262 (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares to the extent afforded by DGCL 262); provided, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under DGCL 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration. The Company shall give prompt written notice to Parent of any demands received by the Company for fair value of any shares of Company Common Stock pursuant to DGCL 262 and of any withdrawals of such demands, and, to the extent permitted by applicable Law, Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

(b)    Certain Adjustments. If, between the date of this Agreement and the Effective Time (and as permitted by Article V), the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration, the number of shares of Parent Common Stock to be delivered in the Merger, the Cash Election Consideration, the Stock Election Consideration, the No Election Consideration, the Aggregate Company Share Amount, the Aggregate Parent Share Amount and the Exchange Ratio, as the case may be, shall be equitably adjusted, without duplication, to proportionally reflect such change; provided, that nothing in this Section 3.3(b) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(c)    No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger upon the surrender for exchange of Certificates or with respect to Book-Entry Shares or otherwise, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Each holder of Company Common Stock or a Company Equity Award converted pursuant to the Merger that would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares evidenced by the Certificates and Book-Entry Shares delivered by such holder) shall receive from Parent, in lieu thereof and upon surrender thereof, a cash payment (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Common Stock VWAP (rounded down to the nearest penny).

Section 3.4    Appointment of Exchange Agent

. Prior to the Effective Time, Parent shall appoint a bank or trust company to act as exchange agent (the “Exchange Agent”), the identity and the terms of appointment of which to be reasonably acceptable to the Company, for the payment of the Merger Consideration and shall enter into an agreement relating to the Exchange Agent’s responsibilities with respect thereto, in form and substance reasonably acceptable to the Company.

Section 3.5    Exchange of Shares.

(a)    Deposit of Company Merger Consideration. Substantially concurrently with the Effective Time, but in no event later than the wire cut off deadline on the Closing Date, Parent shall deposit, or shall cause to be deposited (including by the Surviving Corporation), with the Exchange Agent (i) evidence of Parent Common Stock in book-entry form (and/or certificates representing such Parent Common Stock, at Parent’s election) representing the full number of whole shares of Parent Common Stock sufficient to deliver the stock portion of the aggregate Merger Consideration, (ii) cash in an amount sufficient to pay the cash portion of the aggregate Merger Consideration, in each case, payable in the Merger to all holders of Company Common Stock and (iii) to the extent applicable, cash in an amount sufficient for payment in lieu of fractional shares in accordance with Section 3.3(c). As needed from time to time after the Effective Time, Parent shall deposit, or shall cause to be deposited (including by Parent or the Surviving Corporation), with the Exchange Agent any dividends or other distributions with respect to Parent Common Stock to which holders of Company Common Stock become entitled pursuant to Section 3.5(d). Such shares of Parent Common Stock and cash provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, are referred to collectively in this Agreement as the “Exchange Fund.”

(b)    Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event within five (5) Business Days of the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted pursuant to Section 3.1(c) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon, (A) with respect to shares evidenced by Certificates, delivery of the Certificates (or affidavits of loss in lieu thereof) and (B) with respect to Book-Entry Shares, proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Exchange Agent may reasonably request), as applicable, to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably agree upon prior to the Effective Time) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 3.5(d).

(c)    Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to the Exchange Agent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive, within two (2) Business Days following the later to occur of (i) the Effective Time or (ii) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, together with any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 3.5(d). In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon, or shares of Parent Common Stock to be issued upon, due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be paid or issued, as the case may be, to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share. Until surrendered as contemplated by this Section 3.5(c), each Certificate and Book-

Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, together with any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 3.5(d).

(d)    Treatment of Unexchanged Shares. Whenever a dividend or other distribution is declared or made after the date of this Agreement with respect to any shares of Parent Common Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all such shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions, if any, with a record date after the Effective Time with respect to Parent Common Stock shall be paid to the holder of any unsurrendered share of Company Common Stock to be converted into cash and shares of Parent Common Stock pursuant to Section 3.1(c) until such holder shall surrender such share in accordance with this Section 3.5(d). After the surrender in accordance with this Section 3.5(d) of a share of Company Common Stock to be converted into cash and shares of Parent Common Stock pursuant to Section 3.1(c), the holder thereof shall be entitled to receive (in addition to the Merger Consideration payable to such holder pursuant to this Article III) any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the share of Parent Common Stock represented by such share of Company Common Stock.

(e)    No Further Ownership Rights. The shares of Parent Common Stock delivered and cash paid in accordance with the terms of this Article III upon conversion of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificates or Book-Entry Shares in accordance with Section 3.5(c) (together with any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 3.5(d)), without interest, and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Corporation, Parent or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III.

(f)    Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Company Common Stock pursuant to this Article III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund, and such investments shall only be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations of issuers organized under the Laws of a state of the United States of America, rated A-1 or P-1 or better by S&P Global Ratings or Moody’s Investors Service, Inc., respectively. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock and (ii) applied promptly to making the payments pursuant to Section 3.1. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1, except as expressly provided for in this Agreement. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(g)    Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article III shall thereafter look only to Parent or the Surviving Corporation (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration and any dividends and distributions that such holder has the right to receive pursuant to this Article III without any interest thereon.

(h)    No Liability. None of the Parties or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article III that remains undistributed to the holders of Certificates and Book-Entry Shares as of immediately prior to the date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(i)    Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of a Certificate, a Book-Entry Share or a Company Equity Award pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any applicable Tax Law. Any amounts so deducted and withheld shall be paid over to the appropriate Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate, Book-Entry Share or Company Equity Award in respect of which such deduction or withholding was made.

(j)    Lost Certificates. If any Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, mutilated or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 3.5(g), Parent) shall deliver, in exchange for such lost, stolen, mutilated or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

(k)    Deferred Shares of Company Common Stock. Notwithstanding anything herein to the contrary, the Merger Consideration applicable to any shares of Company Common Stock, the delivery of which has been previously deferred pursuant to a valid deferral election under a non-qualified deferred compensation plan of the Company, shall be delivered at the time or time(s) set forth in the applicable deferral election, in accordance with Section 409A of the Code.

Section 3.6    Company Equity Awards.

(a)    Company RSUs. Immediately prior to the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger and without further action on the part of the holder thereof, be assumed by Parent as of the Effective Time and converted into a restricted unit award of Parent (each, an “Assumed Company Restricted Unit Award”). Each Assumed Company Restricted Unit Award shall cover that number of whole shares of Parent Common Stock equal to the product of (A) the number of shares of Company Common Stock underlying the applicable Company RSU immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, with the result rounded down to the nearest whole number of shares of Parent Common Stock. Except as otherwise provided in this Section 3.6(a), each Assumed Company Restricted Unit Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company RSU immediately prior to the Effective Time. Notwithstanding the foregoing, if the original terms and conditions applicable to a Company RSU granted under a Company Stock Plan do not expressly provide for the treatment of such Company RSU upon a termination of employment that occurs following a “change in control” or “corporate transaction” (as such terms are used in an applicable Company Stock Plan, or the award agreement, as applicable), then, upon such Company RSU becoming an Assumed Company Restricted Unit Award, the terms set forth on Section 3.6 of the Company Disclosure Schedule shall be deemed to apply to such Assumed Company Restricted Unit Award; provided, that all other terms and conditions applicable to such Company RSU shall continue to apply unaffected.

(b)    Company PSUs.

(i)    Immediately prior to the Effective Time, with respect to each outstanding Company PSU that, pursuant to its terms, requires accelerated vesting as of the Effective Time, the restrictions and vesting conditions applicable to such Company PSU shall lapse in accordance with the terms thereof and each such Company PSU shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted as of the Effective Time into the right to receive, with respect to each share of Company Common Stock underlying such Company PSU, the Cash Election Consideration. The Cash Election Consideration, less applicable Tax withholdings, shall be paid or provided to the holder of such Company PSU as soon as reasonably practicable following the Closing Date, but in no event later than ten (10) Business Days following the Closing Date.

(ii)    Immediately prior to the Effective Time, with respect to each outstanding Company PSU that, pursuant to its terms, does not require accelerated vesting as of the Effective Time (and which is therefore not converted into the right to receive the Cash Election Consideration pursuant to Section 3.6(b)(i)), such Company PSU shall, by virtue of the Merger and without further action on the part of the holder thereof, be treated as follows:

(A) Company PSUs or portions thereof that are eligible to vest in respect of (I) performance conditions that are not based on share or market price and (II) performance achieved during the year in which the Closing occurs, shall vest based on the level of actual performance achievement of the applicable performance criteria through the end of the month immediately preceding the month in which the Closing occurs, as proportionately extrapolated through the remainder of the applicable performance period (as determined by the Compensation Committee of the Company Board of Directors, in its reasonable discretion and in consultation with Parent), and shall be converted as of the Effective Time into the right to receive, with respect to each share of Company Common Stock underlying the vested portion of such Company PSU, the Cash Election Consideration. The Cash Election Consideration, less applicable Tax withholdings, shall be paid or provided to the holder of such Company PSU as soon as reasonably practicable following the Closing Date, but in no event later than ten (10) Business Days following the Closing Date. Any such Company PSUs which do not become vested pursuant to this Section 3.6(b)(ii)(A) shall be cancelled as of the Effective Time without consideration.

(B) Company PSUs or portions thereof that are eligible to vest in respect of (I) performance conditions that are not based on stock or market price and (II) a performance period that has not yet commenced as of the Effective Time, shall vest based on deemed achievement at the “target” level performance, and shall be converted as of the Effective Time into the right to receive, with respect to each share of Company Common Stock underlying the vested portion of such Company PSU, the Cash Election Consideration. The Cash Election Consideration, less applicable Tax withholdings, shall be paid or provided to the holder of such Company PSU as soon as reasonably practicable following the Closing Date, but in no event later than ten (10) Business Days following the Closing Date. Any such Company PSUs which do not become vested pursuant to this Section 3.6(b)(ii)(B) shall be cancelled as of the Effective Time without consideration

(C) Company PSUs that are eligible to vest in respect of performance conditions that are based on stock or market price (each, a “Company Market-PSU”) shall, by virtue of the Merger and without further action on the part of the holder thereof, be assumed by Parent as of the Effective Time and converted into a performance-based restricted unit award of Parent (each, an “Assumed Company Performance Unit Award”). Each Assumed Company Performance Unit Award shall cover that number of whole shares of Parent Common Stock equal to the product of (I) the number of shares of Company Common Stock underlying the applicable Company Market-PSU immediately prior to the Effective Time, multiplied by (II) the Exchange Ratio, with the result rounded down to the nearest whole number of shares of Parent Common Stock. The stock-based or market-based performance conditions applicable to each Assumed Company Performance Unit Award shall be equal to the quotient obtained by dividing (x) the applicable stock-based or market-based performance target(s) of the applicable Company Market-PSU immediately prior to the Effective Time by (y) the Exchange Ratio (or, if the applicable stock-based or market-based performance target(s) are determined as a percentage or multiple of an initial value, then instead such initial value shall instead be divided by the Exchange Ratio). Except as otherwise provided in this Section 3.6(b)(ii)(C), each Assumed Company Performance Unit Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company PSU immediately prior to the Effective Time. Notwithstanding the foregoing, if the original terms and conditions applicable to a Company Market-PSU granted under a Company Stock Plan do not expressly provide for the treatment of such Company Market-PSU upon a termination of employment that occurs following a “change in control” or “corporate transaction” (as such terms are used in an applicable Company Stock Plan, or the award agreement, as applicable), then, upon such Company Market-PSU becoming an Assumed Company Performance Unit Award, the terms set forth on Section 3.6 of the Company Disclosure Schedule shall be deemed to apply to such Assumed Company Performance Unit Award; provided, that all other terms and conditions applicable to such Company Market-PSU shall continue to apply unaffected.

(c)    Company Options.

(i)    Subject to Section 3.6(c)(i) of the Company Disclosure Schedule, immediately prior to the Effective Time, each Company Option or portion thereof that (A) is then outstanding and unexercised, (B) is vested and exercisable as of immediately prior to the Effective Time pursuant to its terms and (C) has a per share exercise price less than the Cash Election Consideration, shall, by virtue of the Merger and without further action on the part of the holder thereof, be cancelled as of the Effective Time and converted into the right to receive the Company Option Consideration. The Company Option Consideration, less applicable Tax withholdings, shall be paid or provided to the holder of such Company Option as soon as reasonably practicable following the Closing Date, but in no event later than ten (10) Business Days following the Closing Date. The “Company Option Consideration” with respect to any Company Option shall be equal to the product of (I) the Company Option Net Shares of such Company Option, multiplied by (II) the Cash Election Consideration. The “Company Option Net Shares” of any Company Option shall be equal to the quotient of (x) the product of (1) the excess of (X) the Cash Election Consideration over (Y) the applicable per share exercise price of such Company Option, multiplied by (2) the total number of shares of Company Common Stock subject to the vested portion of such Company Option, divided by (y) the Per Share Amount.

(ii)    Immediately prior to the Effective Time, with respect to each outstanding and unexercised Company Option or portion thereof that is not cancelled pursuant to Section 3.6(c)(i), such Company Option or portion thereof shall, by virtue of the Merger and without further action on the part of the holder thereof, be assumed by Parent as of the Effective Time and converted into a stock option representing the right to acquire shares of Parent Common Stock (each, an “Assumed Company Option”). The number of shares of Parent Common Stock subject to each Assumed Company Option shall be equal to (A) the number of shares of Company Common Stock that were subject to such Company Option or the portion thereof which was not cancelled pursuant to Section 3.6(c)(i), multiplied by (B) the Exchange Ratio, with the result rounded down to the nearest whole number of shares of Parent Common Stock. The per share exercise price of each Assumed Company Option shall be equal to (I) the per share exercise price of such Company Option, divided by (II) the Exchange Ratio, with the result rounded up to the nearest whole cent. Except as otherwise provided in this Section 3.6(c)(ii), each Assumed Company Option shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Option or portion thereof which was not cancelled pursuant to Section 3.6(c)(i), immediately prior to the Effective Time. Notwithstanding the foregoing, if the original terms and conditions applicable to a Company Option granted under a Company Stock Plan do not expressly provide for the treatment of such Company Option upon a termination of employment that occurs following a “change in control” or “corporate transaction” (as such terms are used in an applicable Company Stock Plan, or the award agreement, as applicable), then, upon such Company Option becoming an Assumed Company Option, the terms set forth on Section 3.6 of the Company Disclosure Schedule shall be deemed to apply to such Assumed Company Option; provided, that all other terms and conditions applicable to such Company Option shall continue to apply unaffected.

(d)    Company Actions. Notwithstanding anything in this Section 3.6, in the event the Company determines, in its discretion, to treat any Company PSUs in a manner that varies from the treatment outlined in Section 3.6(b), the Company may take any such actions necessary or appropriate to effect such determination. Prior to the Effective Time, the Company shall take all actions necessary (including adopting resolutions of the Company Board of Directors or any committee thereof) to effectuate the treatment of the Company Equity Awards contemplated by this Section 3.6. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery with respect to the settlement of Assumed Company Restricted Unit Awards, Assumed Company Performance Unit Awards and Assumed Company Options pursuant to this Section 3.6. Parent shall file with the SEC, as soon as practicable following the Effective Time, a post-effective amendment to the Form S-4 or a registration statement on Form S-8 (or any successor form) relating to such shares of Parent Common Stock. Any conversion of Company Equity Awards pursuant to this Section 3.6 shall be done in a manner consistent with Section 409 of the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Except as Previously Disclosed, (a) the Company hereby represents and warrants to Parent and Merger Sub (other than with respect to the representations and warranties set forth in Section 4.1(b), Section 4.2(b), Section 4.2(c), Section 4.3(e), Section 4.5(c), Section 4.5(d), Section 4.9(b), Section 4.20(a), Section 4.22, Section 4.23 and Section 4.24, which are made exclusively by Parent or Merger Sub, as applicable), (b) Parent hereby represents and warrants to the Company (other than with respect to the representations and warranties set forth in Section 4.1(a), Section 4.2(a), Section 4.5(b) and Section 4.20(b), which are made exclusively by the Company) and (c) Merger Sub hereby represents and warrants to the Company (only with respect to the representations and warranties set forth in Section 4.1(b), Section 4.1(c), Section 4.3(e), Section 4.5(a), Section 4.5(d), Section 4.6(b), Section 4.9(b), Section 4.23(b) and Section 4.24 through Section 4.27), in each case, as follows:

Section 4.1    Organization, Standing and Authority.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)    (i) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and (ii) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(c)    It is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified, except where the failure to be so qualified or to be in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent, as applicable. Such Party has made available to Parent (in the case of the Company) or the Company (in the case of Parent and Merger Sub) a complete and correct copy of its Governing Documents, each as amended to the date hereof, and such Governing Documents are in full force and effect as of the date hereof.

Section 4.2    Capital Stock.

(a)    The authorized capital stock of the Company consists of 2,000,000,000 shares of Company Common Stock and 125,000,000 shares of Company Preferred Stock. As of the date of this Agreement, 682,161,838 shares of Company Common Stock (which number includes 8,276,428 Escrow Trust Shares) were outstanding, and no shares of Company Preferred Stock were outstanding. As of the date of this Agreement, 8,299,336 shares of Company Common Stock are subject to Company Options, 12,233,304 shares of Company Common Stock are subject to Company RSUs, and 4,465,147 shares of Company Common Stock are subject to Company PSUs (consisting of 1,066,848 Company PSUs that vest based on market conditions (assuming maximum level achievement) and 3,398,299 Company PSUs that vest based on performance conditions (assuming maximum level achievement)). As of the date of this Agreement, 4,248,265 shares of Company Common Stock were reserved for future grants under the Company Stock Plans, 8,057,879 shares are outstanding under the 2012 Plan, 14,441,380 shares are outstanding under the 2017 Plan, 16,250 shares are outstanding under the 2014 Plan, and 359 shares are outstanding under the Caesars Entertainment Corporation Management Equity Incentive Plan. All outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Upon any issuance of any shares of Company Common Stock in accordance with the terms of the Company Stock Plans, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens (other than Liens pursuant to applicable securities Laws and Gaming Laws). Except as set forth above and except for shares issuable pursuant to the Company Stock Plans, as of the date of this Agreement, there are no shares of Company Stock reserved for issuance. Except as set forth above, the Company does not have any Rights outstanding with respect to Company Stock, and the Company does not have any commitment to authorize, make grants in respect of, issue or sell any Company Stock or Rights, except as required by this Agreement. As of the date of this Agreement, the Company has no contractual obligations to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Company Stock. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which its stockholders may vote are issued and outstanding.

(b)    The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock. As of the date of this Agreement, 77,719,956 shares of Parent Common Stock were outstanding. As of the date of this Agreement, no more than 1,939,778 shares of Parent Common Stock are subject to Parent Options or other Rights in respect of Parent Common Stock, and no more than 3,642,537 shares of Parent Common Stock were reserved for future grants under the Parent Stock Plans. All outstanding shares of Parent Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Upon any issuance of any shares of Parent Common Stock in accordance with the terms of the Parent Stock Plans, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens (other than Liens pursuant to applicable securities Laws and Gaming Laws). Except as set forth above and except for shares issuable pursuant to the Parent Stock Plans, as of the date of this Agreement, there are no shares of Parent Common Stock reserved for issuance, Parent does not have any Rights outstanding with respect to Parent Common Stock, and Parent does not have any commitment to authorize, issue or sell any Parent Common Stock or Rights, except pursuant to this Agreement, outstanding Parent Options and the Parent Stock Plans. As of the date of this Agreement, Parent has no contractual obligations to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Parent Common Stock. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which its stockholders may vote are issued and outstanding.

(c)    The shares of Parent Common Stock to be issued in the Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be (i) validly issued, fully paid and nonassessable shares of capital stock and subject to no preemptive rights and (ii) duly listed on Nasdaq, subject to official notice of issuance.

Section 4.3    Subsidiaries.

(a)    It has Previously Disclosed a list of all of its Significant Subsidiaries.

(b)    (i) It and each of its Subsidiaries owns, directly or indirectly, all the outstanding equity securities of each of its Subsidiaries free and clear of any Liens (other than Liens pursuant to applicable securities Laws, Gaming Laws and inchoate tax Liens), (ii) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (iii) there are no Contracts by which it or any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly owned Subsidiaries), (iv) there are no Contracts relating to its rights to vote or to dispose of such securities and (v) all the equity securities of each Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, and if such Subsidiary is a corporation, fully paid and nonassessable.

(c)    Each of its Subsidiaries has been duly organized, is validly existing and in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified, except where the failure to be so qualified or to be in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent, as applicable.

(d)    It has Previously Disclosed (i) a list of all equity securities (other than equity securities of its Subsidiaries) that it and its Subsidiaries own, control or hold for their own account and (ii) a list of all bonds, debentures, notes or other similar obligations that it or any of its Subsidiaries has issued.

(e)    As of the date of this Agreement and as of immediately prior to the Effective Time, Merger Sub is a wholly owned direct Subsidiary of Parent. Since its date of incorporation, Merger Sub has not carried on any business or incurred any liabilities, nor has Merger Sub conducted any operations, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.4    Power. It and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on their respective businesses as such businesses are now being conducted and to own all their respective properties and assets, except where the failure to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent, as applicable.

Section 4.5    Authority.

(a) It has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and the Voting Agreements (in the case of the Company and Parent) and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement and the Voting Agreements (in the case of the Company and Parent), and the consummation of the transactions contemplated hereby, including the Merger, by it, have been duly and validly authorized by all necessary corporate action (including valid authorization and approval of this Agreement by its duly constituted board of directors), subject only to the receipt of (i) in the case of the Company, the adoption of the agreement of merger (as such term is defined in Section 251 of the DGCL) contained in this Agreement and the approval of the Merger by the holders of at least a majority of all of the outstanding shares of Company Common Stock in accordance with the Company’s Governing Documents (collectively, the “Company Stockholder Approval”), and (ii) in the case of Parent, the approval of the Share Issuance by the affirmative vote of a majority of votes cast by holders of Parent Common Stock (the “Parent Stockholder Approval”), (x) the approval of the Parent A&R Charter by the holders of at least a majority of all of the outstanding shares of Parent Common Stock in accordance with Parent’s Governing Documents (the “Parent Charter Amendment Approval”) and (y) the approval of the Delaware Conversion by the holders of at least a majority of all of the outstanding shares of Parent Common Stock in accordance with Parent’s Governing Documents (the “Delaware Conversion Approval”). Assuming due authorization, execution and delivery of this Agreement and the Voting Agreements (in the case of the Company and Parent) by the other Parties, this Agreement and each Voting Agreement (in the case of the

Company and Parent) represents a legal, valid and binding obligation of it, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any Action may be brought).

(b)    On or prior to the date of this Agreement, the Company Board of Directors has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that it is fair to, and in the best interests of, the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend the adoption of this Agreement by the stockholders of the Company and to submit this Agreement to the stockholders of the Company for adoption (the “Company Recommendation”).

(c)    On or prior to the date of this Agreement, the Parent Board of Directors has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that it is fair to, and in the best interests of, Parent and its stockholders, and declared it advisable, to enter into this Agreement, (ii) adopted and approved the execution, delivery and performance by Parent of this Agreement and, for purposes of Sections 78.438-439 of the NRS, the Parent Stockholder Voting Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger and the Share Issuance, and (iii) resolved to recommend the approval by its stockholders of the Share Issuance, the Delaware Conversion and the Parent A&R Charter and to submit the Share Issuance, the Delaware Conversion and the Parent A&R Charter to the stockholders of Parent for approval (the “Parent Recommendation”).

(d)    On or prior to the date of this Agreement, the Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that it is fair to, and in the best interests of, Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend the adoption of this Agreement by the sole stockholder of Merger Sub and to submit this Agreement to such stockholder for adoption, and Parent, as the sole stockholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and has adopted this Agreement.

Section 4.6    Regulatory Approvals; No Conflict.

(a)    No consent from any Governmental Entity, including any Gaming Authority, is required to be made or obtained by it in connection with the execution, delivery and performance by such Party of its obligations under this Agreement and the other agreements, documents and instruments to which such Party is or will be a party, or the consummation by such Party of the transactions contemplated hereby and thereby, except for (i) filings of applications and notices with, and receipt of approvals or nonobjections from, the SEC, the state securities authorities and applicable securities exchanges, (ii) filing of the S-4 and the Joint Proxy

Statement/Prospectus with the SEC and declaration by the SEC of the effectiveness of the S-4 under the Securities Act, (iii) the filing of the Certificate of Merger, (iv) the filing of the Certificate of Conversion with the Secretary of State of the State of Delaware and the Articles of Conversion with the Secretary of State of the State of Nevada in connection with the Delaware Conversion, if the Delaware Conversion Approval is obtained, (v) such filings with applicable securities exchanges as are necessary to obtain the listing authorizations contemplated by this Agreement, (vi) filings required to be made pursuant to the HSR Act and any other filings that may be required under any other applicable Antitrust Law, (vii) the Requisite Gaming Approvals and (viii) consents required under liquor Laws and licenses, if any.

(b)    Subject to receipt of the regulatory consents and approvals referred to in Section 4.6(a), the expiration of related waiting periods and required filings under federal and state securities Laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, or give rise to any Lien or give any third Person any acceleration of remedies, penalty, increase in benefit payable or right of termination under, any applicable Law, or any Order, governmental permit or license, or Contract of it or of any of its Subsidiaries or to which it or any of its Subsidiaries or any of their respective properties is subject or bound, (ii) constitute a breach or violation of its or any of its Significant Subsidiaries’ Governing Documents or (iii) require any consent or approval of a third Person under any such Law, Order, governmental permit or license, or Contract, except in the case of clauses (i) and (iii), for such breaches, violations, defaults, creations, accelerations, penalties, increases, consents or approvals the failure of which to make or obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent, as applicable.

Section 4.7    Financial Reports and Regulatory Documents; Material Adverse Effect.

(a) Such Party’s Annual Reports on Form 10-K (as amended) for the fiscal years ended December 31, 2017 and 2018, and all other reports, registration statements, definitive proxy statements or information statements filed by such Party or any of its Subsidiaries subsequent to December 31, 2018 under the Securities Act or under the Exchange Act (as amended, collectively, “SEC Filings”), in the form filed with the SEC as of the date filed, (i) complied (and any SEC Filings filed after the date hereof will comply) in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not (and any SEC Filings filed after the date hereof will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, taken as a whole and in the light of the circumstances under which they were made, not materially misleading. Each of the balance sheets contained in or incorporated by reference into any such SEC Filing (including the related notes and schedules thereto) fairly presented (and any such statements contained in any SEC Filings filed after the date hereof will fairly present) in all material respects such Party’s financial position and that of its Subsidiaries on a consolidated basis as of the date of such statement, and each of the statements of operations, comprehensive income/(loss), stockholders’ equity/(deficit) and cash flows or equivalent statements in such SEC Filing (including any related notes and schedules thereto) fairly presented (and any such statements contained in any SEC Filings filed after the date hereof will fairly present) in all material respects the results of operations and changes in income, stockholders’ equity and cash flows, as the case may be, of such Party and its Subsidiaries on a consolidated basis for the periods to which those statements relate, in each case, in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(b) It and its Subsidiaries have no liabilities, whether or not accrued, contingent or otherwise, that would be required to be reflected or reserved against on, or disclosed in, a consolidated balance sheet of it and its Subsidiaries prepared in accordance with GAAP, other than those reflected or reserved against in its balance sheets (and the notes thereto) included in such Party’s SEC Filings filed prior to the date of this Agreement and those incurred in the ordinary course of business consistent with past practice since December 31, 2018, except for such liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent, as applicable.

(c) From December 31, 2018 through the date of this Agreement, (i) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (ii) no event has occurred or circumstance has arisen that, individually or taken together with all other facts, circumstances and events (described in this Article IV or otherwise), has had, or would reasonably be expected to have, a Material Adverse Effect with respect to it. Neither it nor any of its Subsidiaries is a party to any material “off-balance sheet arrangement” as defined in Item 303(a)(4) of Regulation S-K.

(d) Such Party has made available to the Company (in the case of Parent) and Parent (in the case of the Company) true, correct and complete copies of all material written correspondence between the SEC and such Party and any of such Party’s Subsidiaries occurring since December 31, 2018 and prior to the date hereof. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of such Party’s SEC Filings. None of its Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

Section 4.8    Litigation. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent, as applicable, there is no (a) Action pending or, to its knowledge, threatened in writing against or affecting it or any of its Subsidiaries or (b) Order imposed upon or entered into by it, any of its Subsidiaries or the assets of it or any of its Subsidiaries.

Section 4.9    Regulatory Matters; Licensure.

(a)    Neither it nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any special procedures or restrictions imposed by any written Orders, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any board resolutions at the request of, any Governmental Entity charged with the supervision or regulation of it or any of its Subsidiaries, other than procedures or restrictions imposed by any Gaming Authority in the ordinary course of business consistent with past practice. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent, as applicable, there are no formal or informal investigations relating to any regulatory matters pending before any Governmental Entity with respect to it or its Subsidiaries, other than investigations by any Gaming Authority in the ordinary course of business consistent with past practice.

(b)    None of Parent, Merger Sub or any of their respective officers, directors, partners, managers, members, principals or Affiliates that may reasonably be considered in the process of determining the suitability of Parent and Merger Sub for a Gaming Approval by a Gaming Authority, or any holders of capital stock or other equity interests of Parent or Merger Sub who will be required to be licensed or found suitable under applicable Gaming Laws (the foregoing persons collectively, the “Licensing Affiliates”), has ever abandoned or withdrawn (in each case, in response to a communication from a Gaming Authority regarding a likely or impending denial, suspension or revocation) or been denied or had suspended or revoked a Gaming Approval, or an application for a Gaming Approval, by a Gaming Authority. Parent, Merger Sub and each of their respective Licensing Affiliates that is licensed or holds any Gaming Approval pursuant to applicable Gaming Laws (collectively, the “Licensed Parties”) is in good standing in each of the jurisdictions in which any such Licensed Party owns, operates or manages gaming facilities. To the knowledge of Parent, there are no facts that, if known to any Gaming Authority, would be reasonably likely to (i) result in the denial, revocation, limitation or suspension of a Gaming Approval of any of the Licensed Parties or (ii) result in a negative outcome to any finding of suitability proceedings of any of the Licensed Parties currently pending, or under the licensing, suitability, registration or approval proceedings necessary for the consummation of the Merger.

Section 4.10    Compliance with Laws. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent, as applicable, it and each of its Subsidiaries:

(a)    conducts its business in compliance with all Laws applicable thereto;

(b)    has all permits, licenses, authorizations, Orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; and all such permits, licenses, certificates of authority, Orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened;

(c)    has not received, since December 31, 2017, any written or, to its knowledge, other notification from any Governmental Entity (i) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations, rules or ordinances that such Governmental Entity enforces, (ii) threatening to revoke any license, franchise, permit or authorization of a Governmental Entity, (iii) requiring it or any of its Subsidiaries to enter into or consent to the issuance of any written Order, decree, agreement, memorandum of understanding or similar arrangement, commitment letter or similar submission, or extraordinary supervisory letter, or (iv) imposing or threatening to impose any monetary penalty, except, in each case, for regulatory violation letters and similar notifications from Governmental Entities received by it and its Subsidiaries in the ordinary course of business consistent with past practice that are not material to it and its Subsidiaries, taken as a whole;

(d)    is not subject to any pending, or to its knowledge, threatened, investigation, review or disciplinary proceedings by any Governmental Entity against either of it or any of its Subsidiaries or any director or officer thereof in such capacity, except for such investigations, reviews and disciplinary proceedings instituted or conducted by Governmental Entities against it and its Subsidiaries in the ordinary course of business consistent with past practice that are not material to it and its Subsidiaries, taken as a whole; and

(e)    (i) is in compliance with the U.S. Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”), the UK Bribery Act 2010 (the “UK Bribery Act”) and any other U.S. and foreign Laws concerning corrupting payments and (ii) since December 31, 2018, has not been investigated by any Governmental Entity with respect to, or been given notice by a Governmental Entity of, any violation by it or any of its Subsidiaries of the Foreign Corrupt Practices Act, the UK Bribery Act or any other U.S. or foreign Laws concerning corrupting payments.

Section 4.11    Material Contracts; Defaults.

(a)    Except for this Agreement, any Contract expressly contemplated to be entered into in connection with this Agreement, the Benefit Arrangements and the Labor Contracts and as Previously Disclosed (including, for the avoidance of doubt, agreements filed as exhibits to such Party’s SEC Filings and incorporated by reference thereto), as of the date of this Agreement, neither it nor any of its Subsidiaries is a party to or bound by:

(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(ii)    any Contract with a third Person that involved individual or aggregate payments or consideration of more than $10,000,000, with respect to the Company, or $5,000,000, with respect to Parent, in the twelve (12)-month period ended December 31, 2018, or is expected by its terms to involve individual or aggregate payments or consideration of more than $10,000,000, with respect to the Company, or $5,000,000, with respect to Parent, in any twelve (12)-month period after December 31, 2018 (it being understood that it is not making any representation or warranty as to the actual amount of future payments that will be received under any such Contract), for goods and services furnished by or to it or any of its Subsidiaries (other than those that are terminable on no more than sixty (60) days’ notice and without liability or financial obligation to it or any of its Subsidiaries, it being understood and agreed that in no event will such Contracts be deemed Material Contracts for purposes of this Agreement);

(iii)    any leases, subleases, licenses, sublicenses or other use or occupancy agreements relating to Leased Property having a remaining term of more than twelve (12) months and involving a payment of more than $10,000,000 annually;

(iv)    any Contract under which it or any of its Subsidiaries has continuing material indemnification, earnout or similar obligations to any third Person in connection with the acquisition or disposition of a business;

(v)    any Contract with a third Person for capital expenditures involving outstanding payments of more than $5,000,000, individually or in the aggregate, by or on behalf of it or any of its Subsidiaries;

(vi)    any Contract involving a joint venture or strategic alliance, partnership or management agreement or other sharing of profits or losses with any third Person requiring the commitment of capital or the contribution of assets by it or other obligations of it in excess of $5,000,000, with respect to the Company, or $2,500,000, with respect to Parent, in each case, individually or in the aggregate, but expressly excluding any leases, subleases, licenses, sublicenses or other use or occupancy agreements involving any sharing of profits or losses between the parties thereto;

(vii)    any mortgages, indentures, guarantees, loans, credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case, in excess of $10,000,000, with respect to the Company, or $5,000,000, with respect to Parent, in each case, other than (A) accounts receivable and accounts payable; (B) loans to or guarantees for its direct or indirect wholly owned Subsidiaries; and (C) capital lease obligations, purchase money debt and letter of credit, bank guaranty and similar facilities, in each case, in the ordinary course of business consistent with past practice;

(viii)    any Contract containing covenants by it or any of its Affiliates not to (A) compete with any third Person or (B) engage in any line of business or activity in any geographic location, in each case that would be material to it and its Subsidiaries, taken as a whole; and

(ix)    any Order or settlement or conciliation agreement with any Governmental Entity that imposes any material obligation on it or its Subsidiaries after the date of this Agreement.

Each contract of the type referred to in clauses (i) through (viii) above is referred to herein as a “Material Contract.”

(b)    Each Material Contract is a valid and legally binding agreement of such Party or one of its Subsidiaries, as applicable, and, to its knowledge, the counterparty or counterparties thereto, is enforceable in accordance with its terms and is in full force and effect. Neither it nor any of its Subsidiaries or, to its knowledge, any counterparty or counterparties thereto is in breach of any provision of any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except for such breaches and defaults that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent, as applicable.

Section 4.12    Real Property. All real property and interests in real property owned in fee by it or any of its Subsidiaries (individually, an “Owned Property”) and all real property and interests in real property leased, subleased, licensed, sublicensed, used or otherwise occupied by it or one of its Subsidiaries and any prime or underlying leases, subleases, licenses, sublicenses or other use or occupancy agreements relating thereto (individually, a “Leased Property”) are set forth or described in the Form 10-K filed by it with the SEC for the year ended December 31, 2018 or otherwise Previously Disclosed, except for any Owned Property or Leased Property that is not, individually or in the aggregate, material to it and its Subsidiaries, taken as a whole. It or its Subsidiaries, as applicable, has good and valid fee title to all Owned Property and good and valid leasehold title to all Leased Property (an Owned Property or Leased Property being sometimes referred to herein, individually, as a “Property” and, collectively, the “Properties”), in each case subject only to (a) (i) Liens described in the Form 10-K filed by it with the SEC for the year ended December 31, 2018, (ii) Liens that are Previously Disclosed or of record and not material or (iii) inchoate workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of it or any of its Subsidiaries or that individually or in the aggregate, do not impair, and would not reasonably be expected to impair, in each case, in any material respect, the continued use and operation of the Property to which they relate in the conduct of the business of it or its Subsidiaries as presently conducted, (b) leases, subleases and similar agreements Previously Disclosed or for the benefit of it or its Affiliates or that are not material to it and its Subsidiaries taken as a whole or to the operation of the Property to which they relate and that were entered into in the ordinary course of business consistent with past practice and (c) easements, covenants, rights-of-way and other similar restrictions of record, if any, that, (i) are for the benefit of it or its Affiliates or (ii) are granted to third parties and, individually or in the aggregate, do not impair, and would not reasonably be expected to impair, in each case, in any material respect, the continued use and operation of the Property to which they relate in the conduct of the business of it or its Subsidiaries as presently conducted. Any reciprocal easements, option agreements, rights of first refusal or rights of first offer with respect to any Property at which a casino, hotel or golf project is operated are Previously Disclosed (or with respect to reciprocal easements, are of record), except with respect to any such Property that is not, individually or in the aggregate, material to it and its Subsidiaries, taken as a whole. To its knowledge, there are no physical conditions or defects at any of the Properties at which casino or hotel operations are conducted that impair or would be reasonably expected to impair the continued operation and conduct of the casino, hotel and related businesses as presently conducted at each such Property. To its knowledge, all leases, subleases, licenses, sublicenses and other use or occupancy agreements pursuant to which it or its Subsidiaries leases, subleases, licenses, sublicenses, uses or occupies any Leased Property are valid and in full force and effect, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent, as applicable. Except as Previously Disclosed, no uncured default of a material nature on the part of it or, if applicable, its Subsidiary or, to its knowledge, the landlord or sublandlord thereunder (as applicable), exists under any lease, sublease, license or sublicense pursuant to which any of them uses any Leased Property, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default thereunder.

Section 4.13    Environmental Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent, as applicable, (a) there has been no release or disposal of any Hazardous Substance by, under the direction of, or on behalf of it or any of its Subsidiaries, from, at, on or under any Property of it or its Subsidiaries, (b) there are no pending, or to its knowledge, threatened, Environmental Claims, (c) since December 31, 2014, neither it nor any of its Subsidiaries has received a written notice from any Governmental Entity or third party alleging a violation of any Environmental Law that has not been resolved, (d) it and its Subsidiaries possess all licenses, permits and other governmental approvals required under, and are in compliance with, all applicable Environmental Laws and (e) to its knowledge, there are no facts, circumstances or conditions that would reasonably be expected to give rise to an Environmental Claim. The representations and warranties in this Section 4.13 constitute the sole and exclusive representations and warranties of the Parties relating to environmental matters under this Agreement.

Section 4.14    Benefit Arrangements and Labor Matters.

(a)    All of its material Benefit Arrangements are Previously Disclosed. True and complete copies of all of its material Benefit Arrangements, including any trust instruments, financial statements and insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any of its Benefit Arrangements, and all amendments thereto, have been made available to Parent or the Company, as applicable.

(b)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent, as applicable, all of its Benefit Arrangements, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), are in compliance, in form and operation, with their terms and ERISA, the Code and other applicable Laws (including with respect to non-discrimination requirements, fiduciary duties and required regulatory filings). All of its Benefit Arrangements intended to be qualified under Section 401 of the Code are subject to a currently effective IRS determination or opinion letter regarding its tax-qualified status. With respect to any Benefit Arrangements that are Multiemployer Plans covered by Title IV of ERISA, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent, as applicable, (i) such Multiemployer Plans are Previously Disclosed, (ii) to its knowledge, no event has occurred that would be reasonably likely to present a risk of a partial or complete withdrawal from such Multiemployer Plan, within the meaning of Title IV, Subtitle E, Part 1 of ERISA, (iii) the transactions contemplated by this Agreement will not give rise to any liability under Title IV of ERISA and (iv) it has no current intention to withdraw from any Multiemployer Plan.

(c)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent, as applicable, all contributions required to be made under each Benefit Arrangement have been timely made or have been reflected in the consolidated financial statements filed with its SEC Filings. There is no pending or, to its knowledge, threatened Action relating to any of its Benefit Arrangements, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent, as applicable.

(d)    There has been no amendment to, announcement by it or any of its Subsidiaries relating to, or change in employee participation or coverage under, any of its Benefit Arrangements that would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent, as applicable. None of the execution of this Agreement, stockholder approval of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in combination with any other event) (i) entitle any of its Employees to material severance pay or any material increase in severance pay upon any termination of employment, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or materially increase the amount payable under, any of its Benefit Arrangements, (iii) in the case of Parent, constitute a change in control under, or result in any acceleration of benefits under, the Parent Stock Plans or (iv) result in payments under any of its Benefit Arrangements that would not be deductible under Section 280G of the Code. Neither it nor any of its Subsidiaries is obligated to provide any Person with a “gross up” or similar payment in respect of any excise tax that may become payable under Section 409A of the Code or Section 4999 of the Code.

(e)    There is no pending or, to its knowledge, threatened material strike, slowdown, work stoppage, or lockout by or with respect to any of its Employees, and since December 31, 2018, no such material strike, slowdown, work stoppage, or lockout has occurred. It and its Subsidiaries are neither party to nor bound by any collective bargaining agreement or any other material labor-related agreement covering the terms and conditions of employment of any employee (any such agreement, a “Labor Contract”).

(f)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent, as applicable, it and its Subsidiaries are in compliance with (i) the terms of all Labor Contracts, (ii) all applicable Laws respecting employment and employment practices, including Laws with respect to the terms and conditions of employment, health and safety, wages and hours, “exempt” and “non-exempt” classifications in the United States, classifications of employees and independent contractors, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, termination of employment, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance and (iii) all applicable employee licensing requirements, and each has taken commercially reasonable measures to ensure that any Employee who is required to have a gaming or other license under any Gaming Laws or other Laws maintains such license in current and valid form.

(g)    Other than (i) as required by Law or (ii) for continued health benefits, insurance or coverage provided pursuant to individual severance arrangements which do not exceed twenty-four (24) months following termination of service, none of its Benefit Arrangements provide for, and neither it nor any of its Subsidiaries has any obligation or liability to provide or with respect to the provision of, post-retirement or post-termination health, medical, life, hospitalization or other similar benefits, insurance or coverage, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent, as applicable.

Section 4.15    Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent, as applicable:

(a)    All Tax Returns that are required to be filed or delivered (taking into account any extensions of time within which to file or deliver) by or with respect to it and its Subsidiaries have been duly and timely filed or delivered, and all such Tax Returns are complete and accurate in all respects.

(b)    All Taxes due by it or its Subsidiaries have been timely paid in full (whether or not shown to be due on the Tax Returns referred to in Section 4.15(a)).

(c)    All Taxes that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Entity in a timely manner, to the extent due and payable.

(d)    No extensions or waivers of statutes of limitations for the assessment of Taxes (other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business) have been given by or requested in writing with respect to any of its U.S. federal, state, local or foreign income Taxes or those of its Subsidiaries where such statute of limitations remains open.

(e)    None of the Tax Returns referred to in Section 4.15(a) is currently under any audit, suit, proceeding, examination or assessment by the IRS or the relevant state, local or foreign taxing authority and neither it nor its Subsidiaries has received written notice from any taxing authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns is pending or threatened.

(f)    No outstanding or unsettled deficiencies or assessments have been asserted or made against it or its Subsidiaries by the relevant taxing authorities as a result of any audit or examination of any of the Tax Returns referred to in Section 4.15(a).

(g)    During the past three years, no claim has been made in writing against it or its Subsidiaries by any taxing authorities in a jurisdiction where it or its Subsidiaries does not file Tax Returns that it or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(h)    Neither it nor any of its Subsidiaries is a party to or is otherwise bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement (i) exclusively between or among it and its wholly owned Subsidiaries or (ii) the primary purpose of which is not the allocation or payment of Tax liability).

(i)    Within the past two (2) years, neither it nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(j)    Neither it nor any of its Subsidiaries has participated in or been a party to a transaction that constitutes a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations.

(k)    There are no Liens for Taxes upon its property and assets or any of its Subsidiaries’ property and assets except for Liens for Taxes not yet due and owing or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP.

Section 4.16    Takeover Laws and Provisions. It has taken, or as of immediately prior to the Effective Time will have taken, all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are, or as of immediately prior to the Effective Time will be, exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination,” or other antitakeover Laws of any state (collectively, “Takeover Laws”). It has taken, or as of immediately prior to the Effective Time will have taken, all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do, or as of immediately prior to the Effective Time will, comply with, the requirements of any articles, sections or provisions of its Governing Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement,” or other related provisions (collectively, “Takeover Provisions”).

Section 4.17    Intellectual Property.

(a)    To its knowledge, all of its and its Subsidiaries’ material Party Intellectual Property necessary for the operation of their respective businesses as presently conducted is valid, subsisting and enforceable. Its and each of its Subsidiaries (i) solely owns, free and clear of all Liens, all right, title and interest in and to their respective Party Intellectual Property necessary for the operation of their respective businesses as presently conducted, and (ii) owns or licenses all of the Intellectual Property necessary for the operation of their respective businesses as presently conducted. Its and its Subsidiaries’ material Party Intellectual Property is subsisting and, to its knowledge, valid, in full force and effect and enforceable. To its knowledge, upon the consummation of the transactions contemplated by this Agreement, all of its and its Subsidiaries’ Intellectual Property rights necessary for the operation of their respective businesses as presently conducted shall survive and be available for use in the same manner and on substantially the same terms as of immediately prior to the date hereof, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company or Parent, as applicable.

(b)    To its knowledge, the operation of its and its Subsidiaries’ respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third person in any material respect. To its knowledge, no third person is infringing, diluting, misappropriating or otherwise violating its or its Subsidiaries’ Intellectual Property rights in any material respect. No action is pending or threatened in writing challenging the validity, enforceability, registration, ownership or use of its or its Subsidiaries’ Intellectual Property rights in any material respect.

(c)    It and its Subsidiaries have taken reasonable measures to protect (i) their rights in their respective Party Intellectual Property and (ii) the confidentiality of all material Trade Secrets that are owned, used or held by it or its Subsidiaries, and to its knowledge, such material Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to appropriate non-disclosure obligations or license agreements which have not been breached.

(d)    It and each of its Subsidiaries complies in all material respects with (i) applicable Law, as well as its own rules, policies, and procedures, relating to privacy, data protection and the collection, retention, protection and use of personal information collected, used or held for use by it and its Subsidiaries, (ii) the applicable Payment Card Industry Data Security Standard with respect to any payment card data that it and its Subsidiaries has collected or handled, and (iii) all Contracts under which it or any Subsidiary is a party to or bound by relating to privacy, data protection and the collection, retention, protection and use of personal information collected, used or held for use by it and its Subsidiaries. No material claims have been asserted or threatened against it or its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights. To its knowledge, there have been no material security breaches in the information technology systems of it and its Subsidiaries or the information technology systems of any third person to the extent used by or on behalf of it and its Subsidiaries.

Section 4.18    Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent, as applicable, it and each of its Subsidiaries maintain adequate insurance coverage for all normal risks incident to their respective businesses and their respective properties and assets. It and its Subsidiaries are in compliance in all material respects with the provisions of each insurance policy held by it and its Subsidiaries as of the date hereof for the benefit of it and its Subsidiaries. Neither it nor its Subsidiaries has received any written notice of cancellation of any such insurance policy.

Section 4.19    Accounting and Internal Controls.

(a)    It and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. It has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

(b)    It has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

Section 4.20    Financial Advisors, Etc.

(a)    None of Parent, its Subsidiaries or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby, except that, in connection with this Agreement, the Parent Board of Directors has retained J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Macquarie Capital (USA) Inc. as its financial advisor. The Parent Board of Directors has received the opinion of J.P. Morgan Securities LLC to the effect that, as of the date thereof, and on the basis of and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof as set forth in such opinion, the aggregate Merger Consideration to be paid by Parent in the Merger pursuant to this Agreement is fair, from a financial point of view, to Parent.

(b)    None of the Company, its Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, the Company Board of Directors has retained PJT Partners LP as its financial advisor. The Company Board of Directors has received the opinion of PJT Partners LP to the effect that, as of the date thereof, and on the basis of and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof as set forth in such opinion, the Merger Consideration to be paid to holders of Company Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 4.21    Affiliate Transactions. Since the date its most recent Form 10-K (in the case of the Company, as amended) was filed with the SEC, there have been no transactions, agreements, arrangements or understandings between it or any of its Subsidiaries, on the one hand, and any of its Affiliates (other than its Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC that have not been Previously Disclosed.

Section 4.22    Ownership of Company Common Stock. Neither Parent nor any of its controlled Affiliates (including Merger Sub) beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or any Rights to acquire shares of Company Common Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in, the Company.

Section 4.23    Financing.

(a)    Parent has delivered to the Company a true, complete and correct copy of one or more fully executed debt commitment letters, dated as of the date of this Agreement, and fully executed fee letters relating thereto (such commitment letter(s) and fee letter(s), including all exhibits, schedules, annexes and joinders thereto, as the same may be amended, modified, supplemented, extended or replaced from time to time in compliance with Section 5.16(d) is referred to herein as the “Debt Financing Commitment”), among Parent, JPMorgan Chase Bank, N.A., Credit Suisse AG, Cayman Islands Branch, Credit Suisse Loan Funding LLC, Macquarie Capital Funding LLC and Macquarie Capital (USA) Inc. (the “Lenders”), pursuant to which, among other things, the Lenders have agreed, upon the terms and subject to the conditions of the Debt Financing Commitment, to provide or cause to be provided, on a several and not joint basis, the financing commitments described therein; provided, that, except for disclosure to the Company and its board of directors, officers, accountants, attorneys and other professional advisors, such fee letters may be redacted to remove fee amounts, the economic portion of any market “flex” provisions, pricing caps and other economics terms set forth therein, none of which affect the availability or net amount of the Debt Financing. The debt financing contemplated under the Debt Financing Commitment (including any debt securities and credit facilities issued in lieu of any portion of such debt financing as contemplated in the Debt Financing Commitment) is referred to herein as the “Debt Financing.”

(b)    The Debt Financing Commitment is, as of the date hereof, in full force and effect. The Debt Financing Commitment is the legal, valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, the other parties thereto (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any Action may be brought). The Debt Financing Commitment has not been amended, modified, supplemented, extended or replaced, and will not be amended, modified, supplemented, extended or replaced, except as permitted under Section 5.16(d). As of the date hereof, (i) neither Parent nor, to the knowledge of Parent, any other party to the Debt Financing Commitment is in breach of any of its covenants or other obligations set forth in, or is in default under, the Debt Financing Commitment and (ii) no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (A) constitute or result in a breach or default on the part of Parent (or, to the knowledge of Parent, any other party to the Debt Financing Commitment) under the Debt Financing Commitment, (B) constitute or result in a failure to satisfy a condition or other contingency set forth in the Debt Financing Commitment or (C) otherwise result in any portion of the Debt Financing not being available at or prior to the Closing. As of the date hereof, Parent has not received any notice or other communication from any party to the Debt Financing Commitment with respect to (i) any actual or potential breach or default on the part of Parent or any other party to the Debt Financing Commitment or (ii) any intention of such party to terminate the Debt Financing Commitment or to not provide all or any portion of the Debt Financing. As of the date hereof, Parent and Merger Sub (i) have no reason to believe (both before and after giving effect to any “flex” provisions contained in the Debt Financing Commitment) that, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.3, they will be unable to satisfy on a timely basis each term and condition relating to the closing or funding of the Debt Financing and (ii) know of no fact, occurrence, circumstance or condition that, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.3, would reasonably be expected to (A) cause the Debt Financing Commitment to fail to be satisfied, to terminate, to be withdrawn, modified, repudiated or rescinded or to be or become ineffective or (B) otherwise cause the full amount (or any portion) of the Debt Financing contemplated to be available under the Debt Financing Commitment to not be available to Parent and Merger Sub on a timely basis (and in any event no later than at the Closing). The aggregate proceeds contemplated by the Debt Financing Commitment, together with available cash on hand of Parent and the Company, will be sufficient for Parent and Merger Sub to (i) consummate the Merger and any other transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement, including (A) the payment of the Cash Election Amount and (B) any funds to be provided by Parent to the Company to enable the Company to fund payments (if any) required to be made in connection with the transactions contemplated by this Agreement in accordance with Section 3.6, (ii) repay any indebtedness required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger and (iii) pay all fees, costs and expenses (including any premiums or penalties) in connection therewith on the Closing Date. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Financing Commitment. There are no side letters or other Contracts (except for customary engagement letters which do not contain provisions that impose any additional conditions or other contingencies to the funding of the Debt Financing, and true, correct and complete copies of which have been provided to the Company), whether written or oral, related to the funding of the full amount of the Debt Financing other than as expressly set forth in or expressly contemplated by the Debt Financing Commitment. Neither Parent nor any of its

Affiliates has entered into any Contract, arrangement or understanding (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Merger or (ii) expressly prohibiting any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company or any of its Subsidiaries. All commitment fees or other fees or deposits required to be paid under the Debt Financing Commitment on or prior to the date of this Agreement have been paid in full.

Section 4.24    Solvency. As of the Effective Time, immediately after giving effect to the transactions contemplated by this Agreement, payment of the aggregate Merger Consideration, repayment or refinancing of any indebtedness in connection with the transactions contemplated by this Agreement, if any, and payment of all related fees and expenses, Parent, the Surviving Corporation and their respective Subsidiaries, on a consolidated basis, will be Solvent. For the purposes of this Section 4.24, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” (determined on a going concern basis) of the assets of such Person will, as of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” mean that such Person will be able to generate enough cash from operations, asset dispositions or lines of credit, or a combination thereof, to meet its obligations as they become due.

Section 4.25    Information Supplied. The information supplied or to be supplied by it or its Representatives in writing expressly for inclusion in the Form S-4 to be filed by Parent in connection with the Share Issuance (the “Form S-4”) or any amendment or supplement thereto shall not, at the time the Form S-4 or such amendment or supplement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by it with respect to statements made therein based on information supplied by the Company or its Representatives (in the case of Parent and Merger Sub) or Parent, Merger Sub and their respective Representatives (in the case of the Company) in writing expressly for inclusion therein. The information supplied or to be supplied by it or its Representatives in writing expressly for inclusion in the Joint Proxy Statement/Prospectus or any amendment or supplement thereto shall not, at the time the Joint Proxy Statement/Prospectus or such amendment or supplement is first mailed to the stockholders of the Company and of Parent and at the time of the Company Stockholders’ Meeting and Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by it with respect to statements made therein based on information supplied by the Company or its Representatives (in the case of Parent and Merger Sub)

or by Parent, Merger Sub and their respective Representatives (in the case of the Company) in writing expressly for inclusion therein. The Form S-4 and the Joint Proxy Statement/Prospectus (solely with respect to the portion thereof based on information supplied or to be supplied by it or its Representatives for inclusion therein, but excluding any portion thereof based on information supplied by the Company or its Representatives (in the case of Parent and Merger Sub) or Parent, Merger Sub and their respective Representatives (in the case of the Company) in writing expressly for inclusion therein, with respect to which no representation or warranty is made by it) and any amendments or supplements thereto will comply, as of their respective dates of filing and as of the date of any amendment or supplement that supersedes an initial filing, as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. The information relating to it and its Subsidiaries which is provided by it or its Representatives in writing expressly for inclusion in any document filed with any Gaming Authority in connection herewith shall not, as of the date of any such filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by it with respect to statements made therein based on information supplied by the Company or its Representatives (in the case of Parent and Merger Sub) or by Parent, Merger Sub or their respective Representatives (in the case of the Company) in writing expressly for inclusion therein. Without limiting the generality of the foregoing, the Parties acknowledge that the Gaming Authorities may require the submission of a full, unredacted copy of the Debt Financing Commitment and other documents relating to the Debt Financing (but not the fee letters relating thereto unless such fee letters have been redacted to remove fee amounts, the economic portion of any market “flex” provisions, pricing caps and other economic terms set forth therein in a manner reasonably acceptable to the Financing Sources).

Section 4.26    Reliance.

(a)    Each of the Parties has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of Parent and its Subsidiaries (in the case of the Company) or the Company and its Subsidiaries (in the case of Parent and Merger Sub). In entering into this Agreement, each of the Parties has relied solely upon its own investigation and analysis, and such Party acknowledges that, except for the representations and warranties of the other Parties expressly set forth in this Article IV, none of Parent and its Subsidiaries (in the case of the Company), the Company and its Subsidiaries (in the case of Parent and Merger Sub) or any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the other Parties or their respective Representatives, and that such Party is not executing or authorizing the execution of this Agreement in reliance upon any such representation or warranty not explicitly set forth in this Article IV.

(b)    In connection with the Company’s investigation of Parent and Parent’s investigation of the Company, as applicable, each of the Company and Parent has received from Parent and its Representatives or the Company and its Representatives, as applicable, certain projections and other forecasts, including projected financial statements, cash flow items and other data and certain business plan information. Each of the Parties acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that such Party is familiar with such uncertainties, that such Party is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that such Party and its Representatives shall have no claim against any Person with respect thereto.

Section 4.27    No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article IV, none of the Parties, the Parties’ Affiliates or their respective Representatives makes, and each of the Parties acknowledges that none of the other Parties, such other Parties’ Affiliates or their respective Representatives makes, any express or implied representations or warranties with respect to such Party or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding such Party or its Subsidiaries or any other matter furnished or provided to the other Parties or made available to the other Parties in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby. Each of the Parties disclaims any other representations or warranties, whether made by such Party, any of such Party’s Affiliates or their respective Representatives.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1    Conduct of Business.

(a)    Except as expressly contemplated or required by this Agreement, as permitted by Section 5.3, as may be required by applicable Law or as set forth in Section 5.1(a) of the Company Disclosure Schedule or Section 5.1(a) of the Parent Disclosure Schedule, as applicable, or to the extent Parent or the Company, as applicable, otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), from the date hereof until the Effective Time or the date on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), each of the Company and Parent shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice and in compliance with Law and (ii) use commercially reasonable efforts to preserve intact its business organization and maintain its existing relations with customers, suppliers, landlords, tenants, creditors, licensors, licensees, business partners, officers, key employees, consultants, insurers and others having business dealings with it, in each case, in all material respects; provided, however, that no action relating to the subject matter of any of the clauses of Section 5.1(b) or Section 5.1(d) that is permitted to be taken by the Company or any of its Subsidiaries without Parent’s consent or by Parent or any of its Subsidiaries without the Company’s consent, as applicable, shall be deemed a breach of this Section 5.1(a). From the date hereof until the Effective Time or the Termination Date, Merger Sub shall not, and Parent shall cause Merger Sub not to, carry on any business, incur any liabilities or conduct any operations, other than in connection with the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b)    The Company agrees that from the date hereof until the Effective Time or the Termination Date, except as expressly contemplated or required by this Agreement, as may be required by applicable Law or as set forth in Section 5.1(b) of the Company Disclosure Schedule, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed, except with respect to clauses (i), (ii), (iii), (iv), (v), (vi), (xvi) and (xix), as to which Parent may grant or withhold its consent in its sole discretion), it will not, and will cause each of its Subsidiaries not to:

(i)    enter into any material new line of business outside the ordinary course of business consistent with past practice or in any jurisdiction that would reasonably be expected to require the receipt of additional consents or approvals of any Governmental Entity in connection with the consummation of the Merger or delay or impair the ability of the Parties to consummate the Merger;

(ii)    amend (A) the Governing Documents of the Company, (B) the Governing Documents of its Subsidiaries in any material respect or (C) any terms of its outstanding equity interests or other securities;

(iii)    make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock, except for dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries;

(iv)    notwithstanding anything in Section 5.1(b)(vii) or Section 5.1(b)(viii) to the contrary, issue, make grants or other promises with respect to, sell or encumber any of its equity interests or any securities or other interests convertible into, or rights to acquire, any of its equity interests, except pursuant to the exercise of Company Options or settlement of other Company Equity Awards outstanding as of the date hereof and in accordance with the terms of such instruments;

(v)    adjust, split, combine, redeem, repurchase or otherwise acquire any shares of its capital stock (except in connection with cashless exercises or similar transactions pursuant to the exercise of Company Options or settlement (including settlement of Tax withholding obligations) of other awards or obligations outstanding as of the date hereof), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;

(vi)    (A) make any acquisition of any other Person or business for aggregate consideration in excess of $25,000,000 or that would be reasonably expected to require the receipt of additional consents or approvals of any Governmental Entity in connection the consummation of the Merger or delay or impair the ability of the Parties to consummate the Merger, (B) make any loans or advances to any Person or (C) make any capital contributions to, or investments in, any other Person, in the case of clause (B), other than loans or advances to employees under tax-qualified plans or extensions of credit to customers, in each case, in the ordinary course of business or, in the case of clause (B) or (C), other than in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(vii)    except as required by a Benefit Arrangement or Labor Contract (provided that such Benefit Arrangement or Labor Contract must have been Previously Disclosed if material), (A) increase the compensation payable or that could become payable to directors or officers other than for officers in an amount not to exceed an annual increase of three percent (3%) of the applicable officer’s base salary, (B) increase the compensation payable or that could become payable to other Employees, other than increases in compensation made in the ordinary course of business consistent with past practice in an annual amount not to exceed four percent (4%) of the applicable Employee’s base salary or annualized hourly wage rate or three percent (3%) in the aggregate with respect to all such Employees, (C) enter into any new, or materially amend any existing, employment, severance, retention, change in control or similar Contract with any of its past or present officers or Employees other than entering into employment agreements or offer letters in the ordinary course of business consistent with past practice with newly hired Employees whose annual total compensation does not exceed $250,000, or (D) enter into any new, or amend any existing, Labor Contract; provided, that notwithstanding anything to the contrary contained herein, nothing shall affect the ability of the Company or its Subsidiaries to (x) renew any Labor Contract for a term of not more than one year, or (y) negotiate, enter into or amend any Labor Contract and related ancillary agreements (I) on terms consistent with past practice, that provide for a contract term that is no longer than the term of the expiring Labor Contract, and that do not impose an additional obligation that would have a material adverse impact on the financial position of the business unit or units supported by the applicable Labor Contract or (II) to the extent required by applicable Law; provided, further, that in no event shall the Company be permitted to take any action (or fail to take any action) with respect to a Benefit Arrangement subject to Title IV of ERISA or any Labor Contract that could reasonably be expected to result in a total or partial “withdrawal” under any Multiemployer Plan;

(viii)    (A) enter into, establish, adopt or amend any Benefit Arrangement, or any trust agreement (or similar arrangement) related thereto (other than entering into employment agreements or offer letters in the ordinary course of business consistent with past practice with newly hired Employees whose annual total compensation does not exceed $250,000), (B) take any action to accelerate the vesting or exercisability of Company Equity Awards or other compensation or benefits payable under any Benefit Arrangement or to any Employee or (C) fund or in any other way secure or fund the payment of compensation or benefits under any Benefit Arrangement or to any Employee, except (1) as may be required by applicable Law, (2) is required by a Benefit Arrangement or Labor Contract (provided that such Benefit Arrangement or Labor Contract must have been Previously Disclosed if material), (3) amendments that do not materially increase benefits or result in materially increased administrative costs, or (4) as expressly permitted by this Agreement; provided, that notwithstanding anything to the contrary contained herein, nothing shall affect the ability of such Party to change its Benefit Arrangements (x) in the ordinary course in connection with annual renewals, (y) in connection with a change in Law or (z) in connection with any collective bargaining process;

(ix)    sell, transfer, lease, dispose of, grant or otherwise authorize the sale, transfer, lease, disposition or grant of any of its real properties or material tangible assets or the capital stock or equity interests in any of its Subsidiaries or a third Person with a value in excess of $25,000,000 in the aggregate, except in the ordinary course of business consistent with past practice;

(x)    except in the ordinary course of business, cancel any material indebtedness for borrowed money (prior to the maturity date thereof, other than in connection with a refinancing or replacement with indebtedness permitted under this Agreement) owed to it or waive any of its claims or rights of substantial value;

(xi)    (A) amend or modify the Company 2025 Note Indenture or the Company Credit Agreements in a manner (i) that would be materially adverse to the Company, (ii) that would prevent the Company from being able to incur or assume by operation of law the Financing to be so incurred or assumed by operation of law by the Company as contemplated by the Debt Financing Commitment (as of the date of this Agreement), or (iii) that would reasonably be expected to impair or delay the ability of the Company to redeem or repay, or increase the cost of the repayment of, obligations thereunder, (B) amend or modify any of the negative covenants (and definitions related thereto) contained in the Company Credit Agreements in a manner that is materially adverse to the Company without the prior written consent of the Lenders that are party to the Debt Financing Commitment, (C) incur or guarantee any indebtedness for borrowed money other than (w) in the ordinary course of business under the revolving portion of the Company Credit Agreements in effect on the date hereof (without giving effect to any incremental portion of any such Company Credit Agreements), (x) working capital facilities, capital lease obligations, purchase money debt and letter of credit, bank guaranty and similar facilities incurred in the ordinary course of business, (y) any other indebtedness in an aggregate principal amount not to exceed $5,000,000 and (z) loans to or guarantees for its direct or indirect wholly owned Subsidiaries, (D) make any capital expenditures in excess of the aggregate amount set forth in Section 5.1(b)(xi)(D) of the Company Disclosure Schedule, (E) issue any debt securities or any securities convertible into, or rights to acquire, any debt securities or (F) place any Lien on a material portion of its properties or assets other than in the ordinary course of business consistent with past practice;

(xii)    other than as permitted by this Section 5.1, terminate (except with respect to the expiration of the stated term), renew (except with respect to the renewals of the Company’s insurance policies in the ordinary course of business), extend, or amend or modify in any material respect adverse to it (including by way of interpretation), any Material Contract, or enter into any Contract that would constitute a Material Contract if it were in effect as of the date of this Agreement;

(xiii)    make any material change to its financial accounting methods, principles or practices, except as may be required by Law or by GAAP;

(xiv)    change or revoke any material Tax election, make any material Tax election inconsistent with past practice, materially change any of its Tax accounting methods, change any material annual Tax accounting period, settle or compromise any material Tax claim, assessment, audit or dispute, surrender any right to claim a material Tax refund, enter into any material closing agreement or other material written binding agreement with any taxing authority or any material Tax sharing agreement (other than any agreement the primary purpose of which is not the allocation or payment of Tax liability), consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business), or file any amended material Tax Return;

(xv)    enter into any settlement, consent decree or other similar Contract with a third party or Governmental Entity, other than settlements, consent decrees or other similar Contracts that are entered into in the ordinary course of business consistent with past practice, which only include monetary remedies or monetary obligations on the part of the Company and its Subsidiaries that are not material to the Company and its Subsidiaries, taken as a whole;

(xvi)    notwithstanding anything herein to the contrary, knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions set forth in Article VI not being satisfied in a timely manner, except (with prior notice to the other Parties) as may be required by applicable Law;

(xvii)    abandon, encumber, convey title (in whole or in part), license or grant a covenant not to sue or any other right to material Party Intellectual Property, other than in the ordinary course of business consistent with past practice;

(xviii)    (A) modify or rescind any material license, franchise, permit or authorization of a Governmental Entity or (B) fail to make capital expenditures at any Property required under any Gaming Law or by any Gaming Authority;

(xix)    adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization; or

(xx)    enter into any Contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Notwithstanding anything herein to the contrary (including Section 5.1(a) and Section 5.1(b) hereof), without the prior written consent of Parent (which may be given or withheld in Parent’s sole discretion), the Company shall not, and shall cause each of its Subsidiaries not to, make, or commit to make, any cash expenditure that would, or could reasonably be expected to, (I) be made prior to the Closing Date and (II) exceed, individually or in the aggregate, $20,000,000, in each case, other than such expenditures or commitments (1) made in the ordinary course of business consistent with past practice, (2) that are capital expenditures and are not in excess of the aggregate capital expenditure budget set forth in Section 5.1(b)(xi)(D) of the Company Disclosure Schedule, (3) made pursuant to any Material Contract made available to Parent or any of its Representatives, or (4) expressly contemplated by this Agreement.

(c)    Parent shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to (i) take any and all actions (and refrain from taking any and all actions) required to be taken (or refrained from taken) under the Master Transaction Agreement and the Ancillary Documents (as defined in the Master Transaction Agreement) in order to consummate the transactions contemplated therein, (ii) not otherwise take (or refrain from taking) any action that would constitute a breach or default under the terms of the Master Transaction Agreement and/or any of the Ancillary Documents and (iii) take any and all actions necessary to cause the satisfaction of the conditions set forth in Section 2.1(b)(i) of the Master Transaction on or prior to the Closing. At or prior to the Closing, Parent shall deliver to the Company a certificate signed by an executive officer of Parent and dated as of the Closing Date certifying to the effect that the conditions set forth in Section 2.1(b)(i) of the Master Transaction Agreement have been satisfied and that the VICI Consent (as defined in the Master Transaction Agreement) has become effective.

(d)    Parent agrees that from the date hereof until the Effective Time or the Termination Date, except as expressly contemplated or required by this Agreement, as may be required by applicable Law or as set forth in Section 5.1(d) of the Parent Disclosure Schedule, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed, except with respect to clauses (i), (ii), (iii), (iv), (v), (vi), (xv) and (xviii), as to which the Company may grant or withhold its consent in its sole discretion), it will not, and will cause each of its Subsidiaries not to:

(i)    enter into any material new line of business outside the ordinary course of business consistent with past practice or in any jurisdiction that would reasonably be expected to require the receipt of additional consents or approvals of any Governmental Entity in connection with the consummation of the Merger or delay or impair the ability of the Parties to consummate the Merger;

(ii)    amend (A) the Governing Documents of Parent, (B) the Governing Documents of its Subsidiaries in any material respect (other than, in the case of the Governing Documents of Merger Sub, which shall not be modified in any respect) or (C) any terms of its outstanding equity interests or other securities;

(iii)    make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock, except for dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries;

(iv) issue, sell or encumber any of its equity interests or any securities convertible into, or rights to acquire, any of its equity interests, except (A) pursuant to the exercise of Parent Options or settlement of other awards outstanding as of the date hereof (or permitted hereunder to be granted after the date hereof) and in accordance with the terms of such instruments, (B) grants of stock options to purchase shares of Parent Common Stock (and issuances of shares of Parent Common Stock pursuant thereto) or other Parent Equity Awards (and issuances of shares of Parent Common Stock pursuant thereto), in each case, for employee promotions and new employee hires, in each case, to employees of Parent or Parent’s Subsidiaries below the level of senior vice president, in each case that are made in the ordinary course of business consistent with past practice, (C) the annual grant of equity-based awards to directors of Parent; provided, that any such grant to a director shall be for annual compensation for services on the Parent Board of Directors and shall be consistent with the annual grant to directors for Parent’s fiscal year ended December 31, 2018, as described in Parent’s definitive proxy statement for its annual stockholders meeting, or (D) the annual grant of equity-based awards to employees of Parent and its Subsidiaries in the ordinary course of business consistent with past practice;

(v)    except as has been Previously Disclosed, adjust, split, combine, redeem, repurchase or otherwise acquire any shares of its capital stock (except in connection with cashless exercises or similar transactions pursuant to the exercise of Parent Options or settlement (including settlement of Tax withholding obligations) of other awards or obligations outstanding as of the date hereof or permitted to be granted after the date hereof), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;

(vi)    (A) make any acquisition of any other Person or business, (B) make any loans or advances to any Person or (C) make any capital contributions to, or investments in, any other Person, in each such case that would be reasonably expected to impair the ability of Parent to consummate the Merger before the End Date;

(vii)    (A) except as required by a Benefit Arrangement or Labor Contract (provided that such Benefit Arrangement or Labor Contract must have been Previously Disclosed if material), increase the compensation payable or that could become payable to directors or officers other than in the ordinary course of business consistent with past practice, (B) increase the compensation payable or that could become payable to other Employees, other than increases in compensation made in the ordinary course of business consistent with past practice in an annual amount not to exceed four percent (4%) of the applicable Employee’s base salary or annualized hourly wage rate or three percent (3%) in the aggregate with respect to all such Employees, (C) enter into any new, or amend any existing, Labor Contract; provided, that notwithstanding anything to the contrary contained herein, nothing shall affect the ability of Parent or its Subsidiaries to negotiate, enter into or amend any Labor Contract and related ancillary agreements (x) in the ordinary course of business consistent with past practice or (y) to the extent required by applicable Law;

(viii)    (A) enter into, establish, adopt or amend any Benefit Arrangement, or any trust agreement (or similar arrangement) related thereto (other than entering into employment agreements or offer letters in the ordinary course of business consistent with past practice with newly hired Employees whose annual total compensation does not exceed $250,000), (B) take any action to accelerate the vesting or exercisability of Parent Equity Awards or other compensation or benefits payable under any Benefit Arrangement or to any Employee, other than in the ordinary course of business consistent with past practice or (C) fund or in any other way secure or fund the payment of compensation or benefits under any Benefit Arrangement or to any Employee, except (1) as may be required by applicable Law, (2) is required by a Benefit Arrangement or Labor Contract (provided that such Benefit Arrangement or Labor Contract must have been Previously Disclosed if material), (3) amendments that do not materially increase benefits or result in materially increased administrative costs, or (4) as expressly permitted by this Agreement; provided, that notwithstanding anything to the contrary contained herein, nothing shall affect the ability of such Party to change its Benefit Arrangements (x) in the ordinary course in connection with annual renewals, (y) in connection with a change in Law or (z) in connection with any collective bargaining process;

(ix)    sell, transfer, lease, dispose of, grant or otherwise authorize the sale, transfer, lease, disposition or grant of any of its real properties or material assets with a value in excess of $25,000,000 in the aggregate, except in the ordinary course of business consistent with past practice;

(x)    except in the ordinary course of business, cancel any material indebtedness (prior to the maturity date thereof, other than in connection with a refinancing or replacement with indebtedness permitted under this Agreement) owed to it or waive any of its claims or rights of substantial value;

(xi)    (A) incur or guarantee any indebtedness for borrowed money, other than loans to or guarantees for its direct or indirect wholly owned Subsidiaries, (B) issue any debt securities or any securities convertible into, or rights to acquire, any debt securities or (C) place any Lien on a material portion of its properties or assets, in each case other than (w) in the ordinary course of business under the revolving portion of the Parent’s existing credit facilities in effect on the date hereof, (v) in connection with a refinancing of outstanding indebtedness or replacement with indebtedness permitted under this Agreement, (x) in connection with any acquisition permitted by this Section 5.1, (y) working capital facilities, capital lease obligations, purchase money debt and letter of credit, bank guaranty and similar facilities incurred in the ordinary course of business and (z) any other indebtedness, debt securities or any securities convertible into, or rights to acquire, any debt securities, in an aggregate principal amount not to exceed $5,000,000;

(xii)    make any material change to its financial accounting methods, principles or practices, except as may be required by Law or by GAAP;

(xiii)    change or revoke any material Tax election, make any material Tax election inconsistent with past practice, materially change any of its Tax accounting methods, change any material annual Tax accounting period, settle or compromise any material Tax claim, assessment, audit or dispute, surrender any right to claim a material Tax refund, enter into any material closing agreement or other material written binding agreement with any taxing authority or any material Tax sharing agreement (other than any agreement the primary purpose of which is not the allocation or payment of Tax liability), consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business), or file any amended material Tax Return;

(xiv)    enter into any settlement, consent decree or other similar Contract with a third party or Governmental Entity, other than settlements, consent decrees or other similar Contracts that (A) are entered into in the ordinary course of business consistent with past practice and only include monetary remedies or obligations on the part of the Parent and its Subsidiaries or (B) would not be material to the Parent and its Subsidiaries, taken as a whole;

(xv)    notwithstanding anything herein to the contrary, knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions set forth in Article VI not being satisfied in a timely manner, except (with prior notice to the other Parties) as may be required by applicable Law;

(xvi)    abandon, encumber, convey title (in whole or in part), license or grant a covenant not to sue or any other right to material Party Intellectual Property, other than in the ordinary course of business consistent with past practice;

(xvii)    (A) modify or rescind any material license, franchise, permit or authorization of a Governmental Entity or (B) fail to make capital expenditures at any Property required under any Gaming Law or by any Gaming Authority;

(xviii)    adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization;

(xix)    make any capital expenditures in excess of the aggregate amount set forth in Section 5.1(d)(xix) of the Parent Disclosure Schedule; or

(xx)    enter into any Contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Notwithstanding anything herein to the contrary (including Section 5.1(a) and Section 5.1(d) hereof), without the prior written consent of the Company (which may be given or withheld in the Company’s sole discretion), Parent shall not, and shall cause each of its Subsidiaries not to, make, or commit to make, any cash expenditure that would, or could reasonably be expected to, (I) be made prior to the Closing Date and (II) exceed, individually or in the aggregate, $10,000,000, in each case, other than such expenditures or commitments (1) made in the ordinary course of business consistent with past practice, (2) that are capital expenditures and are not in excess of the aggregate capital expenditure budget set forth in Section 5.1(d)(xix) of the Parent Disclosure Schedule, (3) made pursuant to any Material Contract made available to the Company or any of its Representatives, or (4) expressly contemplated by this Agreement.

(e)    The Company agrees that from the date of this Agreement until the Effective Time or the Termination Date, it shall, and shall cause its applicable Subsidiaries to, take (or not take) the actions set forth on Section 5.1(e) of the Company Disclosure Schedule.

Section 5.2    Access; Contact with Business Relations.

(a) From and after the date of this Agreement until the Effective Time or, if earlier, the Termination Date, for purposes of facilitating the transactions contemplated hereby, each of the Company and Parent shall afford each other and their respective Representatives such reasonable access during normal business hours upon reasonable prior notice, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding it and its Subsidiaries, as such other Party may reasonably request. In addition, the Company agrees that it shall afford the Real Estate Financing Sources and their Representatives such reasonable access during normal business hours upon reasonable prior notice, and shall otherwise cooperate with Parent and use commercially reasonable efforts to permit the Real Estate Financing Sources to take such actions, as necessary to enable Parent to cause Subsidiaries of the Company to satisfy Parent’s obligations under the Master Transaction Agreement (and the transactions and agreements contemplated thereby (including the Real Estate Purchase Agreements). Notwithstanding the foregoing, neither the Company nor Parent shall be required to provide access to or make available to any Person any document or information that, in the reasonable judgment of such Party, (i) violates any of its obligations with respect to confidentiality, (ii) is subject to any attorney-client, work-product or other legal privilege or (iii) the disclosure of which would violate any applicable Law or legal duty; provided, that the withholding Party will use commercially reasonable efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege, including entering into appropriate common interest or similar agreements; provided, further, that nothing herein shall authorize Parent or its Representatives to undertake any invasive environmental testing or sampling at any of the properties owned, operated or leased by the Company or its Subsidiaries and nothing herein shall authorize the Company or its Representatives to undertake any environmental testing or sampling at any of the properties owned, operated or leased by Parent or its Subsidiaries. Each of Parent and the Company agrees that it will not, and will cause its Subsidiaries and Representatives not to, use any information obtained pursuant to this Section 5.2 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement (which transactions, for the avoidance of doubt, shall include with respect to Parent any Financing and Related Financing). Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other Party that may result from requests for access.

(b)    Notwithstanding anything in this Agreement to the contrary, from and after the date of this Agreement until the Effective Time or, if earlier, the Termination Date, neither the Company nor Parent shall (and neither of them shall permit any of their respective Representatives or Affiliates to) contact any employee (other than a member of management involved with the transactions contemplated by this Agreement), customer, supplier, distributor or other material business relation of Parent or any of its Subsidiaries (in the case of the Company) or the Company or any of its Subsidiaries (in the case of Parent) regarding (i) Parent or any of its Subsidiaries (in the case of the Company) or the Company or any of its Subsidiaries (in the case of Parent), (ii) the business of Parent or any of its Subsidiaries (in the case of the Company) or the Company or any of its Subsidiaries (in the case of Parent) or (iii) the transactions contemplated by this Agreement, in each case, without the prior written consent of Parent or the Company, as applicable (such consent not to be unreasonably withheld, conditioned or delayed); provided, that this Section 5.2(b) shall not restrict any Representatives of the Company or Parent, as applicable, from receiving incoming correspondence in the ordinary course (such as answering phone calls) from any landlord, tenant, customer, supplier, distributor or other material business relation of Parent or any of its Subsidiaries (in the case of the Company) or the Company or any of its Subsidiaries (in the case of Parent), so long as (A) such contact was not, directly or indirectly, solicited or encouraged by the Company, Parent or any of their respective Representatives or Affiliates, as applicable, (B) the Company or Parent, as applicable, informs Parent or the Company, as applicable, of such correspondence as soon as reasonably practicable, (C) such Representative immediately informs such landlord, tenant, customer, supplier, distributor or other material business relation of the restrictions contained in this Section 5.2(b) and does not engage in any substantive discussions with any such landlord, tenant, customer, supplier, distribution or other material business relation relating to (1) Parent or any of its Subsidiaries (in the case of the Company) or the Company or any of its Subsidiaries (in the case of Parent), (2) the business of Parent or any of its Subsidiaries (in the case of the Company) or the Company or any of its Subsidiaries (in the case of Parent) or (3) the transactions contemplated by this Agreement, and (D) such Representative does not represent that it is authorized to, nor does it negotiate or enter into, any Contract (in principle or otherwise) on behalf of Parent or any of its Subsidiaries (in the case of the Company) or the Company or any of its Subsidiaries (in the case of Parent).

(c)    The Parties hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

(d)    No investigation by any Party of the business and affairs of the other Parties, pursuant to this Section 5.2 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any Party’s obligation to consummate the transactions contemplated by this Agreement.

Section 5.3    No Solicitation.

(a)    Except as expressly permitted by this Section 5.3, the Company, on the one hand, and Parent, on the other hand, shall, and each shall cause its Subsidiaries and their respective directors, officers and employees to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives and Affiliates to, (i) immediately cease any solicitation, knowing encouragement, discussions or negotiations with any Person that may be ongoing with respect to a Takeover Proposal, and promptly instruct (to the extent it has contractual authority to do so and has not already done so prior to the date of this Agreement) or otherwise request, any Person that has executed a confidentiality or non-disclosure agreement within the twelve (12)-month period prior to the date of this Agreement in connection with any actual or potential Takeover Proposal to return or destroy all such confidential information or documents previously furnished in connection therewith or material incorporating any such information in the possession of such Person or its Representatives (and to confirm in writing the return or destruction of all such information) and (ii) from and after the date of this Agreement until the Effective Time or, if earlier, the Termination Date, not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any substantive discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal (other than (x) solely in response to an unsolicited inquiry, to refer the inquiring Person to this Section 5.3(a) or (y) upon receipt of a bona fide, unsolicited written Takeover Proposal from any Person that did not result from a breach of this Section 5.3(a), solely to the extent necessary to ascertain facts or clarify terms with respect to a Takeover Proposal for the Company Board of Directors or the Parent Board of Directors, as applicable, to be able to have sufficient information to make the determination described in Section 5.3(b))

or (C) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment or agreement in principle providing for a Takeover Proposal.

(b)    Except as expressly provided by this Agreement, none of the Parties shall take any action to exempt any Person from the Takeover Laws or the Takeover Provisions or otherwise cause such restrictions not to apply. Except (x) as necessary to take any actions that the Company, Parent or any third party would otherwise be permitted to take pursuant to this Section 5.3 (and in such case only in accordance with the terms hereof) or (y) if the Company Board of Directors or the Parent Board of Directors, as applicable, determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that any such action or forbearance would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (i) neither the Company and its Subsidiaries, on the one hand, nor Parent and its Subsidiaries, on the other hand, shall release any third party from, or waive, amend or modify any provision of, or grant permission under any (A) standstill provision in any Contract to which the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, is a party or (B) confidentiality provision in any Contract to which the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, is a party (excluding any waiver under a confidentiality provision that does not, and would not reasonably be likely to, facilitate or encourage a Takeover Proposal) and (ii) each of the Company and Parent shall, and shall cause its Subsidiaries to, enforce the confidentiality and standstill provisions of any such Contract; provided, that, for the avoidance of doubt, any automatic release from the standstill provisions of any such Contract in accordance with its terms shall not constitute a breach of this Section 5.3(b).

(c)    Notwithstanding anything to the contrary contained in this Section 5.3, (x) if at any time from and after the date of this Agreement and (i) prior to obtaining the Company Stockholder Approval, the Company, or (ii) prior to the obtaining the Parent Stockholder Approval, Parent, directly or indirectly receives a bona fide, unsolicited written Takeover Proposal made after the date of this Agreement from any Person and such Party, its Affiliates and their respective Representatives are not in material breach of this Section 5.3 and (y) if the Company Board of Directors or the Parent Board of Directors, as applicable, determines in good faith, after consultation with its outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then such Party and its Representatives may, directly or indirectly, (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to such Party and its Subsidiaries, and afford access to the business, properties, assets, employees, officers, Contracts, books and records of such Party and its Subsidiaries, to the Person that has made such Takeover Proposal and its Representatives and potential sources of funding; provided, that such Party shall substantially concurrently with the delivery to such Person provide to the other Parties any non-public information concerning such Party or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided or made available to the other Parties and (B) engage in or otherwise participate in discussions or negotiations with the person making such Takeover Proposal (including as a part thereof, making counterproposals) and its Representatives and potential sources of financing regarding such Takeover Proposal. “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those applicable to Parent or to Parent than those applicable to the Company, as applicable, that are contained in the Confidentiality Agreement; provided, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Section 5.3.

(d)    Each of the Company and Parent shall promptly (and in no event later than forty-eight (48) hours after receipt) notify, orally and in writing, one another of any Takeover Proposal received by such Party or any of its Representatives, which notice shall include the identity of the Person making the Takeover Proposal and the material terms and conditions thereof (including copies of any written proposal relating thereto provided to such Party or any of its Representatives) and indicate whether such Party has furnished non-public information to, or entered into discussions or negotiations with, such third party. Each of the Company and Parent shall keep one another reasonably informed on a reasonably current basis as to the status of (including changes to any material terms of, and any other material developments with respect to) such Takeover Proposal. Each of the Company and Parent agrees that it and its Subsidiaries will not enter into any Contract with any Person subsequent to the date of this Agreement that prohibits such Party from providing any information to Parent in accordance with this Section 5.3.

(e)    Except as expressly permitted by this Section 5.3(e), the Company Board of Directors and the Parent Board of Directors shall not (i) (A) fail to include the Company Recommendation (in the case of the Company Board of Directors) or the Parent Recommendation (in the case of the Parent Board of Directors) in the Joint Proxy Statement/Prospectus, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation (in the case of the Company Board of Directors) or to the Company, the Parent Recommendation (in the case of the Parent Board of Directors), (C) make or publicly propose to make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication by the Company Board of Directors or the Parent Board of Directors, as applicable, of the type contemplated by Rule 14d-9(f) under the Exchange Act (it being understood that the Company Board of Directors or the Parent Board of Directors, as applicable, may refrain from taking a position with respect to such a tender offer or exchange offer until the close of business as of the tenth (10th) Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered an Adverse Recommendation Change so long as the Company reaffirms the Company Recommendation or Parent reaffirms the Parent Recommendation during such period), (D) other than with respect to the period of up to ten (10) Business Days applicable to formal tender or exchange offers that are the subject of the preceding clause (C), fail to recommend against a Takeover Proposal or fail to reaffirm the Company Recommendation or the Parent Recommendation, as applicable, in either case within ten (10) Business Days after a request by Parent or the Company, as applicable, to do so; provided, however, that (1) such ten (10) Business Day period shall be extended for an additional ten (10) Business Days following any material modification to any Takeover Proposal occurring after the receipt of Parent’s or the Company’s written request, as applicable, and (2) each of Parent and the Company shall be entitled to make such a written request for reaffirmation only once for each Takeover Proposal and once for each material amendment to such Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”); or (ii) authorize, cause or permit the Company or any of its Subsidiaries (in the case of the Company Board of

Directors) or Parent or any of its Subsidiaries (in the case of the Parent Board of Directors) to enter into any letter of intent, agreement, commitment or agreement in principle providing for any Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(c)). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholder Approval or the Parent Stockholder Approval is obtained, (x) the Company Board of Directors or the Parent Board of Directors, as applicable, may make an Adverse Recommendation Change if (1) the Company or Parent, as applicable, is not in material breach of this Section 5.3 and (2) after receiving a bona fide unsolicited written Takeover Proposal, the Company Board of Directors or the Parent Board of Directors, as applicable, has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (i) such Takeover Proposal constitutes a Superior Proposal and (ii) in light of such Takeover Proposal, the failure to take such action would be reasonably likely to be inconsistent with the Company Board of Directors’ or the Parent Board of Directors’ fiduciary duties under applicable Law and (y) the Company may terminate this Agreement in order to enter into a binding written agreement with respect to a Superior Proposal in accordance with Section 7.1(k); provided, that the Company Board of Directors or the Parent Board of Directors, as applicable, has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the Company Board of Directors’ or the Parent Board of Directors’ fiduciary duties under applicable Law; provided, however, that, prior to making any Adverse Recommendation Change or terminating this Agreement as described in clauses (x) and (y) of this sentence, (A) the Company has given Parent, or Parent has given the Company, as applicable, at least four (4) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal) and the Company has contemporaneously provided to Parent, or Parent has contemporaneously provided to the Company, as applicable, a copy of the Superior Proposal and a copy of any written proposed transaction documents with the person making such Superior Proposal, (B) the Company has negotiated in good faith with Parent, or Parent has negotiated in good faith with the Company, during such notice period to enable Parent or the Company, as applicable, to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (C) following the end of such notice period, the Company Board of Directors or the Parent Board of Directors, as applicable, shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent (in the case of the Company Board of Directors) or the Company (in the case of the Parent Board of Directors), and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the Superior Proposal continues to constitute a Superior Proposal if the revisions proposed by Parent or the Company, as applicable, were to be given effect, and (D) in the event of any change to any material terms of such Superior Proposal, the Company shall have delivered to Parent, or Parent shall have delivered to the Company, as applicable, an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the four (4) Business Day period notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (i) two (2) Business Days and (ii) the period remaining under the notice period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)) during which time the Company shall be required to comply with the requirements of this Section 5.3(e) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso.

(f)    Other than in connection with a Superior Proposal (which, for the avoidance of doubt, shall be subject to Section 5.3(e) and shall not be subject to this Section 5.3(f)), nothing in this Agreement shall prohibit or restrict the Company Board of Directors from making an Adverse Recommendation Change in response to a Company Intervening Event, or the Parent Board of Directors from making an Adverse Recommendation Change in response to a Parent Intervening Event, if the Company Board of Directors or the Parent Board of Directors, as applicable, has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure of the Company Board of Directors or the Parent Board of Directors, as applicable, to make an Adverse Recommendation Change would be reasonably likely to be inconsistent with the Company Board of Directors’ or the Parent Board of Directors’ fiduciary duties under applicable Law; and provided, further, that, prior to making such Adverse Recommendation Change, (i) the Company has given Parent, or Parent has given the Company, as applicable, at least four (4) Business Days’ prior written notice of its intention to take such action, which notice shall specify the reasons therefor, (ii) the Company or Parent, as applicable, has negotiated, and directed its Representatives to negotiate, in good faith with Parent or the Company, as applicable, during such notice period after giving any such notice to enable Parent or the Company, as applicable, to propose revisions to the terms of this Agreement such that it would not permit the Company Board of Directors or the Parent Board of Directors, as applicable, to make an Adverse Recommendation Change pursuant to this Section 5.3(f) and (iii) following the end of such notice period, the Company Board of Directors or the Parent Board of Directors, as applicable, shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent or the Company, as applicable, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that failure to make an Adverse Recommendation Change in response to such Company Intervening Event or Parent Intervening Event, as applicable, would be reasonably likely to be inconsistent with the Company Board of Directors’ or the Parent Board of Directors’ fiduciary duties under applicable Law.

(g)    Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board of Directors, on the one hand, or Parent or the Parent Board of Directors, on the other hand, from taking and disclosing to the stockholders of the Company or Parent, as applicable, a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any “stop, look and listen” communication or any other similar disclosure to the stockholders of the Company or Parent, as applicable, pursuant to Rule 14d-9(f) under the Exchange Act if, in the determination in good faith of the Company Board of Directors or the Parent Board of Directors, as applicable, after consultation with outside counsel, the failure so to disclose would be reasonably likely to be inconsistent with the fiduciary duties under applicable Law or obligations under applicable federal securities Law of the Company Board of Directors or the Parent Board of Directors, as applicable.

Section 5.4    Filings; Other Actions.

(a)    As promptly as reasonably practicable following the date of this Agreement, (i) Parent and the Company shall prepare the Form S-4, which will include the Joint Proxy Statement/Prospectus, (ii) Parent and the Company shall file with the SEC the Joint Proxy Statement/Prospectus and (iii) Parent shall file the Form S-4, which will include the Joint Proxy Statement/Prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the Merger. Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. Each of Parent and the Company will cause the Joint Proxy Statement/Prospectus to be mailed to its respective stockholders, as applicable, as soon as reasonably practicable after the Form S-4 is declared effective by the SEC under the Securities Act (the date upon which such mailing occurs, the “Joint Proxy Statement/Prospectus Mailing Date”). Parent shall use its reasonable best efforts, and the Company shall reasonably cooperate with Parent, to keep the Form S-4 effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement, including the Merger and the Share Issuance. Parent shall also take any action required to be taken under any applicable state securities Laws in connection with the Share Issuance and the reservation of shares of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock, or holders of a beneficial interest therein, as may be reasonably requested by Parent in connection with any such action. No filing or mailing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement/Prospectus will be made by Parent or the Company, as applicable, without the other Party’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other Party a reasonable opportunity to review and comment thereon (which comments shall be considered by the other Party in good faith); provided, however, that Parent or the Company, as applicable, in connection with an Adverse Recommendation Change, a Takeover Proposal or a Superior Proposal may amend or supplement the Joint Proxy Statement/Prospectus or the Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment, and in such event, this right of approval shall apply only with respect to information relating to the other Party or its business, financial condition or results of operations. A “Qualifying Amendment” means an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus (including by incorporation by reference) to the extent it contains (a) an Adverse Recommendation Change, (b) a statement of the reason of the Company Board of Directors or the Parent Board of Directors, as applicable, for making such Adverse Recommendation Change, (c) a factually accurate statement by the Company or Parent that describes the Company’s or Parent’s receipt of a Takeover Proposal or Superior Proposal, the terms of such proposal and the operation of this Agreement with respect thereto, and (d) additional information reasonably related to the foregoing.

(b)    Each of Parent and the Company shall promptly notify one another upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement/Prospectus, and shall, as promptly as practicable after receipt thereof, provide one another with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 and advise one another of any oral comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4. Each of Parent and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement/Prospectus, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Parent or the Company, as applicable, will advise one another promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment thereto has been filed, the threat or issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide one another with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus, so that either such document would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein (in light of the circumstances under which they were made), not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. Each of Parent and the Company shall reasonably cooperate upon the other Party’s request in amending or supplementing the Joint Proxy Statement/Prospectus pursuant to a Qualifying Amendment made in compliance with this Agreement.

(c)    As promptly as reasonably practicable following the clearance of the Joint Proxy Statement/Prospectus by the SEC, the Company shall take all action necessary in accordance with applicable Laws and the Company’s Governing Documents to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”) and not postpone or adjourn the Company Stockholders’ Meeting except (i) to the extent required by applicable Law or to solicit additional proxies or (ii) votes in favor of adoption of this Agreement if sufficient votes to constitute the Company Stockholder Approval have not been obtained; provided, that, unless otherwise agreed by the Parties, the Company Stockholders’ Meeting may not be postponed or adjourned to a date that is more than twenty (20) days after the date for which the Company Stockholders’ Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). The Company will, except in the case of an Adverse Recommendation Change, through the Company Board of Directors, recommend that its stockholders adopt this Agreement and will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or applicable Laws to obtain such approvals.

(d)    As promptly as reasonably practicable following the clearance of the Joint Proxy Statement/Prospectus by the SEC, Parent shall take all action necessary in accordance with applicable Laws and Parent’s Governing Documents to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Parent Stockholder Approval (the “Parent Stockholders’ Meeting”) and not postpone or adjourn the Parent Stockholders’ Meeting except to the extent required by applicable Law or to solicit additional proxies and votes in favor of adoption of this Agreement if sufficient votes to constitute the Parent Stockholder Approval have not been obtained; provided, that, unless otherwise agreed by the Parties, the Parent Stockholders’ Meeting may not be postponed or adjourned to a date that is more than twenty (20) days after the date for which the Parent Stockholders’ Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Parent will, except in the case of an Adverse Recommendation Change, through the Parent Board of Directors, recommend that its stockholders approve the Share Issuance, the Delaware Conversion and the

Parent A&R Charter and will use reasonable best efforts to solicit from its stockholders proxies in favor of the Share Issuance, the Delaware Conversion and the Parent A&R Charter and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or applicable Laws to obtain such approvals.

(e) The Company and Parent will use their respective reasonable best efforts to hold the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting on the same date and at the same time.

Section 5.5    Regulatory Approvals; Efforts; Third-Party Consents.

(a)    Prior to the Closing, the Parties shall use their respective reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and any applicable Laws, including the HSR Act and Gaming Laws, to consummate and make effective, as promptly as practicable after the date hereof, the Merger, including (i) the preparation and filing of all applications, forms, registrations, petitions, notices and other documents required to be filed to consummate the Merger, including prompt filing of a Notification and Report Form pursuant to the HSR Act, (ii) the preparation of any financial or non-financial information required by any Gaming Authority or Governmental Entity pursuant to any Antitrust Law or Gaming Law, in each case in connection with the transactions contemplated by this Agreement, (iii) the satisfaction of the conditions to consummating the Merger, (iv) the defending of any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (v) the taking of all actions necessary to obtain (and cooperating with each other in obtaining) as promptly as practicable any consent, authorization, Order or approval of, or any exemption by, or to avoid any Action or other challenge of the legality of the transactions contemplated by this Agreement by, any Governmental Entity (which actions shall include furnishing all information and documentary material required by any Gaming Authority or other Governmental Entity) required to be obtained or made by any of the Parties or their respective Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement (collectively, “Approvals”), and (vi) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Additionally, each of the Parties and their respective Affiliates shall not take any action after the date of this Agreement with the intent of (i) imposing any delay in the obtaining of, or increasing the risk of not obtaining, the expiration or termination of any applicable waiting period pursuant to the HSR Act, or any other Approval, including Gaming Approvals, necessary to consummate the transactions contemplated hereby, (ii) increasing the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated hereby or (iii) increasing the risk of not being able to remove any such Order on appeal or otherwise.

(b)    Without liming the generality of Parent’s and the Company’s undertakings pursuant to Section 5.5(a), Parent and its Affiliates shall take any and all steps necessary, and the Company shall reasonably cooperate with Parent and its Affiliates in their efforts, to avoid or eliminate each and every impediment under any Antitrust Law or Gaming Law that may be asserted by any antitrust or competition Governmental Entity or Gaming Authority so as to enable the Parties to close the Merger as promptly as practicable, and in any event prior to the End Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, (i) the sale, divestiture or disposition of its or its Subsidiaries assets, properties or businesses or of the assets, properties or businesses of the Company or its Subsidiaries, (ii) the holding separate of particular assets or placing operating properties in trust upon the Closing pending obtaining control upon subsequent receipt of Approval from applicable Gaming Authority or Governmental Entity pursuant to applicable Antitrust Laws or Gaming Laws and (iii) the entry into such other arrangements, agreements or amendments as are necessary or advisable in order to obtain any required Approvals or the expiration or termination of any applicable waiting period pursuant to the HSR Act and to avoid the entry of, or to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that would restrain, delay or prevent the consummation of the transactions contemplated hereby as soon as possible (and in any event before the End Date).

(c)    In furtherance and not in limitation of the provisions of Section 5.5(a), each Party agrees to make promptly but in no event later than fifteen (15) Business Days after the date of this Agreement an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act. None of the Parties shall extend any waiting period under the HSR Act without, or enter into any agreement with the Federal Trade Commission or the U.S. Department of Justice or any other Governmental Entity that would restrain, delay or prevent the consummation of the transactions contemplated by this Agreement except with, the prior written consent of the other Parties (which shall not be unreasonably withheld, conditioned or delayed).

(d)    Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required Approvals undertaken pursuant to the provisions of this Section 5.5. In that regard, prior to the Closing, each Party shall promptly consult with the other Parties with respect to, and provide any necessary information with respect to (and, in the case of correspondence, provide the other Parties (or their counsel) copies of), all filings made by such Party with any Governmental Entity or any other information supplied by such Party to, or correspondence with, a Governmental Entity in connection with this Agreement or the Merger. Each Party shall promptly inform the other Parties, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other Parties orally of) any material communication from any Governmental Entity or third party regarding the Merger or any proposed agreement or arrangement with any Governmental Entity or third party in connection with the Merger, and permit the other Parties to review and discuss in advance, and consider in good faith the views of the other Parties in connection with, any proposed communication, or proposed agreement or arrangement, with any such Governmental Entity or third party. None of the Parties shall initiate, and to the extent reasonably practicable participate in, any meeting or teleconference with any Governmental Entity in connection with this Agreement or the Merger unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity and applicable Law, gives the other Parties the opportunity to attend and participate thereat (whether by telephone or in person). Each Party shall furnish the other Parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such

Governmental Entity or third party with respect to this Agreement or the Merger and furnish the other Parties with such necessary information and reasonable assistance as any such other Party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity; provided, however, that materials provided pursuant to this Section 5.5 may be redacted (i) to remove references concerning the valuation of the Company, the Merger or other confidential information (including personal financial and other confidential personal information), (ii) as necessary to comply with contractual arrangements or applicable Laws and (iii) as necessary to address reasonable privilege concerns, and the Parties may reasonably designate any competitively sensitive or any confidential business material provided to the other under this Section 5.5(d) as “counsel only” or, as appropriate, as “outside counsel only.”

(e)    In furtherance and not in limitation of the provisions of Section 5.5(b), Parent and Merger Sub agree to, and agree to cause their Affiliates and their respective directors, officers, partners, managers, members, principals and stockholders to, and the Company agrees to, prepare and submit to the Gaming Authorities as promptly as practicable, and in any event no later than forty-five (45) days from the date of this Agreement, all initial applications and supporting documents necessary to obtain all Requisite Gaming Approvals.

(f)    Notwithstanding anything herein to the contrary, Parent shall determine the strategy to be pursued for obtaining and lead any efforts to obtain all required Approvals; provided, that Parent shall, in good faith, take into consideration the Company’s views, suggestions and comments regarding such strategy and efforts.

(g)    Parent shall, and shall cause its Affiliates to, use their respective reasonable best efforts to obtain, and Company shall use its reasonable best efforts to cooperate with Parent and its Affiliates in their efforts to obtain, any third-party consents or approvals (other than the Approvals) (collectively, “Third-Party Consents”) that are necessary or desirable for consummation of the transactions contemplated by this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, (i) the Company and its Subsidiaries shall not be obligated to obtain any Third-Party Consents, or pay any fees in connection therewith, pursuant to this Agreement and (ii) the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 6.3 shall not be deemed to include the obtaining of any Third-Party Consents.

Section 5.6    Takeover Laws and Provisions. If any Takeover Laws or Takeover Provisions may become, or may purport to be, applicable to the Merger or any other transactions contemplated hereby, each of the Parties shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.7    Publicity. Parent and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement. None of the Parties shall issue or cause the publication of, and each of them shall cause their Affiliates and Representatives not to issue or publish, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of Parent and the Company

(which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or stock exchange rules (upon the advice of counsel), (b) in connection with an Adverse Recommendation Change or (c) for any disclosures made in compliance with Section 5.3; provided, that in the case of clauses (a), (b) and (c), Parent or the Company, as applicable, shall use its reasonable best efforts to provide the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such issuance or publication; provided, further, that, for purposes of clarity and the avoidance of doubt, no Party shall be required to obtain consent pursuant to this Section 5.7 to the extent any communication (including any internal announcement to employees) is not inconsistent in any material respect with information that has been previously been made public in compliance with the obligations set forth in this Section 5.7.

Section 5.8    Indemnification and Insurance.

(a)    Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time (including any matters arising in connection with the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or any of its Subsidiaries as provided in their respective Governing Documents or in any Contract shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect (to the fullest extent permitted under applicable Law) any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ Governing Documents in effect immediately prior to the Effective Time (to the extent and for so long as such entities remain in existence following the Effective Time) or in any Contracts of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the applicable Party’s Governing Documents in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification and exculpation in respect of any Action pending or asserted within such period shall continue until the disposition or resolution of such Action.

(b)    The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”), in each case, against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding, arbitration or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking consistent with the Governing Documents of the Company and applicable Law to repay such amounts if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether commenced before or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby and including acts or omissions in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c)    For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof by the Company and its Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance and fiduciary liability insurance coverage in effect as of the date hereof by the Company and its Subsidiaries, in either case, of not less than the existing coverage and with other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage with respect to matters existing or arising on or before the Effective Time, including the transactions contemplated hereby; provided, however, that Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages (the “Maximum Amount”) required to be obtained pursuant hereto, but in such case shall be obligated to obtain a policy with the greatest coverage possible that does not exceed 300% of the last annual premium paid by the Company prior to the date hereof. Prior to the Effective Time, the Company shall, or if the Company is unable to, shall cause the Surviving Corporation as of the Effective Time to, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided, that in no event shall the cost of such policy, if purchased by the Company, exceed the Maximum Amount and, if such a “tail policy” is purchased, Parent shall have no further obligations under this Section 5.8(c).

(d)    Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.8.

(e)    The rights of each Indemnified Party shall be in addition to, and not in limitation of, any other applicable rights such Indemnified Party may have under the Governing Documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL, the NRS or otherwise.

(f)    The obligations of Parent and the Surviving Corporation under this Section 5.8 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including its successors, heirs and legal representatives) to whom this Section 5.8 applies without the consent of such Indemnified Party. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Parties to whom this Section 5.8 applies shall be third-party beneficiaries of this Section 5.8 and (ii) this Section 5.8 shall survive consummation of the Merger and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against Parent and the Surviving Corporation and their respective successors and assigns.

(g)    In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.8.

Section 5.9    Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 5.10    Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of shares of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Merger by each individual who is as of immediately prior to the Effective Time subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or who will immediately after the Effective Time become subject to such reporting requirements with respect to Parent, in each case, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11    Transaction Litigation. Each of Parent and the Company shall provide one another with the opportunity to participate in, at such other Party’s sole expense, such Party’s defense or settlement of any stockholder Action against such Party or any of its directors or officers relating to the transactions contemplated by this Agreement, including the Merger. Each of Parent and the Company agrees that it shall not settle or offer to settle any such Action commenced prior to or after the date of this Agreement that contemplates any equitable relief or that would reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

Section 5.12    Nasdaq Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger and shares of Parent Common Stock to be reserved for issuance upon settlement or exercise of equity awards in respect of Parent Common Stock to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

Section 5.13    Company Indebtedness; Restructuring Transaction.

(a)    If requested by Parent, the Company shall use commercially reasonable efforts to cause to be delivered to Parent and Merger Sub no later than three (3) Business Days prior to the Closing Date customary payoff letters with respect to the Company Credit Agreements (each, a “Payoff Letter”), from the Persons to whom such indebtedness is owed (or the applicable agent or trustee on their behalf), which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount with respect to the applicable Company Credit Agreement and provide that Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and its Subsidiaries securing such indebtedness, shall, upon the payment of the amount set forth in the Payoff Letter on or prior to the Closing Date, be released and terminated (the “Company Credit Agreements Payoff”); provided, that (i) in no event shall this Section 5.13(a) (A) require the Company or any of its Subsidiaries to cause or permit the Company Credit Agreements Payoff to occur unless the Closing has occurred or (B) require the Company or any of its Subsidiaries to incur any expense required to effect the Company Credit Agreements Payoff prior to the Closing that is not advanced or substantially simultaneously reimbursed by Parent, and (ii) at the Closing, Parent or its designee (which may be the Company) shall deposit with the appropriate agent under the Company Credit Agreements the funds sufficient to actually effect the Company Credit Agreements Payoff.

(b)    Prior to or on the Closing Date, if requested by Parent, the Company shall use its commercially reasonable efforts to cooperate with Parent to take such actions as are necessary to effect the redemption on the Closing Date and, if requested by Parent, the satisfaction and discharge (the “Discharge”) on the Closing Date, of all of the 5.250% Senior Notes due 2025 issued under the Company 2025 Note Indenture (the “Company 2025 Notes”) in accordance with the terms of the Indenture, dated as of October 16, 2017, as amended by the Supplemental Indenture, dated as of December 22, 2017, by and among Caesars Resort Collection, LLC, each of the subsidiary guarantors party thereto, CRC Finco, Inc. and Deutsche Bank Trust Company Americas, as trustee, governing the Company 2025 Notes (as amended, the “Company 2025 Note Indenture”), including, at Parent’s reasonable written request, issuing a notice of redemption with respect to the Company 2025 Notes pursuant to the requisite provisions of the Company 2025 Note Indenture; provided, that nothing in this Section 5.13(b) shall require the Company or any Subsidiaries of the Company (i) to issue any notice of redemption prior to the Closing unless it is (and is permitted by the Company 2025 Note Indenture to be) subject to and conditioned upon the occurrence of the Closing or (ii) prior to the Closing, pay or deposit any amounts required to redeem or Discharge the Company 2025 Notes unless Parent has previously provided to the Company, or made arrangements satisfactory to the Company for deposit with the trustee under the Company 2025 Note Indenture, in each case, all funds required by the Company 2025 Note Indenture by the time required by the Company 2025 Note Indenture in order to complete such redemption or Discharge, including pursuant to a deposit by the Company or its Subsidiaries of all or a portion of such amounts on or following the Closing.

(c)    With respect to the Convertible Notes:

(i)    The Company shall use reasonable best efforts to commence a consent solicitation with respect to the Convertible Notes (the “Consent Solicitation”) for the purpose of obtaining consents from the holders of a majority in aggregate principal amount of the outstanding Convertible Notes (the “Requisite Consents”) to effect the amendments summarized in Section 5.13(c) of the Company Disclosure Schedule

(collectively, the “Convertible Notes Indenture Amendments”). The terms and conditions of the Consent Solicitation, including the timing, amount of any applicable consent fee and structure, shall be in the sole discretion of the Company. The Company shall keep Parent reasonably informed of the status of the Consent Solicitation.

(ii)    With respect to the Consent Solicitation:

(A)    The Company shall use reasonable best efforts to prepare all proposed forms of documentation necessary and appropriate in connection with the Consent Solicitation, including the consent solicitation statement, and to the extent necessary, related letters of transmittal and other related documents (collectively, the “Consent Solicitation Documents”). The Company shall provide Parent with copies of the Consent Solicitation Documents. If at any time prior to the completion of the Consent Solicitation, any information should be discovered by the Company or Parent necessary to ensure that the Consent Solicitation Documents do not contain any untrue statement of a material fact or omit to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party, and the Company shall use reasonable best efforts to cause an appropriate amendment or supplement describing such information to be disseminated to the holders of the Convertible Notes or to otherwise disseminate such information to the holders of the Convertible Notes.

(B)    The Company shall use reasonable best efforts to execute a customary solicitation agent agreement with one or more financial institutions reasonably acceptable to the Company (it being understood and agreed that the financial institutions that have delivered the Debt Financing Commitment shall be reasonably acceptable to the Company ), retaining such financial institution(s) as the solicitation agent(s) in connection with the Consent Solicitation, and shall use its commercially reasonable efforts to assist the solicitation agent(s) in obtaining a list of beneficial holders of the Convertible Notes (or The Depository Trust Company participants holding Convertible Notes on behalf of such beneficial holders), customary legal opinions as may be reasonably requested by the solicitation agent(s) and any other customary documents reasonably required by the solicitation agent(s) in connection with the Consent Solicitation.

(C)    Promptly following the expiration of the Consent Solicitation, assuming the Requisite Consents have been properly delivered (and not revoked), the Company shall use reasonable best efforts to execute, and request that the trustee under the Convertible Notes Indenture execute, a supplemental indenture effecting the Convertible Notes Indenture Amendments (the “Convertible Notes Supplemental Indenture”) and shall provide all documents required in connection therewith to such trustee; provided, that notwithstanding the fact that the Convertible Notes Supplemental Indenture may become effective earlier, the proposed amendments set forth therein shall not be required to become operative, and the Company shall not be required to pay any consent fee or other related fees and expenses of the Consent Solicitation unless and until the Effective Time has occurred and all other conditions of the Consent Solicitation have been satisfied or waived.

(iii)    The Company shall pay any consent fee for the Consent Solicitation and all fees and expenses of any solicitation agent, information agent, depositary or other Person retained in connection with the Consent Solicitation; provided that the Company shall not be required to pay any consent fee or other related fees and expenses of the Consent Solicitation unless and until the Effective Time has occurred and all other conditions of the Consent Solicitation have been satisfied or waived.

(iv)    If requested by the Company, Parent shall use reasonable best efforts to cooperate and consult with the Company with respect to such alternative transactions as may be identified by the Company to be taken in lieu of, or in addition to, the Consent Solicitation in order to otherwise achieve the effects of the Consent Solicitation with respect to the Specified Convertible Notes Indenture Amendments (as defined in Section 5.13(c) of the Company Disclosure Schedule) or to replace the Consent Solicitation (any such transaction so effected with the mutual agreement of the Company and Parent and the applicable Lenders, an “Alternative Notes Transaction”).

(v)    In the event that the Effective Time has not occurred prior to the first date on which the Convertible Notes may be mandatorily converted by the Company pursuant to Section 10.13 of the Convertible Notes Indenture (the “Mandatory Conversion Trigger Date”) and on the Mandatory Conversion Trigger Date Convertible Notes remain outstanding, the Company shall take all steps necessary and permitted pursuant to the terms of the Convertible Notes Indenture to cause all of the Convertible Notes then outstanding to be converted pursuant to, and in compliance with, such Section 10.13 as soon as possible in accordance with the Convertible Notes Indenture following the Mandatory Conversion Trigger Date.

(d)    Notwithstanding anything to the contrary in this Agreement, Parent shall promptly, upon request by the Company, reimburse the Company for all out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees) incurred by the Company in connection with this Section 5.13 (other fees, costs and expenses incurred in connection with Section 5.13(c)) and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with any redemption or Discharge of the Company 2025 Note Indenture (or failure to redeem or Discharge, as the case may be) requested by Parent hereunder and any information used in connection therewith, except to the extent arising from or based upon any information provided by the Company or any of its Subsidiaries or Representatives specifically for use in connection with the redemption or Discharge. Parent shall provide forms reasonably satisfactory to the Company of any documentation required to effect any action pursuant to this Section 5.13 (other than documentation for any Consent Solicitation pursuant to Section 5.13(c)).

(e)    To the extent Parent elects to cause the amounts outstanding under the Company Credit Agreements and Company 2025 Notes to be repaid, redeemed or satisfied and discharged, Parent shall cause (i) the Company Credit Agreements Payoff to occur on the Closing Date and (ii) the redemption and Discharge of all of the Company 2025 Notes on the Closing Date or the satisfaction and discharge of the Company 2025 Note Indenture on the Closing Date.

(f)    On or prior to the Closing Date, the Company shall:

(i)    cause all of the outstanding equity interests of CEOC LLC to be contributed (via merger or direct contribution) to Caesars Resort Collection, LLC;

(ii)    at the request of Parent, form new wholly owned subsidiaries, contribute the real property, buildings and other improvements subject to the Real Estate Purchase Agreements to such subsidiaries and take such other reasonable actions to facilitate the transactions required pursuant to the Real Estate Purchase Agreements and the Master Transaction Agreement; and

(iii)    at the request of Parent, cause the Internal Restructuring (as defined in the Master Transaction Agreement) to occur.

Section 5.14    Notification of Certain Matters. Each of the Parties shall promptly notify the other Parties of any fact, event or circumstance known to it that (a) has had or is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to have a Material Adverse Effect on the Company or Parent, as applicable, or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 5.14 or the failure of any condition set forth in Section 6.2 or Section 6.3 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying change or event would independently result in a failure of the conditions set forth in Section 6.2 or Section 6.3 to be satisfied.

Section 5.15    Employee Matters.

(a)    Unless Parent provides written notice to the Company no later than three (3) Business Days prior to the Effective Time, the Company, shall one (1) Business Day prior to the Effective Time, adopt resolutions terminating any Benefit Arrangement intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective no later than the day immediately preceding the date the Company and Parent become members of the same controlled group of corporations (as defined in Section 414(b) of the Code). The form and substance of such resolutions shall be subject to the reasonable approval of Parent, and the Company shall provide evidence that such resolutions have been adopted by the Company and/or its Subsidiaries, as applicable.

(b)    Except where applicable Law or the provisions of a Labor Contract in effect as of the date hereof (or entered into or modified following the date hereof in compliance with Section 5.1) require more favorable treatment, from the Effective Time and continuing for twelve (12) months following the Effective Time, Parent shall, or shall cause its Subsidiaries (including the Company or any of its Subsidiaries) to, provide each current employee of the Company or any of its Subsidiaries (the “Company Employees”), to the extent such employee remains employed by Parent or its Subsidiaries (including the Company or any of its Subsidiaries), (i) no less than the annual base salary or wage rate and cash bonus opportunities (excluding retention or stay opportunities) that in each case were provided to such employee immediately prior to the Effective

Time and (ii) other employee benefits (excluding equity-based or equity-linked compensation or benefits, and excluding any defined benefit pension or retiree medical benefits except as required by applicable Law or the provisions of a Labor Contract (or entered into or modified following the date hereof in compliance with Section 5.1) that are substantially comparable in the aggregate to those provided to such employee as of immediately prior to the Effective Time. Without limiting the foregoing, from the Effective Time and continuing for a period of at least twelve (12) months following the Effective Time, Parent agrees to provide or cause its Subsidiaries (including the Company and its Subsidiaries) to provide to each Company Employee severance payments and benefits that are no less favorable than the severance payments and benefits for which such Company Employee was eligible immediately prior to the Effective Time; provided, that such severance payments and benefits are either (1) Previously Disclosed as of the date hereof (or entered into or modified following the date hereof in compliance with Section 5.1), or (2) set forth on Section 5.15 of the Company Disclosure Schedule, and, in each case, only to the extent the terms of such payments and benefits have not been modified following the date hereof (except for modifications that are expressly permitted by the terms of this Agreement).

(c)    With respect to employee benefit plans, programs, policies and arrangements that are established or maintained by Parent or its Subsidiaries (including the Company and its Subsidiaries) from and after the Effective Time (the “Parent Benefit Plans”), to the extent applicable (i) Company Employees (and their eligible dependents) shall be given credit for their service with the Company and its Subsidiaries for all purposes, including eligibility to participate, vesting and benefit accrual (but not benefit accrual under a defined benefit pension plan), to the same extent such service was taken into account by the Company and its Subsidiaries under a corresponding Benefit Arrangement of the Company or its Subsidiaries immediately prior to the Effective Time, (ii) any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations shall be waived for Company Employees (and their eligible dependents) as of the Effective Time (provided that in the case of any insured arrangement, subject to applicable Law, such waivers shall be subject to the consent of the applicable insurer and Parent shall use commercially reasonable efforts to obtain such consent) and (iii) all Company Employees (and their eligible dependents) shall be given credit for amounts paid under a corresponding Benefit Arrangement of the Company or its Subsidiaries during the same period for purposes of applying deductibles, copayments and out of pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable Parent Benefit Plans (provided that in the case of any insured arrangement such credit shall be subject to the consent of the applicable insurer and Parent shall use commercially reasonable efforts to obtain such consent). Notwithstanding the foregoing provisions of this Section 5.15(c), service and other amounts shall not be credited to Company Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in the duplication of benefits.

(d)    As of the Effective Time, the Company and/or its applicable Subsidiaries shall continue as a party to, as required and by operation of Law (and, to the extent required by an applicable agreement or arrangement or applicable Law, Parent shall cause the Company and/or its applicable Subsidiaries to assume and agree to perform in accordance with their terms), all employment, consulting, severance, bonus, retention, change in control, incentive and other compensation agreements and arrangements and Labor Contracts existing as of the Effective Time between the Company or any of its Subsidiaries and any director, officer or employee thereof or covering Company Employees (or former employees of the Company or any of its Subsidiaries (“Former Company Employees”)) or in which Company Employees (or Former Company Employees) are eligible to participate; provided that each such agreement or arrangement is Previously Disclosed or is entered into or modified after the date hereof and prior to the Effective Time by the Company or any of its Subsidiaries in compliance with Section 5.1.

(e)    The Company (including the Compensation Committee of the Company Board of Directors and all relevant Company human resources personnel) shall consult with Parent prior to establishing or announcing any incentive arrangements (including any annual bonus arrangements) for any employees or other service providers of the Company or any of its Subsidiaries covering any performance period that begins after the date of this Agreement, including with respect to the establishing of any performance metrics, goals, targets or payout levels, and including with respect to design parameters generally. The Company (including the Compensation Committee of the Company Board of Directors and all relevant Company human resources personnel) shall consult with Parent prior to paying or announcing any incentive amounts (including pursuant to any annual bonus arrangements) following the date of this Agreement to any employees or other services providers of the Company or any of its Subsidiaries.

(f)    The Parties shall, and shall cause their respective Affiliates to, reasonably cooperate and use their respective reasonable best efforts to comply promptly with all applicable Laws that may be imposed on them or any of their Affiliates with respect to carrying out any and all required or necessary communications, including information, notice and consultation, and effects and decisional bargaining, and any action required to facilitate any required assumption of Labor Contracts, with Employees or any labor or trade union, labor organization, works council, staff association, worker representative or any other employee representative body.

(g)    Nothing contained in this Agreement (including this Section 5.15), express or implied (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall alter or limit the ability of Parent, the Company or any of their respective Affiliates to amend, modify or terminate any employee benefit or employment plan, program, agreement, or arrangement after the Effective Time, (iii) is intended to confer or shall confer upon any current or former employee any right to employment or continue employment, or constitute or create an employment agreement with any employee, or (iv) is intended to confer or shall confer upon any individual or any legal representative of any individual (including employee, retirees, or dependents or benefits of employees or retirees) any right as a third-party beneficiary of this Agreement.

Section 5.16    Financing Cooperation; Financing.

(a)    The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their respective Representatives to, at Parent’s sole expense, provide to Parent such cooperation as is reasonably requested by Parent in connection with arranging, obtaining or syndicating any Financing or Related Financing and consummating the transactions contemplated by the Real Estate Purchase Agreements and the Master Transaction Agreement; provided, that such requested cooperation pursuant to Section 5.13 and this Section 5.16(a) (i) does not conflict with or violate applicable Law or the Governing Documents of the Company or any of its Subsidiaries, (ii) does not unreasonably interfere with the business or operations of the Company and its Subsidiaries, (iii) is not required to the extent that it would cause any condition to the Closing set forth in Article VI to not be satisfied or cause any representation or warranty in this Agreement to be breached, (iv) does not cause the Company or any of its Subsidiaries to violate any obligation of confidentiality or any other Contract binding on the Company or any of its Subsidiaries, (v) does not require the Company or any of its Subsidiaries to pay or incur any commitment or other similar fee or incur or assume any liability or obligation in connection with the Financing or Related Financing or any actions taken pursuant to Section 5.13 prior to the Closing that is not advanced or substantially simultaneously reimbursed by Parent, (vi) does not cause, and would not reasonably be expected to cause, any director, officer or employee of the Company or any of its Subsidiaries or any Representatives to incur any personal liability, (vii) except as described in clause (K) below, does not require the directors of the Company or any of its Subsidiaries to authorize or adopt any resolutions approving the agreements, documents, instruments, actions or transactions contemplated in connection with (A) the Financing, in each case that is not contingent upon the Closing or would take effect prior to the Effective Time or (B) the Related Financing, (viii) except as described in clause (K) below, does not require that the Company or any of its Subsidiaries or their respective directors, officers or employees execute, deliver or enter into or perform any Contract in connection with (A) the Financing that would be effective prior to the Closing (other than customary authorization or representation letters or auditor engagement letters for purposes of effecting the cooperation envisioned hereunder) or (B) the Related Financing, (ix) does not require the Company to (x) prepare or provide Excluded Information, (y) without limiting the scope of its obligations pursuant to clauses (C) and (D) below or the definition of “Financing Information,” prepare or provide pro forma financial statements or (z) change any fiscal period, (x) does not require the Company or its Subsidiaries (or use any efforts to cause its counsel to) deliver any opinions or reliance letters, including, in connection with the transactions contemplated hereby under any existing debt agreements of the Company or its Subsidiaries (except as set forth in Section 5.13(c)), or to provide access to or disclose information that would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, or (xi) does not require the Company or its Subsidiaries to file or furnish any reports or information with the SEC in connection with the Financing or the Related Financing, except, after consultation between the Parent and the Company and their respective Representatives, the furnishing on Current Reports on Form 8-K by the Company of information to be included in documents or marketing materials with respect to the Financing or Related Financing to the extent required in order to satisfy the Company’s Regulation FD disclosure obligations, which cooperation may include using reasonable best efforts to (A) cause the individuals set forth in Section 5.16 of the Company Disclosure Schedule to be available, during normal business hours and upon reasonable advance notice, to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies in connection with the Financing or the Related Financing; (B) assist with the preparation of customary materials relating to the Company and its Subsidiaries for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents customarily required in connection with the Financing or the Related Financing, in each case, as may be reasonably requested by Parent; (C) as promptly as reasonably practicable upon the reasonable request by Parent, furnish Parent and its Financing Sources with financial and other pertinent information regarding the Company and its Subsidiaries that is customarily required to prepare any offering memorandum, registration statement, prospectus, confidential information memorandum, lender presentation and other materials, in each case, customarily required in connection with the Financing or Related Financing (including the Financing Information); (D) as promptly as reasonably practicable upon the reasonable request by Parent, furnish Parent with customary financial and other information as may be reasonably necessary for Parent or the Real Estate Financing Sources to prepare a customary pro forma consolidated balance sheet and related pro forma consolidated statements of income (including, without limitation, any property level financials required to prepare pro forma financials as a result of asset sales and the Sale Leaseback Transactions) of Parent and its Subsidiaries giving effect to the Merger and to any sale, divestiture, lease, sublease, license, sublicense or other disposition of any assets, properties or businesses of the Company or its Subsidiaries that is consummated, or with respect to which a definitive agreement is entered into, during the period beginning on the date of this Agreement and ending substantially currently with the Closing, in each case of the foregoing in this clause (D), that would be required pursuant to the requirements of Regulation S-X under the Securities Act, and assisting Parent with Parent’s preparation of such pro forma financial statements (it being understood that, notwithstanding anything to the contrary set forth herein, the Company shall have no obligation to prepare any pro forma financial statements or projections, each of which Parent shall be solely responsible for), (E) promptly (but in any event no later than four (4) Business Days prior to the Closing Date) furnish to the Financing Sources all customary information regarding the Company and its Subsidiaries that is reasonably requested by the Financing Sources and is required in connection with, and in accordance with the terms of, the Debt Financing by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and a certification regarding beneficial ownership as required by 31 C.F.R. §1010.230 to any Financing Source that has requested such certification, relating to the Company or any of its Subsidiaries, in each case to the extent requested by Parent in writing at least ten (10) Business Days prior to the Closing; (F) use reasonable best efforts to obtain appraisals, surveys, title insurance, landlord waivers and estoppels, non-disturbance agreements, environmental assessments and other documentation and items relating to any Financing or Related Financing as reasonably requested by Parent, and, if requested by Parent, to cooperate with and assist Parent in obtaining such documentation and items; (G) provide customary authorization letters authorizing the distribution of information to prospective lenders regarding the Company, subject to customary terms and conditions; (H) direct the Company’s independent registered accountants to provide customary comfort letters (including “negative assurance” and change period comfort) with respect to the historical financial information regarding the Company and its Subsidiaries referenced in clause (C) and that is included in an offering memorandum or prospectus for a securities offering comprising part of the Debt Financing to the extent such financial information is customarily subject to a comfort letter (including to provide any necessary management representation letters); (I) update any Financing Information as may be necessary for such Financing Information to remain Compliant; (J) upon the reasonable request of Parent, facilitate the execution and delivery by the Company or its Subsidiaries of the documents related to any Financing or Related Financing to which they are to be a party following the Closing, including obtaining title insurance and reasonably facilitating the provision of guarantee and pledging of collateral by executing and delivering definitive financing documents, including pledge and security documents, customary certificates and other documents (including original stock certificates) (provided that (A) none of the documents or certificates shall be executed and/or delivered except in connection with and for the Closing and (B) such actions and documents thereof shall become effective and operative only after or concurrently with, the occurrence of the Closing); (K) reasonably cooperate with Parent, and use commercially reasonable efforts to assist Parent in taking, actions necessary to satisfy Parent’s obligations under the Master Transaction Agreement and the transactions and agreements contemplated thereby (including the Real Estate Purchase Agreement) prior to the Closing; and (L) ensure that any syndication efforts in connection with the Debt Financing benefit from the Company’s existing lending and investment banking relationships. The Company and its Subsidiaries hereby consent to the use of their logos in connection with the Debt Financing; provided, that such names, marks, and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company, any of its Subsidiaries or the reputation or goodwill of the Company of any of its Subsidiaries.

(b)    Parent shall indemnify, defend and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with any action taken by them at the request of Parent or Merger Sub or otherwise pursuant to this Section 5.16 or in connection with the arrangement of the Financing or any Related Financing and/or any information provided by the Company, its Subsidiaries or their respective Representatives utilized in connection therewith other than to the extent such losses arise from the bad faith, gross negligence or willful misconduct of the Company or its Subsidiaries, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Nothing contained in this Section 5.16 or otherwise shall require the Company or any of its Subsidiaries to be an issuer or other obligor with respect to any Financing prior to the Closing or any Related Financing. All material nonpublic information regarding the Company and its Subsidiaries provided to any of Parent, Merger Sub or their respective Representatives pursuant to this Section 5.16 shall be kept confidential by them in accordance with the Confidentiality Agreement except for disclosure to potential lenders and investors and their respective Representatives as required in connection with any Financing or Related Financing subject to confidentiality protections customary for such Financing or Related Financing (which shall, in any event, require “click through” or other affirmative action acknowledging such provisions). This Section 5.16(b) shall survive the consummation of the Merger and the Effective Time and any termination of this Agreement, and is intended to benefit, and may be enforced by, the Company and its Subsidiaries (and the Company and its Subsidiaries shall be third-party beneficiaries of Parent’s obligations under this Section 5.16(b)), and their respective successors and assigns, and shall be binding on Parent, Merger Sub and their respective successors and assigns.

(c)    Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and complete the Debt Financing at or before the Closing on the terms and conditions described in the Debt Financing Commitment (including any “flex” terms contained therein) (as amended, supplemented, modified, replaced, terminated, reduced or waived in accordance with Section 5.16(d)), including using reasonable best efforts to:

(i)    comply with, maintain in effect and enforce the Debt Financing Commitment, and, once entered into, the Financing Agreements with respect thereto;

(ii)    negotiate Financing Agreements with respect to the Debt Financing on the terms and conditions contained in the Debt Financing Commitment (including any “flex” terms contained therein);

(iii)    satisfy on a timely basis all conditions applicable to the Debt Financing in the Debt Financing Commitment and any Financing Agreements with respect thereto;

(iv)    enforce its rights under the Debt Financing Commitment and any Financing Agreements with respect thereto; and

(v)    consummate the Debt Financing at or prior to the Closing.

(d)    Parent shall not agree to or permit any amendment, supplement or other modification or replacement of, or any termination or reduction of, or grant any waiver of, any condition, remedy or other provision under the Debt Financing Commitment without the prior written consent of the Company if such amendment, supplement, modification, replacement, termination, reduction or waiver would or would reasonably be expected to (i) delay or prevent the Closing, (ii) reduce the aggregate net proceeds of the Debt Financing from that contemplated by the Debt Financing Commitment as in effect on the date hereof, (iii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing, in each case, in a manner that would or would reasonably be expected to delay, prevent, make less likely or otherwise adversely impact the ability of Parent to obtain the Debt Financing at or prior to the Closing, (iv) make the funding of the Debt Financing (or satisfaction of the conditions thereto) less likely to occur at or prior to the Closing, or (v) adversely impact (A) the ability of Parent to consummate the transactions contemplated by this Agreement by the Closing Date or (B) the ability of any of Parent or Merger Sub to enforce its rights against other parties under the Debt Financing Commitment or any Financing Agreements with respect thereto; it being understood that notwithstanding the foregoing Parent may amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that had not executed the Debt Financing Commitment as of the date of this Agreement and otherwise amend, modify or restate the Debt Financing Commitment in any manner not inconsistent with this sentence. Upon any amendment of the Debt Financing Commitment in accordance with this Section 5.16(d), Parent shall deliver a copy thereof to the Company and (i) references herein to “Debt Financing Commitment” shall include such documents as amended in compliance with this Section 5.16(d) and (ii) references to “Debt Financing” or “Financing” shall include the financing contemplated by the Debt Financing Commitment as amended in compliance with this Section 5.16(d).

(e)    Notwithstanding Section 5.16(d), in the event any portion of the Debt Financing becomes or would reasonably be expected to become unavailable on the terms and conditions contemplated in the Debt Financing Commitment, (i) Parent shall promptly notify the Company thereof (and, in any event, within two (2) Business Days) and (ii) Parent shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources (the “Alternate Financing”) (A) on conditions not less favorable to Parent and Merger Sub than the Debt Financing Commitment, (B) at least equal to the amount of such unavailable or potentially unavailable portion of the Debt Financing Commitment and in an amount sufficient to consummate the Merger on the Closing Date no later than the Closing Date and (C) on terms not materially less beneficial to Parent or Merger Sub. True, complete and correct copies of any new financing commitment letter (including any associated engagement letter and related fee letter (which fee letter may be redacted to remove fee amounts and other economic terms, none of which affect the availability or the net amount of such Debt Financing)) shall be promptly provided to the Company. In the event any Alternate Financing is obtained in accordance with this Section 5.16, any reference in this Agreement to “Debt Financing Commitment” or “Debt Financing” shall include the debt financing contemplated by such Alternate Financing.

(f)    Parent shall keep the Company reasonably informed of the status of its efforts to obtain the Financing and provide the Company with copies of any Financing Agreements related thereto upon the execution thereof. Without limiting the generality of the foregoing, Parent shall (i) give the Company prompt written notice of (A) any default, breach or threatened breach in writing by any party of any of the Debt Financing Commitment or Financing Agreements related thereto or related to any other Financing or Related Financing of which any of Parent, Merger Sub or their Representatives or Affiliates become aware or any withdrawal, termination, repudiation or rescission or threatened withdrawal, termination, repudiation or rescission in writing thereof, (B) any dispute or disagreement between or among the parties to any Debt Financing Commitment or Financing Agreements or (C) if at any time, for any reason, Parent believes that it will not be able to obtain all or a portion of the Debt Financing or any other Financing at or prior to the Closing on the terms and conditions, in the manner or from the sources contemplated by the Debt Financing Commitment (or, in the case of any other Financing, the Financing Agreements with respect thereto) and (ii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Debt Financing (or any Alternate Financing). Parent shall use commercially reasonable efforts to keep the Company reasonably informed of the status of efforts of the Real Estate Financing Sources to obtain the Related Financing and shall give the Company prompt written notice if it becomes aware of any reason that the Real Estate Financing Sources will not be able to obtain all or a portion of the Related Financing.

(g)    In the event any Financing is funded in advance of the Closing Date, Parent, or its applicable Subsidiary, shall keep and maintain at all times prior to the Closing Date the proceeds of such Financing available for the purpose of funding the transactions contemplated by this Agreement and such proceeds shall be maintained as unrestricted cash or cash equivalents, free and clear of all Liens; provided, that if the terms of any such Financing requires the proceeds of such Financing to be held in escrow or in a secured proceeds account (or similar arrangement) pending the consummation of the transactions contemplated under this Agreement, then such proceeds shall be held in escrow or in a secured proceeds account, in each case, pursuant to a customary agreement, with applicable Liens in favor of the escrow agent, trustee or other applicable agent for the benefit of the applicable lenders or security holders with customary release provisions for such funds in accordance with the Debt Financing Commitment (as in effect on the date hereof) (or, in the case of any other Financing, the Financing Agreements with respect thereto).

(h)    Each of Parent and Merger Sub acknowledges and agrees that obtaining any Debt Financing, any other Financing or any Related Financing is not a condition to the Closing.

Section 5.17    Post-Closing Directors. Parent shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time the Parent Board of Directors shall consist of up to eleven (11) directors to be designated by Parent as follows:

(a)    so long as Thomas R. Reeg has not Ceased to Serve, (i) five (5) Eligible Members of the Company Board of Directors and (ii) six (6) members of the Parent Board of Directors as of immediately prior to the Effective Time;

(b)    if Thomas R. Reeg has Ceased to Serve, (i) six (6) Eligible Members of the Company Board of Directors and (ii) five (5) members of the Parent Board of Directors as of immediately prior to the Effective Time; or

(c)    if Thomas R. Reeg and Gary L. Carano have Ceased to Serve, (i) five (5) Eligible Members of the Company Board of Directors and (ii) four (4) members of the Parent Board of Directors as of immediately prior to the Effective Time.

Section 5.18    Delaware Conversion.

(a)    To the extent that the Delaware Conversion Approval shall have been obtained and subject to the provisions of this Agreement, promptly following the Closing, Parent shall cause a certificate of conversion (the “Certificate of Conversion”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and articles of conversion (the “Articles of Conversion”) to be executed and filed with the Secretary of State of the State of Nevada to effect its conversion from a Nevada corporation to a Delaware corporation in accordance with the relevant provisions of the DGCL and the NRS, as applicable (the “Delaware Conversion”). If the Secretary of State of the State of Delaware or the Secretary of State of the State of Nevada requires any changes in the Certificate of Conversion or Articles of Conversion, respectively, as a condition to filing or issuing a certificate to the effect that the Delaware Conversion is effective, Parent shall execute any necessary document incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement. The Delaware Conversion will become effective at such time as the Certificate of Conversion has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Conversion in accordance with the DGCL.

(b)    At the effective time of the Delaware Conversion: (i) the articles of incorporation of Parent shall be replaced with the certificate of incorporation substantially in the form attached hereto as Exhibit B-1, and, as so replaced, shall be the certificate of incorporation of Parent until thereafter amended in accordance with the terms thereof or as provided by applicable Law; and (ii) the bylaws of Parent shall be replaced with the bylaws substantially in the form attached hereto as Exhibit B-2, and, as so replaced, shall be the bylaws of Parent until thereafter amended in accordance with the terms thereof, the certificate of incorporation of Parent, or as provided by applicable Law.

(c)    For United States federal and applicable state and local income tax purposes, it is intended by the parties hereto that the Delaware Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and that this Agreement constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

(d) On the record date fixed to determine the stockholders entitled to receive notice of and vote at the stockholders’ meeting at which the Delaware Conversion Approval will be sought and at the effective time of the Delaware Conversion, the shares of Parent Common Stock to be converted pursuant to the Delaware Conversion shall at all times be listed on Nasdaq, and there shall be no shares of Company Preferred Stock outstanding or the certificate of designation creating any class or series of Company Preferred Stock shall provide that such shares shall have no right of dissent. At the effective time of the Delaware Conversion, the shares of the Delaware corporation into which the shares of Parent Common Stock will be converted shall be listed on Nasdaq.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by all Parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)    Stockholder Approvals. Each of (i) the Company Stockholder Approval and (ii) the Parent Stockholder Approval shall have been obtained.

(b)    No Legal Prohibition. No Law issued by any Governmental Entity (including any Gaming Authority) shall have been adopted, promulgated or issued that would prohibit, restrain, enjoin or render unlawful the consummation of the Merger or the Share Issuance.

(c)    S-4 Effectiveness. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no Actions for that purpose shall have been threatened in writing by the SEC that have not been withdrawn.

(d)    Listing Approval. The shares of Parent Common Stock to be issued in the Merger and to be reserved for issuance pursuant to Section 3.2 shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(e)    Regulatory Approvals. (i) Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated and (ii) all Requisite Gaming Approvals shall have been duly obtained and shall be in full force and effect.

Section 6.2    Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.1(b), Section 4.5 (other than clause (b) thereof), Section 4.6(b)(ii) (with respect to Parent and Merger Sub only), Section 4.7(c)(ii), Section 4.16 and Section 4.20 shall be true and correct in all material respects, both when made and as of the

Closing Date, as if made on such date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of Parent set forth in Section 4.2(b) shall be true and correct in all respects except for de minimis inaccuracies, both when made and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) the representations and warranties of Parent set forth in Section 4.2(c) and of Parent and Merger Sub set forth in Section 4.3(e) shall be true and correct in all respects, both when made and as of the Closing Date, as if made on such date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iv) the other representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct both when made and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), as if made as of such date, except with respect to this clause (iv) where the failure of such representations and warranties to be so true and correct (without regard to “materiality,” “Material Adverse Effect” and similar qualifiers contained in such representations and warranties) has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c)    No Parent Material Adverse Effect. Since the date of this Agreement, there has not been any Material Adverse Effect under clause (a) of the definition thereof with respect to Parent; provided, however, that for purposes of determining the satisfaction of the condition in this Section 6.2(c), a “Material Adverse Effect” shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from any steps taken by Parent described in Section 5.5(b).

(d)    Closing Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by Parent’s Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3    Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or the waiver by Parent, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 4.1(a), Section 4.5(a), Section 4.5(b), Section 4.6(b)(ii) (with respect to the Company only), Section 4.7(c)(ii), Section 4.16 and Section 4.20 shall be true and correct in all material respects, both when made and as of the Closing Date, as if made on such date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of the Company set forth in Section 4.2(a) shall be true and correct in all respects except for de minimis inaccuracies both when made and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) the other representations and warranties of the Company set forth in Article IV shall be true and correct both when made and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to “materiality,” “Material Adverse Effect” and similar qualifiers contained in such representations and warranties) has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)    Performance of Obligations of the Company. The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)    No Company Material Adverse Effect. Since the date of this Agreement, there has not been any Material Adverse Effect under clause (a) of the definition thereof with respect to the Company.

(d)    Closing Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by the Company’s Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(e)    Convertible Notes. One of the following shall have occurred: (i) the Requisite Consents to the Specified Convertible Notes Indenture Amendments shall have been obtained, and a supplemental indenture effecting such Specified Convertible Notes Indenture Amendments shall be in full force and effect; (ii) all of the Convertible Notes shall have been converted into shares of Company Common Stock and/or cash or shall have otherwise ceased to be outstanding; or (iii) an Alternative Notes Transaction shall have been effected.

Section 6.4    Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of this Agreement.

ARTICLE VII

TERMINATION

Section 7.1    Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained (except as otherwise provided below):

(a)    by the mutual written consent of the Company and Parent;

(b)    by either the Company or Parent, if the Merger shall not have been consummated on or prior to June 24, 2020 (the “Initial End Date” and, as such date may be extended pursuant to this Section 7.1(b), the “End Date”); provided, however, that the Initial End Date shall be automatically extended until September 24, 2020 (the “First Extended End Date”)

and the First Extended End Date shall be automatically extended until December 24, 2020 (the “Second Extended End Date”), if on the Initial End Date or the First Extended End Date, as applicable, one or more of the conditions set forth in Section 6.1(b) (as the result only of an Antitrust Law or Gaming Law) or Section 6.1(e) has not been satisfied but all of the other conditions set forth in Article VI have been satisfied or are capable of being satisfied; provided, further, that, if on the Initial End Date or the First Extended End Date, all of the conditions set forth in Article VI, other than the condition in Section 6.3(e), shall have been satisfied or are capable of being satisfied, then the End Date shall be automatically extended to the date that is three (3) Business Days after such condition has been satisfied, but in no event beyond the Second Extended End Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a Party if the failure of the Closing to occur by such date shall be due to the material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement;

(c)    by either the Company or Parent, if any Law shall have been adopted, promulgated or issued by any Governmental Entity (including any Gaming Authority) that prohibits, permanently restrains, permanently enjoins or renders unlawful the consummation of the Merger or the Share Issuance, and such Law shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party if such injunction was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

(d)    by either the Company or Parent, if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(e)    by either the Company or Parent, if the Parent Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Parent Stockholder Approval shall not have been obtained;

(f)    by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement (other than willful and material breaches of its obligations with respect to Antitrust Laws under Section 5.5(b), which is addressed in Section 7.1(h)), which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, Parent has not cured such breach or failure within thirty (30) days after receiving written notice from the Company describing such breach or failure in reasonable detail (provided, that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein that would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b));

(g)    by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the

End Date, the Company has not cured such breach or failure within thirty (30) days after receiving written notice from Parent describing such breach or failure in reasonable detail (provided, that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein that would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b));

(h)    by the Company, if Parent shall have been in willful and material breach of its obligations with respect to Antitrust Laws under Section 5.5(b), which breach, by its nature, cannot be cured or, if such breach is capable of being cured, has not been cured within thirty (30) days after receiving written notice from the Company describing such breach in detail (provided, that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein that would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b));

(i)    by Parent, prior to receipt of the Company Stockholder Approval, in the event of an Adverse Recommendation Change with respect to the Company;

(j)    by the Company, prior to the receipt of the Parent Stockholder Approval, in the event of an Adverse Recommendation Change with respect to Parent; or

(k)    by the Company, at any time prior to receipt of the Company Stockholder Approval in order to enter into an agreement with respect to a Superior Proposal pursuant to Section 5.3; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 7.1(k) unless in advance of or concurrently with such termination the Company pays, or causes to be paid, the Company Termination Fee as provided in Section 7.3.

Section 7.2    Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, notice thereof shall be given to the other Parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall terminate (except for the provisions of Section 5.13(c), Section 5.16(b), this Section 7.2, Section 7.3 and Article VIII), and there shall be no other liability on the part of any of the Parties to one another except as provided in the Confidentiality Agreement, and the provisions of Section 5.13(c), Section 5.16(b), this Section 7.2 and Section 7.3, and liability arising out of or the result of, intentional fraud or any willful and material breach of any covenant or agreement or willful and material breach of any representation or warranty in this Agreement occurring prior to termination (it being understood and agreed that Parent’s or Merger Sub’s failure to consummate the Closing in a circumstance in which all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (or waived), other than those conditions that by their nature are to be satisfied (or waived) contemporaneously with the Closing, shall constitute a willful and material breach of this Agreement), in which case the aggrieved Party shall not be limited to expense payment or any fee payable pursuant to Section 7.3, and shall be entitled to all rights and remedies available at Law or in equity.

Section 7.3    Termination Fee; Expenses.

(a)    If this Agreement is terminated:

(i)    by Parent pursuant to Section 7.1(i);

(ii)    by the Company pursuant to Section 7.1(k); or

(iii)    (A) by (I) either Parent or the Company pursuant to Section 7.1(d) or (II) Parent pursuant to Section 7.1(g), (B) a Takeover Proposal with respect to the Company shall have been publicly announced or shall have become publicly known and shall not have been publicly withdrawn, in the case of clause (A)(I), prior to the Company Stockholders’ Meeting or, in the case of clause (A)(II), prior to such termination, and (C) within twelve (12) months after the termination of this Agreement, the Company or any of its Subsidiaries consummates a transaction that is a Takeover Proposal, or enters into a definitive agreement with a third party with respect to a transaction that is a Takeover Proposal;

then the Company shall pay to Parent the Company Termination Fee by wire transfer (to an account designated by Parent) in immediately available funds in the case of clause (i), within two (2) Business Days of such termination, or, in the case of clause (ii), at or prior to such termination, or, in the case of clause (iii), upon the earlier of the consummation of the transaction or the entry of a definitive agreement with respect to the transaction contemplated by such Takeover Proposal.

(b)    If this Agreement is terminated:

(i)    by the Company pursuant to Section 7.1(j); or

(ii)    (A) by (I) either Parent or the Company pursuant to Section 7.1(e) or (II) the Company pursuant to Section 7.1(f), (B) a Takeover Proposal with respect to Parent shall have been publicly announced or shall have become publicly known and shall not have been publicly withdrawn, in the case of clause (A)(I), prior to the Parent Stockholders’ Meeting or, in the case of clause (A)(II), prior to such termination, and (C) within twelve (12) months after the termination of this Agreement, Parent or any of its Subsidiaries consummates a transaction that is a Takeover Proposal, or enters into a definitive agreement with a third party with respect to a transaction that is a Takeover Proposal;

then Parent shall pay to the Company the Parent Termination Fee by wire transfer (to an account designated by the Company) in immediately available funds in the case of clause (i), within two (2) Business Days of such termination, or, in the case of clause (ii), at or prior to such termination, or, in the case of clause (iii), upon the earlier of the consummation of the transaction or the entry of a definitive agreement with respect to the transaction contemplated by such Takeover Proposal.

(c)    If this Agreement is terminated:

(i)    by either Parent or the Company pursuant to Section 7.1(c) in connection with any Law relating to Antitrust Laws or Gaming Laws, including the Gaming Approvals;

(ii)    by either Parent or the Company pursuant to Section 7.1(b) and at the time of such termination, any of the conditions set forth in Section 6.1(b) (if the applicable Law relates to Antitrust Laws or Gaming Laws, including the Gaming Approvals) or Section 6.1(e) shall not have been satisfied and the conditions in Section 6.1(a) and Section 6.3 have been satisfied or are capable of being satisfied at or prior to the Closing; or

(iii)    by the Company pursuant to Section 7.1(h);

then, except as set forth in Section 7.3(f) with respect to a Reverse Termination Fee that becomes payable in circumstances constituting a Regulatory Breach Termination, Parent shall pay to the Company promptly (but in any event no later than the second Business Day after such termination) the Reverse Termination Fee.

(d)    Expense Payments.

(i)    If this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(d), the Company shall pay Parent an amount not to exceed $50,000,000 in respect of Parent’s reasonable and documented out-of-pocket costs and expenses in connection with this Agreement (the “Parent Expense Payment”) by wire transfer (to an account designated in writing by Parent) in immediately available funds within two (2) Business Days after such termination.

(ii)    If this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(e), the Parent shall pay Company an amount not to exceed $50,000,000 in respect of the Company’s reasonable and documented out-of-pocket costs and expenses in connection with this Agreement (the “Company Expense Payment” and, together with the Parent Expense Payment, the “Expense Payments”) by wire transfer (to an account designated in writing by the Company) in immediately available funds within two (2) Business Days after such termination.

(e)    “Company Termination Fee” shall be an amount equal to $418,407,185. “Parent Termination Fee” shall be an amount equal to $154,945,692. “Reverse Termination Fee” shall be an amount equal to $836,814,370.

(f)    Each of the Parties hereby agrees that any and all remedies set forth in this Agreement, including payment of the Company Termination Fee, the Parent Termination Fee or the Reverse Termination Fee, as applicable (in each case, a “Termination Fee Payment”), and the Expense Payments, shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or at Law or in equity upon such Party, and the exercise by any Party of any one remedy will not preclude the exercise of any other remedy; provided, however, that a Termination Fee Payment that becomes due and payable in accordance with Section 7.3(a), Section 7.3(b) or Section 7.3(c) shall be compensation and liquidated damages for the loss suffered by the Company or Parent, as applicable, as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances and none of the Parties shall have any other liability to one another after the payment of such Termination Fee Payment, except in the case of intentional fraud or a willful and material breach of this Agreement or as specifically set forth in this Section 7.3(f) with respect to a Reverse Termination Fee becomes payable in circumstances constituting a Regulatory Breach Termination. Notwithstanding anything to the contrary in this Agreement, if a Termination Fee Payment shall become due and payable in accordance with Section 7.3(a), Section 7.3(b) or Section 7.3(c), as applicable, from and after such termination and payment of such Termination Fee Payment pursuant to and in accordance with Section 7.3(a), Section 7.3(b) or Section 7.3(c), as applicable, the paying Party shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under Section 7.3(a), Section 7.3(b) or Section 7.3(c), as applicable, except in the case of intentional fraud or a willful and material breach of this Agreement. Each of the Parties acknowledges that any Termination Fee Payment that becomes due and payable in accordance with Section 7.3(a), Section 7.3(b) or Section 7.3(c) is not intended to be a penalty, but rather constitutes liquidated damages in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such Termination Fee Payment is due and payable and that do not involve intentional fraud or a willful and material breach of this Agreement, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall any Party be entitled to more than one payment of the Termination Fee Payment in connection with a termination of this Agreement pursuant to which the Termination Fee Payment is payable, and if the Termination Fee Payment is payable at such time as the receiving Party has already received payment or concurrently receives payment from the paying Party in respect of the Parent Expense Payment or the Company Expense Payment, as applicable, the amount of such Parent Expense Payment or the Company Expense Payment actually received by Parent or the Company, as applicable, shall be deducted from the Termination Fee Payment due and payable to such Party; provided, however, that in the event Parent is required to pay both the Parent Termination Fee and the Reverse Termination Fee pursuant to this Section 7.3, Parent shall be required to pay to the Company only the Reverse Termination Fee. Solely for purposes of this Section 7.3, “Takeover Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references to 20% shall be changed to 50%. Notwithstanding anything to the contrary in this Agreement, if the Reverse Termination Fee becomes payable in circumstances constituting a Regulatory Breach Termination, the Company may elect in its sole discretion to either (i) demand payment of such Reverse Termination Fee in writing, in which case such Reverse Termination Fee will be paid by Parent to the Company by wire transfer to the account designated by the Company in immediately available funds within two (2) Business Days of such written demand or (ii) directly or indirectly, pursue an award of monetary damages or any other remedy available to it at law or in equity; provided, that, for purposes of clarity and for the avoidance of doubt, the Company’s exercise of any right to seek specific performance or other equitable relief pursuant to the terms of this Agreement shall not affect the Company’s right to terminate this Agreement pursuant to Section 7.1 or collect the Reverse Termination Fee (it being understood that in no event shall the Company be entitled both to specific performance to cause Parent to consummate the Merger and payment of the Reverse Termination Fee); provided, further, that, under no circumstances will the Company be entitled to receive both an award of monetary damages in connection with a Regulatory Breach Termination and payment of all or any portion of the Reverse Termination Fee.

(g)    Each of the Parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if a Party fails to pay in a timely manner any amount due pursuant to this Section 7.3, then such Party shall reimburse the other Party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Actions commenced and pay interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE VIII

MISCELLANEOUS

Section 8.1    No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by their terms survive termination of this Agreement or the Effective Time.

Section 8.2    Expenses. Except as set forth in Section 7.3 and as set forth herein with respect to the Financing or in the Debt Financing Commitment or any Financing Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses.

Section 8.3    Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4    Governing Law. This Agreement, and all claims or causes of action (whether at Law, in equity, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Notwithstanding anything to the contrary herein, any Action, controversy or dispute of any kind or nature, whether at Law, in equity, in contract, in tort or otherwise, involving a Financing Source or Related Financing Source in connection with this Agreement, the Financing, the Debt Financing Commitment, the Related Financing, the Related Financing Commitment or the transactions contemplated hereby or thereby shall (except as expressly set forth in the Debt Financing Commitment, Related Financing Commitment, any Financing Agreement or any Related Financing Agreement) be governed by, and construed in accordance with, the Laws of the State of New York; provided, however, that, notwithstanding the foregoing, it is understood and agreed that any matter to which a Financing Source or Related Financing Source is a party that is related to a Material Adverse Effect, the interpretation of the definition of “Material Adverse Effect”

and the determination of whether the Merger has been consummated in accordance with the terms of this Agreement, in each case, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.5    Jurisdiction; Specific Enforcement.

(a)    The Parties agree that irreparable damage would occur (for which monetary damages, even if available, would not be an adequate remedy) in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of each of them hereunder to consummate the transactions contemplated by this Agreement), or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and all such rights and remedies at Law or in equity shall be cumulative, except as may be limited by Section 7.3. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. The Parties further agree that no Party shall be required to obtain, secure, furnish or post any bond, security or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, securing, furnishing or posting of any such bond, security or similar instrument. In addition, each of the Parties irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the fullest extent permitted by applicable Law, each of the Parties hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law.

(b)    Notwithstanding anything herein to the contrary, each of the Parties agrees on behalf of itself, its Subsidiaries and their respective Representatives that it, its Subsidiaries and their respective Representatives will not bring or support any Action, whether in Law, in equity, in contract, in tort or otherwise, against the Financing Sources, Related Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or advisors, in each case, in their respective capacities as such, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York and the appellate courts thereof.

Section 8.6    Waiver of Jury Trial. EACH OF THE PARTIES ON BEHALF OF ITSELF, ITS SUBSIDIARIES AND THEIR RESPECTIVE REPRESENTATIVES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCING, THE DEBT FINANCING COMMITMENT, THE RELATED FINANCING, THE RELATED FINANCING COMMITMENT OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION OR PROCEEDING INVOLVING OR AGAINST ANY FINANCING SOURCE OR RELATED FINANCING SOURCE).

Section 8.7    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the Party to be notified, (b) when received when sent by email or facsimile by the Party to be notified; provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving Party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.7; or (c) when delivered by a courier (with confirmation of delivery), in each case, to the Party to be notified at the following address:

To Parent or Merger Sub:

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

Facsimile:     (281) 683-7511

Email:           treeg@eldoradoresorts.com

Attention:     Thomas R. Reeg

with copies to (which shall not constitute notice):

Milbank LLP

2029 Century Park East, 33rd Floor

Los Angeles, California 90067

Facsimile:     (213) 892-4721

Email:           dconrad@milbank.com

Attention:     Deborah R. Conrad

To the Company:

Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, NV 89109

Facsimile:     (702) 407-6000

Email:           MBushore@caesars.com

Attention:     Michelle Bushore

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California 90071

Facsimile:    (213) 687-5600

Email:          brian.mccarthy@skadden.com

                      andrew.garelick@skadden.com

Attention:    Brian J. McCarthy

                     Andrew D. Garelick

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered; provided, that any notice received by facsimile transmission or electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day. Any Party may notify, in accordance with the procedures set forth in this Section 8.7, any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is properly given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties without the prior written consent of the other Parties. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9    Severability. Any term, covenant, restriction or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms, covenants, restrictions and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10    Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the Disclosure Schedules and the Confidentiality Agreement, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Parties, or among any of them, with respect to the subject matter hereof and thereof, and, subject to Section 8.13, this Agreement is not intended to grant standing to any Person other than the Parties.

Section 8.11    Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by a duly authorized representative of each of the Parties; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of Nasdaq require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding anything to the contrary contained herein, Section 7.2, the second sentence of Section 8.4, Section 8.5(b), Section 8.6, this sentence of Section 8.11 and Section 8.13 (and any defined terms as used in such provisions (but not as used for any other purpose in this Agreement)) and any other provision of this Agreement to the extent modifying the substance of such provision may not be amended, supplemented, waived or otherwise modified in a manner materially adverse to the Financing Sources without the prior written consent of any such adversely affected Financing Source.

Section 8.12    Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13    No Third-Party Beneficiaries; Liability of Financing Sources. Each of the Parties agrees that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, other than after the Effective Time:

(a)    with respect to the provisions of Section 5.8, which shall inure to the benefit of the Persons benefitting therefrom who are intended to be third-party beneficiaries thereof;

(b)    the rights of holders of Company Common Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement; and

(c)    the rights of holders of Company Equity Awards to receive the payments contemplated by the applicable provisions of Section 3.6, in each case, in accordance with the terms and conditions of this Agreement;

provided, that the Financing Sources and Related Financing Sources shall be express third-party beneficiaries of Section 7.2, the second sentence of Section 8.4, Section 8.5(b), Section 8.6, the last sentence of Section 8.11 and this Section 8.13, each such Section shall expressly inure to the benefit of the Financing Sources and the Related Financing Sources and each of them shall be entitled to rely on and enforce the provisions of such Sections. Notwithstanding anything to the contrary contained herein but subject to the proviso at the end of this sentence, the Company agrees on behalf of itself, its Subsidiaries and their respective Representatives that it, its Subsidiaries and their respective Representatives shall not have any rights or claims against any Financing Source or Related Financing Source in its capacity as such (or any current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or advisors of any such Financing Source or Related Financing Source in its capacity as such) in connection with this Agreement, the Financing, the Debt Financing Commitment, the Related Financing, the Related Financing Commitment or the transactions contemplated hereby or thereby, whether at law or equity, contract, tort or otherwise, nor shall any Financing Source or Related Financing Source in its capacity as such (or any current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or advisors of any Financing Source or Related Financing Source in its capacity as such) have any obligations or liability to the Company or any of its Subsidiaries in connection with this Agreement, the Financing, the Debt Financing Commitment, the Related Financing, the Related Financing Commitment or the transactions contemplated hereby or thereby, all of which are hereby waived; provided, that the foregoing shall not be interpreted as (i) limiting the ability of Parent or any Affiliate of Parent to enforce their rights and remedies under the Debt Financing Commitment or any Financing Agreement or (ii) otherwise limiting the obligations of the Financing Sources to Parent (and its successors, assigns and Affiliates) and/or the other rights of the parties to the Debt Financing Commitment or any Financing Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

CAESARS ENTERTAINMENT CORPORATION

By:	/s/ Anthony Rodio
Name:	Anthony Rodio
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ELDORADO RESORTS, INC.

By:	/s/ Thomas R. Reeg
Name:	Thomas R. Reeg
Title:	Chief Executive Officer

COLT MERGER SUB, INC.

By:	/s/ Edmund L. Quatmann, Jr.
Name:	Edmund L. Quatmann, Jr.
Title:	Secretary

[Signature Page to Agreement and Plan of Merger]